    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1997.
                                                    REGISTRATION NO. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              WACHOVIA CORPORATION

             (Exact name of registrant as specified in its charter)

       NORTH CAROLINA                      6060                    56-1473727
(State or other jurisdiction         (Primary Standard          (I.R.S. Employer
      of incorporation)                 Industrial            Identification No.)
                                 Classification Code No.)

       100 NORTH MAIN STREET            191 PEACHTREE STREET, N.E.
           P. O. BOX 3099                 ATLANTA, GEORGIA 30303
WINSTON-SALEM, NORTH CAROLINA 27150           (404) 332-5000
           (910) 770-5000

  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)
                             KENNETH W. MCALLISTER
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                                 P. O. BOX 3099
                      WINSTON-SALEM, NORTH CAROLINA 27150
                                 (910) 770-5000

 (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
                                WITH COPIES TO:

            MARK J. MENTING                                    MICHAEL V. MITRONE
          SULLIVAN & CROMWELL                            GUNSTER, YOAKLEY, VALDES-FAULI
            125 BROAD STREET                AND                 & STEWART, P.A.
        NEW YORK, NEW YORK 10004                            777 SOUTH FLAGLER DRIVE
             (212) 558-4000                           WEST PALM BEACH, FLORIDA 33401-6094
                                                                 (561) 655-1980

 APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

[CAPTION]

                                                                                  PROPOSED MAXIMUM
     TITLE OF EACH CLASS            AMOUNT TO BE          PROPOSED MAXIMUM       AGGREGATE OFFERING         AMOUNT OF
OF SECURITIES TO BE REGISTERED     REGISTERED(1)      OFFERING PRICE PER UNIT           PRICE            REGISTRATION FEE
Common stock................      3,905,500 shares              N/A                      N/A               $  67,950(2)
                                                                                                             -44,100(3)
                                                                                                           $  23,850(3)

(1) The number of shares of Common Stock, par value $5.00 per share ("Wachovia Common Stock"), of Wachovia Corporation to be registered pursuant to this Registration Statement is based upon the number of shares of Common Stock, par value $0.01 per share ("1st United Common Stock"), of 1st United Bancorp presently outstanding or reserved for issuance under various plans or otherwise expected to be issued upon the consummation of the proposed transaction to which this Registration Statement relates, multiplied by the maximum exchange ratio of 0.366 shares of Wachovia Common Stock for each share of 1st United Common Stock.
(2) Pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low sales prices of 1st United Common Stock, as reported in the Nasdaq National Market System on September 26, 1997 ($21), and computed based on the estimated maximum number of such shares (10,671,000) that may be exchanged for the Wachovia Common Stock being registered.
(3) A registration fee of $44,100 was previously paid in connection with the filing by 1st United of preliminary proxy solicitation materials, under
    Section 14(g) and Rule 0-11(a)(2) of the Securities Exchange Act of 1934, as amended, which fee, pursuant to Rule 457(b) under the Securities Act of 1933, as amended, has been credited against the registration fee payable hereunder.
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               1ST UNITED BANCORP
                             980 N. FEDERAL HIGHWAY
                           BOCA RATON, FLORIDA 33432

                                                                 October 1, 1997

Dear Shareholders:

     You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of 1st United Bancorp ("1st United") to be held at the Colony Hotel, 155 Hammon Avenue, Palm Beach, Florida at 2:00 p.m. on October 30,
1997.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") between 1st United and Wachovia Corporation ("Wachovia"), under which 1st United would be merged into Wachovia (the "Merger"). If the Merger is approved, each outstanding share of 1st United Common Stock will be converted into and exchanged for between 0.3 and 0.366 of a share of Wachovia Common Stock. The exact exchange ratio will be determined by dividing $20.875 by the average closing price of Wachovia Common Stock during the ten trading days immediately preceding the effective date of the Merger, subject to a minimum ratio of 0.3 of a share of Wachovia Common Stock for each share of 1st United Common Stock and a maximum ratio of 0.366 of a share of Wachovia Common Stock for each share of 1st United Common Stock.

     The Board of Directors of 1st United has unanimously approved the Merger Agreement. The Board believes that the Merger is beneficial to all shareholders and strongly encourages you to vote "FOR" the proposal. 1st United's financial adviser, Hoefer & Arnett, Incorporated, has issued its opinion to 1st United's Board of Directors that the terms of the proposed Merger are fair from a financial point of view to 1st United's shareholders.

     Regardless of the number of shares you own, or whether you plan to attend the Special Meeting, it is very important that your shares be represented and voted at the meeting. The affirmative vote of a majority of the outstanding shares of 1st United Common Stock is required for approval. Directors of 1st United who hold 27.6% of the outstanding shares of 1st United Common Stock have agreed to vote such shares in favor of the Merger Agreement. Accordingly, assuming such shares are so voted, approval of the Merger Agreement will require the affirmative vote of the holders of approximately an additional 23% of the outstanding shares of 1st United Common Stock in order for the Merger Agreement to be approved at the Special Meeting. Please read the enclosed material carefully and complete, sign and return the enclosed proxy in the envelope provided as soon as possible.

     We have engaged W.F. Doring & Co. ("Doring") to assist us with the proxy solicitation effort. You may receive a phone call from one of their representatives reminding you to send in your proxy. In addition, if you have questions, you may call Doring at 1-888-330-5111.

     We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          /s/ Warren S. Orlando
                                          ----------------------
                                          WARREN S. ORLANDO
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               1ST UNITED BANCORP
                             980 N. FEDERAL HIGHWAY
                           BOCA RATON, FLORIDA 33432

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO
                            BE HELD OCTOBER 30, 1997

To the Shareholders of 1st United Bancorp:

     Notice is hereby given that a special meeting of shareholders (the "Special Meeting") of 1st United Bancorp ("1st United") will be held at the Colony Hotel, 155 Hammon Avenue, Palm Beach, Florida at 2:00 p.m., on October 30, 1997, for the following purposes:

     (1) To consider and vote upon an Agreement and Plan of Merger, dated as of August 6, 1997, and related Plan of Merger (together, the "Merger Agreement"), between 1st United and Wachovia Corporation ("Wachovia"), pursuant to which 1st United will merge with and into Wachovia (the "Merger") and each share of 1st United Common Stock outstanding on the effective date of the Merger shall be converted into a number of shares of Wachovia Common Stock equal to $20.875 divided by the average closing price of Wachovia Common Stock for the ten trading days immediately preceding the effective date of the Merger, subject to a minimum of 0.3 of a share of Wachovia Common Stock for each share of 1st United Common Stock and a maximum of 0.366 of a share of Wachovia Common Stock for each share of 1st United Common Stock. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Proxy Statement/Prospectus and is incorporated by reference therein.

     (2) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

     Only shareholders of record at the close of business on September 30, 1997 are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Approval of the Merger Agreement and the consummation of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of 1st United Common Stock. Directors of 1st United who hold 27.6% of the outstanding shares of 1st United Common Stock have agreed to vote such shares in favor of the Merger Agreement. Accordingly, assuming such shares are so voted, approval of the Merger Agreement will require the affirmative vote of the holders of an approximately additional 23% of the outstanding shares of 1st United Common Stock in order for the Merger Agreement to be approved at the Special Meeting.

     THE BOARD OF DIRECTORS OF 1ST UNITED UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO VOTE "FOR" THE PROPOSAL.

                                          By Order of the Board of Directors,

                                          /s/ Sandy Wheeler
                                          -----------------
                                          SANDY WHEELER
                                          CORPORATE SECRETARY

                      PROXY STATEMENT OF                                                PROSPECTUS OF
                      1ST UNITED BANCORP                                             WACHOVIA CORPORATION
                                                                                         COMMON STOCK
                                                                                 (PAR VALUE $5.00 PER SHARE)

     This Proxy Statement/Prospectus is being furnished to holders of common stock, $0.01 par value ("1st United Common Stock"), of 1st United Bancorp, a Florida corporation ("1st United"), in connection with the solicitation of proxies by the Board of Directors of 1st United (the "1st United Board") for use at a Special Meeting of Shareholders to be held at 2:00 p.m., on October 30, 1997, at the Colony Hotel, 155 Hammon Avenue, Palm Beach, Florida and at any adjournments or postponements thereof (the "Special Meeting").
     The purpose of the Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of August 6, 1997, and related Plan of Merger (together, the "Merger Agreement"), by and between 1st United and Wachovia Corporation, a North Carolina corporation ("Wachovia"), which provide for, among other things, the merger of 1st United with and into Wachovia (the "Merger"). See "Summary," "The Merger" and Appendix A to this Proxy Statement/Prospectus.
     Upon consummation of the Merger, each outstanding share of 1st United Common Stock shall cease to be outstanding and each such share (excluding certain shares held by 1st United, Wachovia or their subsidiaries, if any) shall be converted into and exchanged for a fraction of a share of common stock, par value $5.00 per share ("Wachovia Common Stock"), of Wachovia (the "Exchange Ratio") equal to $20.875 divided by the average of the last sale prices of Wachovia Common Stock, as reported by the New York Stock Exchange ("NYSE") Composite Transactions Reporting System (the "NYSE Composite Tape"), for the ten NYSE trading days immediately preceding the Effective Date (as defined herein) (the "Averaging Period"), subject to a minimum of 0.3 of a share of Wachovia Common Stock for each share of 1st United Common Stock and a maximum of 0.366 of a share of Wachovia Common Stock for each share of 1st United Common Stock, with cash paid in lieu of fractional shares. The minimum Exchange Ratio of 0.3 would apply when such average last sale price of Wachovia Common Stock exceeds $69.375 and the maximum Exchange Ratio of 0.366 would apply when such average last sale price of Wachovia Common Stock is less than $56.98125. The Merger Agreement also provides for the conversion upon consummation of the Merger of all stock options (the "1st United Stock Options") outstanding under the 1st United Stock Plans (as defined herein) into options to acquire shares of Wachovia Common Stock, appropriately adjusted to reflect the Exchange Ratio or, at the election of the optionholder, conversion of such holder's 1st United Stock Options into cash. See "The Merger."
     Approval of the Merger Agreement and the consummation of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of 1st United Common Stock. Directors of 1st United who hold 27.6% of the outstanding shares of 1st United Common Stock have agreed to vote such shares in favor of the Merger Agreement. Accordingly, assuming such shares are so voted, approval of the Merger Agreement will require the affirmative vote of the holders of an approximately additional 23% of the outstanding shares of 1st United Common Stock in order for the Merger Agreement to be approved at the Special Meeting.
     This Proxy Statement/Prospectus also constitutes a prospectus of Wachovia in respect of the shares of Wachovia Common Stock to be issued to shareholders of 1st United in connection with the Merger and in respect of any shares of Wachovia Common Stock that are issuable upon exercise of the 1st United Stock Options following consummation of the Merger.
     Based on the 10,156,327 shares of 1st United Common Stock outstanding on the Record Date (as hereinafter defined), the 514,028 shares of 1st United Common Stock issuable upon exercise of outstanding stock options, and the maximum Exchange Ratio of 0.366, up to approximately 3,905,500 shares of Wachovia Common Stock will be issuable upon consummation of the Merger.
     Wachovia Common Stock is listed and traded on the NYSE. 1st United Common Stock is traded in the National Market System of the Nasdaq Stock Market (the "Nasdaq Stock Market"). On August 6, 1997, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale prices per share of Wachovia Common Stock on the NYSE Composite Tape and of 1st United Common Stock on the Nasdaq Stock Market were $64 1/2 and $19 3/4, respectively, and on September 30, 1997, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, the last reported sale prices per share were $72 and $21 3/4, respectively.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
           STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                           IS A CRIMINAL OFFENSE.

THE SHARES OF WACHOVIA COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
   DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT
      INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                            GOVERNMENTAL AGENCY.

     The date of this Proxy Statement/Prospectus is October 1, 1997, and it is being mailed or otherwise delivered to 1st United shareholders on or about such date.

                               TABLE OF CONTENTS

                                                                                                              PAGE
AVAILABLE INFORMATION......................................................................................     1
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................................................     1
SUMMARY....................................................................................................     3
  Parties to the Merger....................................................................................     3
  Special Meeting; Record Date.............................................................................     4
  The Merger...............................................................................................     4
  Acquisitions.............................................................................................     7
  Market for Common Stock and Related Shareholder Matters..................................................     8
  Comparison of Certain Unaudited Per Share Data...........................................................     8
  Selected Financial Data of Wachovia (Historical).........................................................    11
  Selected Financial Data of 1st United (Historical).......................................................    12
  Wachovia and Central Fidelity Pro Forma Combined Financial Data..........................................    13

GENERAL INFORMATION........................................................................................    14
  Special Meeting..........................................................................................    14
  Record Date, Solicitation and Revocability of Proxies....................................................    14
  Vote Required............................................................................................    15
  Recommendation of 1st United Board of Directors..........................................................    15

THE MERGER.................................................................................................    15
  General..................................................................................................    15
  Background of, and Reasons for, the Merger...............................................................    16
  Opinion of 1st United's Financial Adviser................................................................    18
  Reasons of Wachovia for the Merger.......................................................................    21
  Effective Time...........................................................................................    21
  Distribution of Wachovia Certificates....................................................................    21
  Fractional Shares........................................................................................    22
  Stock Options............................................................................................    22
  Certain Federal Income Tax Consequences..................................................................    22
  Management and Operations After the Merger...............................................................    23
  Post-Acquisition Compensation and Benefits...............................................................    24
  Interests of Certain Persons in the Merger...............................................................    24
  Conditions to Consummation...............................................................................    27
  Regulatory Approvals.....................................................................................    27
  Amendment, Waiver and Termination........................................................................    28
  Conduct of Business Pending the Merger...................................................................    28
  Expenses and Fees........................................................................................    30
  Accounting Treatment.....................................................................................    30
  Dissenters' Rights.......................................................................................    30
  Stock Exchange Listing of Wachovia Common Stock..........................................................    30
  Resales of Wachovia Common Stock.........................................................................    30
  Stock Option Agreement...................................................................................    31
  Shareholder Agreements...................................................................................    34

ACQUISITIONS...............................................................................................    34
  Merger with Jefferson Bankshares, Inc....................................................................    34
  Merger with Central Fidelity Banks, Inc..................................................................    34
  Acquisitions Generally...................................................................................    35

WACHOVIA AND CENTRAL FIDELITY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION...........................    36

DESCRIPTION OF WACHOVIA CAPITAL STOCK......................................................................    43
  General..................................................................................................    43
  Preferred Stock..........................................................................................    43
  Common Stock.............................................................................................    43
  Changes in Control.......................................................................................    44

                                                                                                              PAGE
CERTAIN DIFFERENCES IN THE RIGHTS OF WACHOVIA SHAREHOLDERS AND 1ST UNITED SHAREHOLDERS.....................    46
  Amendment of Articles of Incorporation and Bylaws........................................................    46
  Special Meetings of Shareholders.........................................................................    46
  Number of Directors; Classified Board of Directors.......................................................    47
  Removal of Directors.....................................................................................    47
  Advance Notice of Director Nominations...................................................................    47
  Restrictions on Certain Business Combinations............................................................    47
  Control Share Acquisitions...............................................................................    48
  Limitation on Director Liability.........................................................................    48
  Indemnification..........................................................................................    48
  Shareholder Inspection Rights; Shareholder Lists.........................................................    49
COMPARATIVE MARKET PRICES AND DIVIDENDS....................................................................    50
  Wachovia.................................................................................................    50
  1st United...............................................................................................    51
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS OF 1ST UNITED.................................................    51
  Principal Beneficial Owners..............................................................................    51
  Shares Beneficially Owned by Directors and Executive Officers............................................    52

EXPERTS....................................................................................................    53

VALIDITY OF WACHOVIA COMMON STOCK..........................................................................    53

OTHER MATTERS..............................................................................................    54

SHAREHOLDER PROPOSALS......................................................................................    54

APPENDICES:
APPENDIX A  --       Agreement and Plan of Merger, dated as of August 6, 1997, by and between Wachovia and
                     1st United, and related Plan of Merger
APPENDIX B  --       Stock Option Agreement, dated as of August 6, 1997, by and between Wachovia and 1st United
APPENDIX C  --       Form of Shareholder Agreement
APPENDIX D  --       Opinion of Hoefer & Arnett, Inc.

                             AVAILABLE INFORMATION

     Wachovia and 1st United are each subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by Wachovia and 1st United with the Commission may be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and may be inspected at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of such reports, proxy statements and other information are also available from the Commission over the Internet at http://www.sec.gov. In addition, Wachovia Common Stock is traded on the NYSE. Reports, proxy statements, and other information concerning Wachovia may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. 1st United Common Stock is traded in the Nasdaq Stock Market. Reports, proxy statements and other information concerning 1st United may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, and exhibits thereto (together with any amendments thereto, the "Registration Statement"), which has been filed by Wachovia with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information. Statements contained in this Proxy Statement/Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof, and are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document.

     This Proxy Statement/Prospectus contains statements describing the material provisions of certain documents filed or incorporated by reference as exhibits to the Registration Statement. Such descriptions are not necessarily complete, and all such statements contained in this Proxy Statement/Prospectus are qualified in their entirety by reference to the full text of such documents.

     All information contained herein with respect to Wachovia and its subsidiaries has been supplied by Wachovia, and all information with respect to 1st United and its subsidiaries has been supplied by 1st United.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WACHOVIA OR 1ST UNITED. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WACHOVIA, 1ST UNITED OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by Wachovia with the Commission (File No. 1-9021) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus: Wachovia's Annual Report on Form 10-K as of and for the year ended December 31, 1996 (the "1996 Wachovia 10-K"); the portions of Wachovia's Proxy Statement for the Annual Meeting of shareholders held on April 25, 1997 (the "1997 Wachovia Proxy Statement") that have been incorporated by reference in the 1996 Wachovia 10-K; Wachovia's Quarterly Reports on Form 10-Q for the three months ended March 31, 1997 and the six months ended June 30, 1997; the description of Wachovia Common Stock set forth in Wachovia's Registration Statement on Form 8-B filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description; and Wachovia's Current Reports on Form 8-K, dated June 9, June 23, August 6, and September 8, 1997.

     The following documents filed by 1st United with the Commission (File No. 0-20254) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus: 1st United's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 1st United 10-K"), the portions of 1st United's Proxy Statement for the Annual Meeting of shareholders held on April 29, 1997 that have been incorporated by reference in the 1996 1st United 10-K; 1st United's Quarterly Reports on Form 10-Q for the three months ended March 31, 1997 and the six months ended June 30, 1997; the description of 1st United Common Stock set forth in 1st United's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description; and 1st United's Current Reports on Form 8-K, dated January 6, April 1, April 22, and July 1, 1997 and on Form 8-K/A, dated August 26, 1997.

     All documents filed by Wachovia and 1st United pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the Special Meeting are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such document.

     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement/Prospectus, or any supplement hereto.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM: WACHOVIA CORPORATION, P.O. BOX 3099, WINSTON-SALEM, NORTH CAROLINA 27150, (910) 770-5000 OR 191 PEACHTREE STREET, N.E., ATLANTA, GEORGIA 30303, (404) 332-5000, ATTENTION: SECRETARY, AS TO WACHOVIA DOCUMENTS; AND 1ST UNITED BANCORP, 980 N. FEDERAL HIGHWAY, BOCA RATON, FLORIDA 33432, (561) 832-7766, ATTENTION: SECRETARY, AS TO 1ST UNITED DOCUMENTS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 23, 1997. THE REQUESTED DOCUMENTS WILL BE SENT BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF THE RECEIPT OF THE REQUEST.

     THIS PROXY STATEMENT/PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF WACHOVIA AND, ASSUMING THE CONSUMMATION OF THE MERGER, THE JEFFERSON MERGER (AS DEFINED HEREIN) AND THE CENTRAL FIDELITY MERGER (AS DEFINED HEREIN), A COMBINED WACHOVIA/1ST UNITED COMPANY, INCLUDING STATEMENTS RELATING TO: (A) THE COST SAVINGS AND ACCRETION TO CASH EARNINGS AND REPORTED EARNINGS THAT WILL BE REALIZED FROM THE MERGERS; (B) THE IMPACT OF THE MERGERS ON REVENUES, INCLUDING THE POTENTIAL FOR ENHANCED REVENUES AND THE IMPACT ON REVENUES OF CONSOLIDATION OF RETAIL BRANCHES AND OTHER OPERATIONS AS PLANNED; AND (C) THE RESTRUCTURING CHARGES EXPECTED TO BE INCURRED IN CONNECTION WITH THE MERGERS. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COSTS SAVINGS FROM THE MERGERS CANNOT BE FULLY REALIZED OR REALIZED WITHIN THE EXPECTED TIME FRAME; (2) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF WACHOVIA AND 1ST UNITED, CENTRAL FIDELITY BANKS, INC. AND/OR JEFFERSON BANKSHARES, INC. ARE GREATER THAN EXPECTED; (3) REVENUES FOLLOWING THE MERGERS ARE LOWER THAN EXPECTED; (4) COMPETITIVE PRESSURE AMONG DEPOSITORY INSTITUTIONS INCREASES SIGNIFICANTLY; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE INTEREST MARGINS; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATES IN WHICH THE COMBINED COMPANY WILL BE DOING BUSINESS, ARE LESS FAVORABLE THAN EXPECTED; OR (7) LEGISLATION OR REGULATORY CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED.

                                    SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE MATTERS COVERED IN THIS PROXY STATEMENT/PROSPECTUS AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES HERETO, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. A COPY OF THE STOCK OPTION AGREEMENT (AS DEFINED HEREIN) IS INCLUDED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE OPTION (AS DEFINED HEREIN). SHAREHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES. AS USED IN THIS PROXY STATEMENT/PROSPECTUS, THE TERMS "WACHOVIA" AND "1ST UNITED" REFER TO SUCH CORPORATIONS, RESPECTIVELY, AND WHERE THE CONTEXT REQUIRES, SUCH CORPORATIONS AND THEIR RESPECTIVE SUBSIDIARIES.

PARTIES TO THE MERGER

     WACHOVIA. Wachovia is a North Carolina corporation, a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and a savings and loan holding company registered under the Home Owners' Loan Act of 1933, as amended. Wachovia was formed in 1985 as First Wachovia Corporation, with two bank holding company subsidiaries. Today, Wachovia has one principal banking subsidiary, Wachovia Bank, National Association ("Wachovia Bank"), the assets of which constitute substantially all of the assets of Wachovia. Wachovia has 451 banking offices and 833 ATMs, predominantly in North Carolina, South Carolina and Georgia. The First National Bank of Atlanta and Wachovia Bank Card Services, Inc., in Wilmington, Delaware, provide credit card services for Wachovia Bank. Wachovia also has bank-related subsidiaries engaged in large corporate and institutional relationship management and business development, corporate leasing, remittance processing and discount brokerage services. Wachovia's subsidiaries have offices in Chicago, New York City, London, Hong Kong, Tokyo and the Cayman Islands. Based on its consolidated asset size and market capitalization at June 30, 1997, Wachovia was ranked 20th and 22nd, respectively, among domestic U.S. bank holding companies. At that date, Wachovia had consolidated assets, deposits and shareholders' equity of $48.5 billion, $28.9 billion and $3.7 billion, respectively.

     Wachovia's principal executive offices are located at 100 North Main Street, Winston-Salem, North Carolina 27150 (telephone: (910) 770-5000) and at 191 Peachtree Street, N.E., Atlanta, Georgia 30303 (telephone: (404) 332-5000). Certain financial and other information relating to Wachovia and its business, including information relating to Wachovia's directors and executive officers, is set forth under "Summary -- Selected Financial Data of Wachovia (Historical)" and in the 1996 Wachovia 10-K (including the portions of the 1997 Wachovia Proxy Statement incorporated by reference in Part III thereof), Wachovia's 1997 First and Second Quarter Reports on Form 10-Q and 1997 Current Reports on Form 8-K, each of which is incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

     1ST UNITED. 1st United is a bank holding company registered under the provisions of the BHC Act that conducts its operations through its banking subsidiary, 1st United Bank, a Florida chartered commercial bank. 1st United maintains its central banking office in Boca Raton, Florida and presently operates 33 full-service banking facilities in Palm Beach County, Brevard County, southern Martin County and northern Broward County, Florida. At July 1, 1997, the effective date of 1st United's merger with Seaboard Savings Bank, F.S.B., 1st United had total assets of approximately $821 million, deposits of approximately $739 million and shareholders' equity of approximately $69 million.

     1st United's principal executive offices are located at 980 N. Federal Highway, Boca Raton, Florida 33432 (telephone: (561) 832-7766). Certain financial and other information relating to 1st United and its business is set forth under "Summary -- Selected Financial Data of 1st United (Historical)" and in the 1996 1st United 10-K, 1st United 1997 First and Second Quarter Reports on Form 10-Q and 1997 Current Reports on Form 8-K and Form 8-K/A, each of which is incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

SPECIAL MEETING; RECORD DATE

     The Special Meeting will be held at 2:00 p.m. on October 30, 1997, at the Colony Hotel, 155 Hammon Avenue, Palm Beach, Florida. At the Special
Meeting, 1st United shareholders will consider and vote upon approval of the Merger Agreement and the consummation of the transactions contemplated therein. The 1st United Board has fixed the close of business on September 30, 1997, as the record date for determining the 1st United shareholders entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). As of the Record Date, there were 10,090,237 shares of 1st United Common Stock issued and outstanding and entitled to be voted at the Special Meeting. For additional information with respect to the Special Meeting, including the Record Date and vote required for approval, see "General Information."

THE MERGER

     GENERAL. The Merger Agreement provides that 1st United will merge with and into Wachovia, which will be the surviving corporation of the Merger and will be governed by the laws of the State of North Carolina. If the Merger Agreement is approved at the Special Meeting, all required governmental and other consents and approvals are obtained and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth in Appendix A to this Proxy Statement/Prospectus. See "The Merger."

     EXCHANGE RATIO. At the time of the Merger, each outstanding share of 1st United Common Stock (excluding certain shares held by 1st United, Wachovia or their subsidiaries, if any) will be converted into and exchanged for a number of shares of Wachovia Common Stock equal to the Exchange Ratio. No fractional shares of Wachovia Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any 1st United shareholder would be entitled upon consummation of the Merger, based on the average of the last sale prices of the Wachovia Common Stock as reported by the NYSE Composite Tape (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source) during the Averaging Period.

     VOTE REQUIRED. Approval of the Merger Agreement and consummation of the transactions contemplated therein requires the affirmative vote of the holders of a majority of the outstanding shares of 1st United Common Stock. As of the Record Date, Wachovia held 121,000 shares of 1st United Common Stock and directors and executive officers of Wachovia and their affiliates held no shares of 1st United Common Stock. As of the Record Date, neither 1st United nor Wachovia held any shares of 1st United Common Stock in a fiduciary capacity for others.

     As a condition and an inducement to Wachovia's entering into the Merger Agreement, certain directors (and certain related entities and family members) of 1st United who hold approximately 27.6% of the outstanding shares of 1st United Common Stock, entered into Shareholder Agreements in which they agreed to vote all such shares in favor of approval of the Merger Agreement. A copy of the Shareholder Agreement executed by such directors is attached hereto as Appendix
C. Accordingly, assuming such shares are so voted, approval of the Merger Agreement will require the affirmative vote of the holders of approximately an additional 23% of the outstanding shares of 1st United Common Stock in order for the Merger Agreement to be approved at the Special Meeting.

     It is not expected that the Merger Agreement and the consummation of the transactions contemplated therein will require the approval of the holders of Wachovia Common Stock under either the North Carolina Business Corporation Act or the rules of the NYSE. See "General Information -- Vote Required."

     RECOMMENDATION OF THE 1ST UNITED BOARD OF DIRECTORS. The 1st United Board believes that the Merger is in the best interests of 1st United and its shareholders and has unanimously approved the Merger Agreement and approved the consummation of the transactions contemplated therein. In deciding to adopt the Merger Agreement and approve the transactions contemplated therein, the 1st United Board considered a number of factors, including the financial condition, results of operations and future prospects of 1st United and Wachovia. See "The Merger -- Background of, and Reasons for, the Merger," and " -- Interests of Certain Persons in the Merger."

     THE 1ST UNITED BOARD UNANIMOUSLY RECOMMENDS THAT 1ST UNITED SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     OPINION OF FINANCIAL ADVISER. Hoefer & Arnett, Incorporated ("Hoefer") has served as financial adviser to 1st United in connection with the Merger and has rendered an opinion to the 1st United Board that the terms of the Merger are fair from a financial point of view to 1st United shareholders. For additional information concerning Hoefer and its opinion, see "The Merger -- Opinion of 1st United's Financial Adviser" and the opinion of Hoefer attached as Appendix D to this Proxy Statement/Prospectus.

     EFFECTIVE TIME. If the Merger is approved by the requisite vote of the 1st United shareholders, all required governmental and other consents and approvals are obtained and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated and will become effective on the date (the "Effective Date") and at the time (the "Effective Time") that articles of merger reflecting the Merger are filed with the Florida Department of State and the Secretary of State of North Carolina, or such later time as indicated therein. Unless otherwise agreed by 1st United and Wachovia, and subject to the conditions to the obligations of the parties to effect the Merger, the parties have agreed to cause the Effective Date to occur on the fifth business day after the last of the conditions to the consummation of the Merger have been satisfied or waived (or, at the election of Wachovia, a day within five business days of such fifth business day). Wachovia and 1st United each has the right, acting unilaterally, to terminate the Merger Agreement should the Merger not be consummated by March 31, 1998. See "The Merger -- Effective Time" and " -- Amendment, Waiver and Termination."

     DELIVERY OF WACHOVIA CERTIFICATES. Promptly after the Effective Time, Wachovia will send or will cause to be sent transmittal materials to each record holder of shares of 1st United Common Stock outstanding at the Effective Time for use in exchanging those certificates for shares of Wachovia Common Stock. See "The Merger -- Distribution of Wachovia Certificates."

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, no gain or loss should be recognized for federal income tax purposes by 1st United shareholders as a result of the Merger except with respect to any cash received in lieu of fractional share interests. A condition to consummation of the Merger is the receipt by each of Wachovia and 1st United of an opinion from their respective legal counsel as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger.

     ALL SHAREHOLDERS SHOULD CAREFULLY READ THE DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER UNDER "THE
MERGER -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES" AND ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISERS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES IN THEIR PARTICULAR CIRCUMSTANCES.

     MANAGEMENT AFTER THE MERGER. Wachovia will be the surviving corporation resulting from the Merger. The directors and officers of Wachovia in office immediately prior to the Effective Time, and such additional persons as may thereafter be elected, will serve as the directors and officers of Wachovia from and after the Effective Time. See "The Merger -- Management and Operations After the Merger."

     INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain members of 1st United's management and board of directors have interests in the Merger in addition to their interests as shareholders of 1st United generally. Those interests relate to, among other things, provisions in the Merger Agreement regarding indemnification, the treatment of outstanding options with respect to 1st United Common Stock and employment agreements with Wachovia.

     The Merger Agreement provides that all options to acquire 1st United Common Stock outstanding at the Effective Time under 1st United's stock plans, including those held by management, will be converted into an option to acquire shares of Wachovia Common Stock or, at the election of the option holder, converted into cash. In addition, Wachovia has generally agreed to indemnify, for a period of six years after the Effective Time, the present officers and directors of 1st United and its subsidiaries against certain liabilities arising prior to the Effective Time. Wachovia has also agreed to provide directors' and officers' liability insurance for the present and former officers and directors of 1st United for a period of three years following the Effective Time.

     Wachovia has entered into an employment agreement with Warren S. Orlando pursuant to which Mr. Orlando will receive an initial base salary equal to $250,000, an annual cash bonus of at least $500,000 for 1998 and benefits similar to those provided to other senior executives of Wachovia. Mr. Orlando will also receive options to purchase additional shares, which will vest over a period of five years. Wachovia has also entered into an employment agreement with John Marino pursuant to which Mr. Marino will receive an initial base salary equal to $150,000, an annual cash bonus of at least $60,000 for 1998 and benefits similar to those provided to other senior executives of Wachovia. Mr. Marino will also receive restricted shares of Wachovia Common Stock and options to purchase additional shares, all of which will vest over a period of five years. See "The Merger -- Post-Acquisition Compensation and Benefits," " -- Stock Options" and
" -- Interests of Certain Persons in the Merger," "Certain Differences in the Rights of Wachovia Shareholders and 1st United Shareholders -- Indemnification."

     CONDITIONS TO CONSUMMATION. Consummation of the Merger is subject to various conditions, including, among other matters: (i) approval of the Merger Agreement by the 1st United shareholders; (ii) receipt of all governmental and other consents and approvals necessary to permit consummation of the Merger; and
(iii) satisfaction of certain other usual conditions, including the receipt of the tax opinions discussed above. Under the terms of the Merger Agreement, the conditions to the Merger may generally be waived by Wachovia or 1st United, as applicable. As of the date of this Proxy Statement/Prospectus, neither Wachovia nor 1st United intends to waive the conditions as to the receipt of opinions of counsel on taxation matters. In the event of a failure to obtain a tax opinion, and a party's determination to waive such condition to the consummation of the Merger, 1st United will resolicit the votes of its shareholders to approve the Merger without such condition and update the information contained herein with respect to the tax consequences of the Merger as necessary. See "The
Merger -- Conditions to Consummation" and " -- Amendment, Waiver and
Termination."

     REGULATORY APPROVALS. On September 19, 1997, Wachovia received approval from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for the Merger. The Merger is also subject to the prior approval of the Florida Department of Banking and Finance, and the State Corporation Commission of Virginia and may be subject to the approval of or notice to other regulatory authorities. Applications for approval of the Merger have been filed or will promptly be filed with such agencies. There can be no assurance that these approvals will be obtained or as to the timing or conditions thereof. See "The Merger -- Regulatory Approvals."

     TERMINATION. The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual action of the board of directors of both 1st United and Wachovia, or by action of the board of directors of either company under certain circumstances, including if the Merger is not consummated by March 30, 1998, unless the failure to consummate by such time is due to knowing action or inaction of the party seeking to terminate. See "The Merger -- Amendment, Waiver and Termination."

     ACCOUNTING TREATMENT. It is anticipated that the Merger will be accounted for as a "purchase" for financial reporting purposes. See "The
Merger -- Accounting Treatment."

     DISSENTERS' RIGHTS. Under the Florida Business Corporation Act, holders of 1st United Common Stock have no dissenters' rights in connection with the Merger. See "The Merger -- Dissenters' Rights."

     RESALE OF WACHOVIA COMMON STOCK. The Wachovia Common Stock issuable in connection with the Merger will be freely transferable by the holders of such shares, except for those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers, and 10% or more shareholders) of 1st United or Wachovia under applicable federal securities laws. See "The Merger -- Resales of Wachovia Common Stock."

     STOCK OPTION AGREEMENT. As a condition and an inducement to Wachovia's entering into the Merger Agreement, 1st United, as issuer, entered into a stock option agreement with Wachovia, as grantee, dated as of August 6, 1997 (the "Stock Option Agreement"). The Stock Option Agreement is attached hereto as Appendix B and is incorporated by reference herein.

     Pursuant to the Stock Option Agreement, 1st United granted to Wachovia an irrevocable option (the "Option") pursuant to which Wachovia has the right, upon the occurrence of certain events (none of which has occurred to the best of Wachovia's and 1st United's knowledge), to purchase up to 2,020,000 shares of 1st United Common Stock, subject to adjustment in certain cases as described below but in no event exceeding 19.9% of the number of shares of 1st United Common Stock outstanding immediately before exercise of the 1st United Option, subject to termination during certain periods, for a purchase price of $18.75 per share, subject to adjustment in certain circumstances.

     Under certain circumstances, Wachovia also could elect to sell the Option, and any shares previously purchased thereunder, back to 1st United at a price generally reflecting the price offered or paid by a third-party acquirer for other shares of 1st United. Alternatively, under certain circumstances, Wachovia could surrender the Option for a cash payment from 1st United of $5 million.

     In the event that 1st United shareholders fail to approve the Merger Agreement, either 1st United or Wachovia may terminate the Merger Agreement in accordance with its terms. The Stock Option Agreement will automatically terminate within 18 months after such termination. Wachovia will be entitled to exercise its rights under the Stock Option Agreement if both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) occur within such 18 month period. The purchase of any shares of 1st United Common Stock pursuant to the Option is subject to compliance with applicable law, including the receipt of necessary approvals under the BHC Act.

     Arrangements such as the Stock Option Agreement are entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms and to compensate the grantee for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated under certain circumstances involving an acquisition or potential acquisition of the issuer by a third party. The Stock Option Agreement was entered into to accomplish these objectives. The Stock Option Agreement may have the effect of discouraging offers by third parties to acquire 1st United prior to the Merger, even if such persons might have been prepared to offer to pay consideration to 1st United shareholders that has a higher current market price than the shares of Wachovia Common Stock to be received by such holders pursuant to the Merger Agreement. See "The Merger -- Background of, and Reasons for, the Merger," " -- Stock Option Agreement" and Appendix B to this Proxy Statement/Prospectus.

     SHAREHOLDER AGREEMENTS. As a condition and an inducement to Wachovia's entering into the Merger Agreement, shareholders of 1st United who are also directors and who hold in the aggregate approximately 27.6% shares of 1st United Common Stock entered into a Shareholder Agreement with Wachovia. The Shareholder Agreement provides, among other things, that such directors will vote their shares of 1st United Common Stock in favor of approval of the Merger Agreement. See "General Information -- Vote Required," "The Merger -- Shareholder Agreements" and Appendix C.

ACQUISITIONS

     MERGER WITH JEFFERSON BANKSHARES, INC. On June 9, 1997, Wachovia entered into an agreement for a merger (the "Jefferson Merger") with Jefferson Bankshares, Inc. ("Jefferson"), the parent of Jefferson National Bank in Charlottesville, Virginia. The boards of directors of both companies have approved the agreement. The Jefferson Merger is subject to the approval of shareholders and appropriate regulatory agencies and is expected to close in the fourth quarter of 1997. On August 26, 1997, Wachovia received approval from the Federal Reserve Board for the Jefferson Merger.

     The Jefferson Merger is expected to be accounted for as a purchase for financial reporting purposes and provides for a tax-free exchange of 0.625 of a share of Wachovia Common Stock for each common share of Jefferson. In connection with the Jefferson Merger, Jefferson has granted Wachovia a stock option representing approximately 19.9% of Jefferson's outstanding shares. Wachovia will add one current member of the Jefferson board of directors to the Wachovia board of directors. As of September 26, 1997, Jefferson had 13,964,773 common shares outstanding and 267,100 shares issuable upon exercise of outstanding stock options (excluding the stock option granted to Wachovia).

     Jefferson, headquartered in Charlottesville, Virginia, had assets of $2.2 billion as of June 30, 1997, and is the fifth largest Virginia-based banking company with 96 offices and 60 automated teller machines. Jefferson National Bank has the largest deposit share in Charlottesville with additional branch presence in the Tidewater, Richmond, Fredericksburg and Shenandoah Valley areas of Virginia. See " -- Acquisitions -- Merger with Jefferson Bankshares, Inc."

     MERGER WITH CENTRAL FIDELITY BANKS, INC. On June 23, 1997, Wachovia entered into a merger agreement for a merger (the "Central Fidelity Merger") with Central Fidelity Banks, Inc. ("Central Fidelity"), the parent of Central Fidelity National Bank in Richmond, Virginia. The boards of directors of both companies have approved the agreement. The Central Fidelity Merger is subject to the approval of shareholders and appropriate regulatory agencies and is expected to close in the fourth quarter of 1997.

     The Central Fidelity Merger is expected to be accounted for as a pooling of interests for financial reporting purposes and provides for a tax-free exchange of 0.63 of a share of Wachovia Common Stock for each common share of Central Fidelity. In connection with the merger agreement, Central Fidelity has granted Wachovia a stock option representing approximately 19.9% of Central Fidelity's outstanding shares. Wachovia will add three current members of the Central Fidelity board of directors to the Wachovia board of directors.

     Central Fidelity, the third largest banking company headquartered in Virginia, serves Virginia markets primarily through its wholly-owned banking subsidiary, Central Fidelity National Bank. Central Fidelity National Bank operates 248 branch offices, including 27 full-service supermarket locations, and 228 automated teller machines throughout Virginia. At June 30, 1997, Central Fidelity had total assets of approximately $10.67 billion. See
"Acquisitions -- Merger with Central Fidelity Banks, Inc." and "Wachovia and Central Pro Forma Unaudited Combined Financial Information."

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

     Wachovia Common Stock is traded on the NYSE. 1st United Common Stock is traded on the Nasdaq Stock Market. The following table sets forth the last sale price of Wachovia Common Stock, the last sale price of 1st United Common Stock, and the equivalent price per share (as explained below) of 1st United Common Stock at the close of business on August 6, 1997, the last trading day immediately preceding public announcement of the Merger, and September 30, 1997, the last practicable date prior to the mailing of this Proxy Statement/Prospectus. The "equivalent per share price" of 1st United Common Stock represents the last sale price of a share of Wachovia Common Stock on the specified date multiplied by the Exchange Ratio that would apply assuming the average last sale price of Wachovia Common Stock reported on the NYSE Composite Tape during the Averaging Period were equal to its last sale price on such date.

                                                      MARKET PRICE PER SHARE
                                                              1ST               EQUIVALENT
                                                             UNITED             PER
                                              WACHOVIA       COMMON              SHARE
                                            COMMON STOCK     STOCK               PRICE
August 6, 1997...........................   $  64 1/2        $  19   3/4           $20.87
September 30, 1997.......................   $  72            $  21   3/4           $21.60

     SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR WACHOVIA COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF WACHOVIA COMMON STOCK PRIOR TO, AT OR AFTER THE EFFECTIVE TIME OR OVER THE AVERAGING PERIOD. SEE "COMPARATIVE MARKET PRICES AND DIVIDENDS."

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

     The following summary presents selected comparative unaudited per share data for Wachovia and 1st United (i) on an historical basis, (ii) on a pro forma combined basis assuming the Merger had been effective during the periods presented and (iii) on a pro forma combined basis assuming the Central Fidelity Merger and the Merger had been effective during the periods presented. The Merger will be accounted for under the purchase accounting method and the Central Fidelity Merger will be accounted for under the pooling-of-interests accounting method. Pro forma data is derived accordingly. The information shown below should be read in conjunction with the historical financial data and statements of Wachovia and Central Fidelity, and the historical and supplemental financial data and statements of 1st United, giving effect to the acquisition of Island National Bank and Trust Company on April 1, 1997, included or incorporated by reference herein, including the respective notes thereto. On July 1, 1997, 1st United acquired Seaboard Savings Bank, F.S.B. ("Seaboard") which will be accounted for under the purchase accounting method; the 1st United pro forma data gives effect to the Seaboard transaction. See "Available Information," "Incorporation of Certain Information by Reference," " -- Selected Financial Data of Wachovia (Historical)," " -- Selected Financial Data of 1st United (Historical)" and "The Merger -- Accounting Treatment."

     The per share data set forth herein are presented for comparative purposes only and are not necessarily indicative of the future combined financial position, the results of the future operations or the actual results or combined financial position of Wachovia that would have been achieved had the Merger and the Central Fidelity

Merger been consummated as of the dates or for the periods indicated. While no assurance can be given, Wachovia expects that it will achieve substantial benefits from both the Merger and the Central Fidelity Merger, including operating cost savings and revenue enhancements. See "Acquisitions -- Merger with Central Fidelity Banks, Inc." and "Wachovia and Central Fidelity Unaudited Pro Forma Combined Financial Information." However, the pro forma comparative unaudited net income per share data do not reflect any direct costs, potential savings or revenue enhancements which are expected to result from the consolidation of operations of Central Fidelity, 1st United and Wachovia and, therefore, do not purport to be indicative of the results of future operations of Wachovia.

                                                                           SIX
                                                                           MONTHS
                                                                           ENDED
                                                                           JUNE
                                                                           30,           YEARS ENDED DECEMBER 31,
                                                                           1997          1996      1995      1994
WACHOVIA CORPORATION
Net income per primary common share
  Historical............................................................   $2.00        $  3.81   $  3.50   $  3.13
  1st United pro forma combined(1)......................................   $1.96        $  3.73       N/A       N/A
  1st United and Central Fidelity pro forma combined(2)(4)..............   $1.91        $  3.60   $  3.38   $  2.98
Net income per fully diluted common share
  Historical............................................................   $2.00        $  3.80   $  3.49   $  3.12
  1st United pro forma combined(1)......................................   $1.96        $  3.72       N/A       N/A
  1st United and Central Fidelity pro forma combined(2)(4)..............   $1.90        $  3.58   $  3.35   $  2.96
Dividends per common share (3)
  Historical............................................................   $.80         $  1.52   $  1.38   $  1.23
  1st United pro forma combined.........................................   $.80         $  1.52       N/A       N/A
  1st United and Central Fidelity pro forma combined....................   $.80         $  1.52   $  1.38   $  1.23
Book value per common share
  Historical............................................................   $23.07       $ 22.96       N/A       N/A
  1st United pro forma combined(1)......................................   $23.91       $ 23.79       N/A       N/A
  1st United and Central Fidelity pro forma combined(2)(4)..............   $23.09       $ 23.58       N/A       N/A

1ST UNITED COMMON STOCK
Net income per primary common share
  Historical (5)........................................................   $.46         $   .83   $   .67   $   .48
  Seaboard pro forma combined(6)........................................   $.41         $   .80       N/A       N/A
  Equivalent 1st United pro forma combined(7)...........................   $.65         $  1.23       N/A       N/A
  Equivalent 1st United and Central Fidelity pro forma combined(2)(8)...   $.63         $  1.19   $  1.12   $   .98
Net income per fully diluted common share
  Historical(5).........................................................   $.46         $   .82   $   .67   $   .48
  Seaboard pro forma combined(6)........................................   $.41         $   .80       N/A       N/A
  Equivalent 1st United pro Fidelity combined(7)........................   $.65         $  1.23       N/A       N/A
  Equivalent 1st United and Central pro forma combined(2)(8)............   $.63         $  1.18   $  1.11   $   .98
Dividends per common share
  Historical(5).........................................................   $.21         $   .21   $   .16   $   .07
  Seaboard pro forma combined(6)........................................   $.21         $   .21       N/A       N/A
  Equivalent 1st United pro forma combined(7)...........................   $.13         $   .50       N/A       N/A
  Equivalent 1st United and Central Fidelity pro forma combined(2)(8)...   $.13         $   .50   $   .46   $   .41
Book value per common share
  Historical(5).........................................................   $6.62        $  6.33       N/A       N/A
  Seaboard pro forma combined(6)........................................   $6.83        $  6.55       N/A       N/A
  Equivalent 1st United pro forma combined(7)...........................   $7.89        $  7.85       N/A       N/A
  Equivalent 1st United and Central Fidelity pro forma combined(2)(8)...   $7.62        $  7.78       N/A       N/A

(1) The Merger will be accounted for as a purchase; accordingly, pro forma combined per share data for years before December 31, 1996 are not applicable.

(2) 1st United and Central Fidelity pro forma combined amounts include Central Fidelity for all periods and 1st United for the year ended December 31, 1996 and the six months ended June 30, 1997, as described in (1).

(3) Pro forma dividends per share represent historical dividends paid by Wachovia.

(4) The effect of estimated merger and restructuring costs expected to be incurred in connection with the Central Fidelity Merger has been reflected in the June 30, 1997 1st United, and 1st United and Central Fidelity Unaudited Pro Forma Combined Statement of Condition; however, since the estimated costs are non-recurring, they have not been reflected in the 1st United, and 1st United and Central Fidelity Unaudited Pro Forma Combined Statements of Income.

(5) Historical 1st United information restated to reflect the acquisition of Island National Bank and Trust Company on April 1, 1997 which was accounted for under pooling-of-interests accounting method.

(6) Historical 1st United-Seaboard pro forma combined represents 1st United's July 1, 1997 merger with Seaboard. 1st United's merger with Seaboard will be accounted for under the purchase accounting method; accordingly, pro forma per share data for years before December 31, 1996 are not applicable.

(7) Equivalent 1st United pro forma combined amounts are computed by multiplying the 1st United pro forma combined amounts by an Exchange Ratio of 0.33.

(8) Equivalent 1st United and Central Fidelity pro forma combined amounts are computed by multiplying the 1st United and Central Fidelity pro forma combined amount by an Exchange Ratio of 0.33. As described in (2), amounts for the years ended December 31, 1995 and 1994 exclude 1st United.

SELECTED FINANCIAL DATA OF WACHOVIA (HISTORICAL)

     The following table sets forth selected historical financial data of Wachovia and has been derived from its financial statements. Such selected historical financial data should be read in conjunction with Wachovia's audited consolidated financial statements, including the respective notes thereto, and unaudited interim financial information, in each case incorporated herein by reference. The interim financial information has been derived from unaudited financial statements of Wachovia, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair statement of the results for the unaudited interim periods. Results for the interim periods are not necessarily indicative of results which may be expected for any other interim or annual period. See "Incorporation of Certain Information by Reference."

                                     SIX MONTHS ENDED
                                         JUNE 30,                         FOR THE YEARS ENDED DECEMBER 31,
                                   1997           1996           1996           1995           1994           1993
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARY OF OPERATIONS
  Interest Income............   $1,675,025     $1,575,966     $3,227,314     $3,019,730     $2,362,294     $2,122,837
  Interest Expense...........   856,314        824,800        1,672,602      1,579,107      1,038,388      839,012
  Other Income...............   435,231        383,179        787,650        735,632        607,752        627,603
  Other Expense..............   678,830        618,332        1,257,549      1,203,596      1,098,413      1,131,236
  Net Income.................   328,705        309,233        644,557        602,543        539,058        492,095

PER SHARE AMOUNTS
  Net Income, Primary........   $2.00          $1.81          $3.81          $3.50          $3.13          $2.83
  Net Income, Fully
    Diluted..................   2.00           1.81           3.80           3.49           3.12           2.81
  Weighted Average Shares
    Outstanding, Primary.....   164,145,000    170,664,000    169,094,000    172,089,000    172,339,000    173,941,000
  Weighted Average Shares
    Outstanding, Fully
    Diluted..................   164,158,000    170,808,000    169,827,000    172,957,000    172,951,000    175,198,000
  Dividends..................   $.80           $.72           $1.52          $1.38          $1.23          $1.11

STATEMENT OF CONDITION
  (PERIOD END)
  Total Assets...............   $48,512,096    $46,049,096    $46,904,515    $44,981,314    $39,187,958    $36,525,772
  Interest Earning Assets....   42,610,130     41,139,806     40,788,754     40,000,768     34,711,988     32,348,507
  Loans......................   33,255,625     30,672,641     31,283,192     29,261,153     25,890,804     22,977,488
  Deposits...................   28,938,060     25,973,349     27,250,122     26,368,757     23,069,258     23,352,398
  Shareholders' Equity.......   3,679,827      3,699,612      3,761,832      3,773,757      3,286,507      3,017,947

RATIOS
  Return on Average Assets...   1.42       %   1.38       %   1.43       %   1.45       %   1.46       %   1.46       %
  Return on Average Equity...   18.15          16.87          17.62          17.67          17.41          17.13
  Dividend Payout Ratio......   39.49          39.38          39.50          39.10          39.10          38.90
  Average Equity to Average
    Assets Ratio.............   7.82           8.20           8.09           8.22           8.36           8.54


                                  1992

SUMMARY OF OPERATIONS
  Interest Income............  $2,222,078
  Interest Expense...........  967,028
  Other Income...............  556,225
  Other Expense..............  1,095,652
  Net Income.................  433,225
PER SHARE AMOUNTS
  Net Income, Primary........  $2.51
  Net Income, Fully
    Diluted..................  2.48
  Weighted Average Shares
    Outstanding, Primary.....  172,641,000
  Weighted Average Shares
    Outstanding, Fully
    Diluted..................  175,512,000
  Dividends..................  $1.00
STATEMENT OF CONDITION
  (PERIOD END)
  Total Assets...............  $33,366,519
  Interest Earning Assets....  29,136,317
  Loans......................  21,085,653
  Deposits...................  23,375,461
  Shareholders' Equity.......  2,774,767
RATIOS
  Return on Average Assets...  1.36       %
  Return on Average Equity...  16.69
  Dividend Payout Ratio......  39.40
  Average Equity to Average
    Assets Ratio.............  8.16

SELECTED FINANCIAL DATA OF 1ST UNITED (HISTORICAL)

     The following table sets forth selected historical financial data and has been derived from the historical and supplemental financial statement of 1st United, giving effect to the acquisition of Island National Bank and Trust Company on April 1, 1997. Such selected historical financial data should be read in conjunction with 1st United's audited consolidated financial statements, including the respective notes thereto, and unaudited interim financial information, in each case incorporated herein by reference. The interim financial information has been derived from unaudited financial statements of 1st United, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair statement of the results for the unaudited interim periods. Results for the interim periods are not necessarily indicative of results which may be expected for any other interim or annual period. See "Incorporation of Certain Information by Reference."

                                     SIX MONTHS ENDED
                                         JUNE 30,                         FOR THE YEARS ENDED DECEMBER 31,
                                   1997           1996           1996           1995           1994           1993
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Summary of Operations
  Interest Income............   $ 27,185       $ 23,771       $ 48,421       $ 37,599       $ 26,176       $ 17,276
  Interest Expense...........   7,928          6,808          13,657         11,070         7,449          4,843
  Other Income...............   5,049          5,230          10,129         5,954          4,721          4,280
  Other Expense..............   16,749         15,663         32,025         23,638         18,251         13,400
  Net Income (loss)..........   4,660          4,094          8,224          5,969          3,540          2,569

PER SHARE AMOUNTS
  Net Income (loss),
    Primary..................   $.46           $.41           $.83           $.67           $.48           $.47
  Net Income (loss), Fully
    Diluted..................    .46            .41            .82            .67            .48            .46
  Weighted Average Shares
    Outstanding, Primary.....   10,067,000     9,919,000      9,952,000      8,941,000      7,305,000      5,494,000
  Weighted Average Shares
    Outstanding, Fully
    Diluted..................   10,079,000     9,931,000      9,988,000      8,948,000      7,328,000      5,539,000
  Dividends..................   $.21           $.07           $.21           $.16           $.07           $.07

STATEMENT OF CONDITION
  (PERIOD END)
  Total Assets...............   $747,282       $618,168       $692,166       $480,521       $440,486       $266,817
  Interest Earning Assets....   676,947        553,829        626,153        437,279        402,957        241,354
  Loans......................   499,770        443,010        468,591        346,665        292,345        178,575
  Deposits...................   669,957        553,963        623,125        427,006        393,086        240,037
  Shareholders' Equity.......   65,465         58,026         62,065         48,702         41,382         25,282

RATIOS
  Return on Average Assets...   1.31       %   1.31       %   1.30       %   1.31       %    .96       %    .98       %
  Return on Average Equity...   14.61          14.47          14.16          13.21          10.38          10.65
  Dividend Payout Ratio......   45.65          17.07          21.01          19.52          6.35           12.76
  Average Equity to Average
    Assets Ratio.............   8.90           9.05           9.18           9.92           9.20           9.19


                                  1992

Summary of Operations
  Interest Income............  $ 16,908
  Interest Expense...........  5,630
  Other Income...............  3,795
  Other Expense..............  12,763
  Net Income (loss)..........  (250)
PER SHARE AMOUNTS
  Net Income (loss),
    Primary..................  $(.05)
  Net Income (loss), Fully
    Diluted..................  (.05)
  Weighted Average Shares
    Outstanding, Primary.....  4,767,000
  Weighted Average Shares
    Outstanding, Fully
    Diluted..................  4,767,000
  Dividends..................    $0
STATEMENT OF CONDITION
  (PERIOD END)
  Total Assets...............  $264,172
  Interest Earning Assets....  237,973
  Loans......................  172,677
  Deposits...................  238,620
  Shareholders' Equity.......  23,100
RATIOS
  Return on Average Assets...  (.10       %)
  Return on Average Equity...  (1.09)
  Dividend Payout Ratio......     0
  Average Equity to Average
    Assets Ratio.............  9.62

WACHOVIA AND CENTRAL FIDELITY PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth selected unaudited pro forma financial data of Wachovia giving effect to the Central Fidelity Merger as if it occurred as of the beginning of the periods indicated below, after giving effect to the pro forma adjustments described in the Notes to Unaudited Pro Forma Combined Financial Information. The Central Fidelity Merger is expected to be accounted for as a pooling of interests. Such selected unaudited pro forma financial data should be read in conjunction with the Wachovia and Central Fidelity pro forma combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. The effect of estimated merger and restructuring costs expected to be incurred in connection with the Central Fidelity Merger have been reflected in the Unaudited Pro Forma Combined Statement of Condition; however, since the estimated costs are nonrecurring, they have not been reflected in the Unaudited Pro Forma Combined Statements of Income. The Unaudited Pro Forma Combined Financial Information does not give effect to any anticipated cost savings in connection with the Central Fidelity Merger. The Unaudited Pro Forma Combined Statement of Condition is not necessarily indicative of the actual financial position that would have existed had the Central Fidelity Merger been consummated as of the beginning of the periods indicated below, or that may exist in the future. The Unaudited Pro Forma Combined Statements of Income are not necessarily indicative of the results that would have occurred had the Central Fidelity Merger been consummated on the date indicated or that may be achieved in the future. See "Incorporation of Certain Information by Reference" and "Wachovia and Central Fidelity Unaudited Pro Forma Combined Financial Information."

     No pro forma financial statements are included in this Proxy Statement/Prospectus with respect to the mergers with 1st United and Jefferson because the pro forma effects of each merger individually or in the aggregate are not material to Wachovia's consolidated financial statements. Accordingly, such information is also immaterial to an understanding of the proposed Merger by the shareholders of 1st United.

                                                   SIX MONTHS ENDED                    FOR THE YEARS ENDED
                                                       JUNE 30,                           DECEMBER 31,
                                                 1997           1996           1996           1995           1994
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
  Interest Income..........................   $2,073,667     $1,968,349     $4,015,934     $3,791,650     $3,027,091
  Interest Expense.........................   1,055,499      1,033,980      2,085,955      2,011,402      1,369,079
  Other Income.............................   484,999        424,758        873,565        815,307        666,990
  Other Expense............................   809,200        738,866        1,509,490      1,441,761      1,343,478
  Net Income...............................   390,280        366,023        757,259        707,913        623,922

PER SHARE AMOUNTS
  Net Income, Primary......................   $1.94          $1.76          $3.66          $3.38          $2.98
  Net Income, Fully Diluted................   1.94           1.75           3.64           3.35           2.96
  Weighted Average Shares Outstanding,
    Primary................................   200,728,000    208,490,000    206,728,000    209,684,000    209,346,000
  Weighted Average Shares Outstanding,
    Fully Diluted..........................   201,679,000    209,241,000    208,105,000    211,118,000    210,663,000
  Dividends (1)............................   $.80           $.72           $1.52          $1.38          $1.23

STATEMENT OF CONDITION
  (PERIOD END)
  Total Assets(2)..........................   $59,241,694    $56,540,625    $57,444,875    $55,792,288    $49,242,130
  Interest Earning Assets..................   52,653,592     51,053,334     50,725,790     50,180,624     44,168,738
  Loans....................................   40,182,001     37,132,537     38,000,028     35,577,966     31,662,897
  Deposits.................................   37,014,680     33,937,409     35,321,576     34,354,655     30,296,502
  Shareholders' Equity(2)..................   4,370,292      4,508,136      4,608,331      4,600,304      3,909,579

RATIOS
  Return on Average Assets.................   1.38       %   1.33       %   1.36       %   1.37       %   1.34       %
  Return on Average Equity.................   17.58          16.34          16.91          17.00          16.58
  Average Equity to Average Assets Ratio...   7.84           8.13           8.05           8.05           8.09

(1) Pro forma dividends per share represent historical dividends paid by Wachovia.

(2) Total Assets and Shareholders' Equity at June 30, 1997 have been reduced to reflect the aggregate estimated merger and restructuring costs of $174 million ($113 million net of taxes) expected to be incurred in connection with the Central Fidelity Merger.

                              GENERAL INFORMATION

SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished to the shareholders of 1st United in connection with the solicitation of proxies by the 1st United Board for use at the Special Meeting. The Special Meeting will be held at the Colony Hotel, 155 Hamman Avenue, Palm Beach, Florida at 2:00 p.m., on
October 30, 1997, and at any adjournments and postponements thereof, to consider and vote upon a proposal to approve the Merger Agreement.

     This Proxy Statement/Prospectus is also being furnished by Wachovia to 1st United shareholders as a prospectus in connection with the issuance by Wachovia of shares of Wachovia Common Stock upon consummation of the Merger.

RECORD DATE, SOLICITATION AND REVOCABILITY OF PROXIES

     The board of directors of 1st United (the "1st United Board") has fixed the close of business on September 30, 1997, as the record date for determining the 1st United shareholders entitled to receive notice of and to vote at the Special Meeting. Only holders of record of 1st United Common Stock as of the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, 10,090,237 shares of 1st United Common Stock were issued and outstanding and held by 1,167 record holders. Holders of 1st United Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of 1st United Common Stock held of record at the close of business on the Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of 1st United Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. For purposes of determining the presence of a quorum, abstentions and shares requested by a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares ("broker non-votes") will be counted as shares present. Abstentions and broker non-votes will be counted as votes against approval for purposes of determining whether a proposal has received sufficient votes for approval.

     Proxies in the form accompanying this Proxy Statement/Prospectus are being solicited by the 1st United Board. Shares of 1st United Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted "FOR" approval of the Merger Agreement and consummation of the transactions contemplated therein, and as determined by a majority of the 1st United Board as to any other matter that may come before the Special Meeting or any adjournment or postponement thereof including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; PROVIDED, HOWEVER, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement.

     A 1st United shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of 1st United, (ii) properly submitting to 1st United a duly executed proxy bearing a later date, or (iii) voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to 1st United as follows: 980 N. Federal Highway, Boca Raton, Florida 33432, Attention: Sandy Wheeler, Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with 1st United's Secretary or other person responsible for tabulating votes on behalf of 1st United.

     The expense of soliciting proxies for the Special Meeting will be paid for by 1st United, although pursuant to the Merger Agreement, Wachovia has agreed to share equally with 1st United all filing fees and printing expenses payable in connection with the Registration Statement and this Proxy Statement/Prospectus. In addition to the solicitation of shareholders of record by mail, telephone or personal contact, 1st United will be contacting brokers, dealers, banks and voting trustees or their nominees who can be identified as record holders of 1st United Common Stock; such holders, after inquiry by 1st United, will provide information concerning quantity of proxy and other materials needed to supply such materials to beneficial owners, and 1st United will reimburse them for the expense of mailing the proxy materials to such persons.

     1st United has retained W.F. Doring & Co. ("Doring") to assist 1st United in connection with its communications with its shareholders with respect to, and to provide other services to 1st United in connection with, the Special Meeting. Doring will receive a fee of not more than $5,000 for its services and reimbursement of out-of-pocket expenses in connection therewith.

VOTE REQUIRED

     Approval of the Merger Agreement and consummation of the transactions contemplated therein requires the affirmative vote of the holders of a majority of the outstanding shares of 1st United Common Stock. The Merger Agreement and the consummation of the transactions contemplated therein will not require the approval of the holders of Wachovia Common Stock under either the North Carolina Business Corporation Act or the rules of the NYSE because the number of shares of Wachovia Common Stock issued in the Merger will be less than 20% of the shares of Wachovia Common Stock outstanding at the time of the Merger.

     As of the Record Date, Wachovia held 121,000 shares of 1st United Common Stock and none of its directors and executive officers or their affiliates held any shares of 1st United Common Stock. As a condition and an inducement to Wachovia's entering into the Merger Agreement, certain Directors of 1st United who hold approximately 27.6% of the outstanding shares of 1st United Common Stock, entered into Shareholder Agreements in which they agreed to vote all such shares in favor of approval of the Merger Agreement. A copy of the Shareholder Agreement is attached hereto as Appendix C. Accordingly, assuming such shares are so voted, approval of the Merger Agreement will require the affirmative vote of the holders of approximately an additional 23% of the outstanding shares of 1st United Common Stock in order for the Merger Agreement to be approved at the Special Meeting.

RECOMMENDATION OF 1ST UNITED BOARD OF DIRECTORS

     For the reasons described in the section of this Proxy Statement/Prospectus entitled "The Merger -- Reasons for the Merger," the 1st United Board has unanimously adopted the Merger Agreement, believes that the Merger is in the best interests of 1st United and its shareholders and unanimously recommends that shareholders of 1st United vote "FOR" approval of the Merger Agreement and the consummation of the transactions contemplated therein. See "The
Merger -- Background of, and Reasons for, the Merger," " -- Reasons of 1st United for the Merger" and " -- Interests of Certain Persons in the Merger."

                                   THE MERGER

     THE FOLLOWING INFORMATION DESCRIBES CERTAIN INFORMATION PERTAINING TO THE MERGER. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPENDICES HERETO, INCLUDING THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A AND IS INCORPORATED HEREIN BY REFERENCE. ALL SHAREHOLDERS ARE URGED TO READ THE APPENDICES IN THEIR ENTIRETY.

GENERAL

     The Merger Agreement provides for a transaction in which 1st United will merge with and into Wachovia. Wachovia will be the surviving corporation of the Merger. At the Effective Time, each share of issued and outstanding 1st United Common Stock will cease to be outstanding and each such share (other than certain shares held by 1st United, Wachovia or their subsidiaries, if any) will be converted into and exchanged for the number of shares of Wachovia Common Stock equal to the Exchange Ratio, which is determined by dividing $20.875 by the average of the last sale prices of Wachovia Common Stock, as reported by the NYSE Composite Tape (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), during the Averaging Period (the "Wachovia Average Stock Price") (rounded to the nearest one-thousandth), provided that:

     (i) if the Wachovia Average Stock Price exceeds $69.64375, the Exchange Ratio will be 0.3; and

     (ii) if the Wachovia Average Stock Price is less than $56.98125, the Exchange Ratio will be 0.366.

     The Merger Agreement provides that Wachovia may change the method of effecting the combination with 1st United, provided that it cannot alter the consideration to be received by 1st United shareholders, adversely affect the tax treatment for 1st United shareholders or materially delay the transactions contemplated by the Merger Agreement.

BACKGROUND OF, AND REASONS FOR, THE MERGER

     The Executive Committee (the "Committee") of the 1st United Board, at its meeting on September 30, 1996, requested that management update its evaluation of various strategic alternatives available to 1st United for the purpose of enhancing shareholder value on a short and long term basis. This request was prompted by management's and the 1st United Board's continual analysis of 1st United's position in the marketplace as a dynamically growing community bank and its future prospects for operations and earnings in light of the expanding wave of mergers and consolidations taking place in the industry nationally, as well as in 1st United's Florida market.

     At a subsequent meeting held on October 11, 1996, management presented to the Committee an analysis of 1st United's strategic alternatives. Among many issues discussed were the economic cycle and forecast; an evaluation of the financial services marketplace, including such issues as changes in the regulatory environment, competition, interstate banking, and the role technology will play in community banking; capital requirements; the ability of 1st United to sustain its rapid growth through acquisitions; and, the corresponding impact of the foregoing on earnings per share. The Committee discussed in detail management's ability to successfully continue to acquire local community banks on a non-dilutive basis to earnings per share. Also discussed was the relative availability of acquisition targets, given the substantial reduction in the number of community banks remaining in the marketplace and the competitive multiples being offered for those institutions. Based upon these discussions, it was unanimously agreed at the meeting that management should develop a plan to evaluate 1st United on a stand-alone basis, as well as consider its potential opportunities to merge with a suitable partner in such a fashion that the shareholders, customers, and staff of 1st United would benefit.

     The Committee met again on November 5, 1996, at which time management advised the Committee of its progress in developing the plan and its recommendation to hire the investment banking firm of Hoefer & Arnett, Incorporated ("Hoefer") with which 1st United had numerous successful business dealings, and which is recognized as a national expert in community bank mergers and acquisitions. The task of Hoefer was to assist in the evaluations and to develop a list of potential partners who might have an interest in 1st United's franchise, as well as to analyze the prospects for 1st United on a stand-alone basis.

     Over the period from November 1996 through March 1997, management met with Thomas R. Mecredy, Vice President of Hoefer, in a series of meetings to develop a plan whereby certain institutions who were in Florida or who had demonstrated a desire for a Florida presence, were identified. Certain specific criteria were used, including operating philosophy, earnings performance, currency value, liquidity, culture, investment quality, size, management and acquisition history, and their interest in the Florida market.

     In March of 1997, eight institutions were contacted on a confidential basis by Hoefer to determine their interest in meeting with management of 1st United to discuss their long-term strategy, including interest in the Florida market and their prospective interest in a franchise combination with 1st United. Three institutions responded positively and, accordingly, meetings with senior management of those institutions were scheduled and held during April and May of 1997.

     On April 22, 1997, management met with a senior officer of Wachovia in Atlanta. During that meeting, a wide array of topics was discussed, including Wachovia's intentions in the Florida market and the alternative of 1st United deciding to remain independent or merging with a partner that wished to preserve and expand its operating franchise. This meeting concluded with agreement by both parties to deliberate on the matters discussed.

     On April 29, 1997, at its regularly-scheduled meeting, management presented its strategic alternatives plan to the 1st United Board. Mr. Mecredy presented a detailed review of the activities that had occurred to date; a comprehensive evaluation of the merger and acquisition activity, both nationally and in Florida; and, his analysis of the relative value of 1st United to its shareholders on a stand-alone basis as opposed to a compatible merger. Pursuant to this report, and further discussion with management, the 1st United Board affirmed the Executive Committee's instructions and requested management to continue to evaluate the alternatives to remain independent or to seek a potential merger partner.

     On July 17, 1997, at the request of Wachovia, management of 1st United visited with executives of Wachovia in Winston-Salem, North Carolina, at which time Wachovia indicated its serious interest in pursuing discussions for a business combination with 1st United. A second meeting was held with other executives of Wachovia on July 22, 1997, at 1st United's offices at which time Wachovia further defined the specifics of a possible business combination with 1st United. Subsequent to that meeting, and on the same date, management of 1st United presented to the 1st United Board, at its regularly scheduled July meeting, the details of its progress to date. Specifically, with regard to the three institutions that had expressed an interest, management reported that Wachovia had met all of 1st United's targeted criteria, had met all response times to which it had committed and had stated its intention to conclude the process promptly. Management reported that discussions with the other two interested institutions had not proceeded at the same pace, there having been several delays indicating that the interest of those institutions was not as advanced as that of Wachovia. The 1st United Board authorized management to advise Wachovia that 1st United had an interest in pursuing the discussions. That message was conveyed to Wachovia.

     At subsequent meetings on July 31, August 1, and August 2 among Wachovia, 1st United's management and Mr. Mecredy, negotiations culminated in an offer from Wachovia to acquire 1st United at the price ultimately incorporated into the Merger Agreement, subject to the completion of due diligence on 1st United and the negotiation of a definitive agreement. During that time, one of the other interested institutions contacted management to express continued interest, but indicated that it could not proceed with the process as quickly as Wachovia due to other commitments. In the course of those discussions, that institution indicated that the absolute highest price which could be offered was approximately equal to the price offered by Wachovia.

     The Executive Committee was contacted and, based on management's and Mr. Mecredy's analysis of the Wachovia offer and particularly the analysis of the reputation of Wachovia as an acquirer and the superior quality of the liquidity and long term prospects of the Wachovia common stock offered as consideration, unanimously agreed that the offer was in the best interest of the shareholders of 1st United, and sufficient to allow Wachovia to proceed with its due diligence which was completed on August 5, 1997.

     On August 6, management met with the Committee to discuss and evaluate in detail the terms of the Merger Agreement and Stock Option Agreement, as negotiated. 1st United's legal advisers and its investment banker were present and were consulted. As a result of this evaluation, the Committee unanimously voted to recommend to the 1st United Board approval of the Merger Agreement and the Stock Option Agreement, as presented by Wachovia.

     Later that day, at a special meeting of the 1st United Board, management outlined the reasons for, and the potential benefits of, a merger with Wachovia, and updated the 1st United Board on discussions with Wachovia. 1st United's legal advisers reviewed the terms of the Merger Agreement and the Stock Option Agreement. Mr. Mecredy, of Hoefer, made a presentation regarding the financial terms of the Merger and the fairness, from a financial point of view, of the terms of the Merger to the holders of 1st United Common Stock.

     After discussion and detailed consideration of the Merger Agreement, the Stock Option Agreement, and of the factors discussed below, the 1st United Board unanimously approved and authorized the execution of the Merger Agreement and the Stock Option Agreement.

     In reaching its decision to recommend approval of the Merger, the 1st United Board consulted with certain members of 1st United's senior management, as well as its financial and legal advisers, and considered various factors, including the following material factors:

     (i) The competitive challenges facing 1st United and the banking and financial services industry, including the likelihood of continuing consolidation and increasing competition; the growing importance of financial resources and economies of scale to a banking institution's ability to compete successfully; the increasing cost of technology and infrastructure required to compete successfully; the risk involved in attempting to achieve growth through internal means or through acquisition; and the probability that a business combination with Wachovia would likely result in greater value to 1st United's shareholders than other alternatives that the 1st United Board had considered, including pursuing a combination with another banking organization and remaining independent.

     (ii) The financial terms of the Merger, including the value of the consideration to be received by 1st United's shareholders as a result of the Merger compared to the historical market value of 1st United's shares, and the multiple that such consideration represents to the per share book value, historical market value and earnings of the 1st United Common Stock.

     (iii) The financial strength of Wachovia, its record of profitability, and its stock price performance; the business of Wachovia, the nature of its franchise, its business and operating philosophy, and its business mix.

     (iv) The treatment of the Merger as a tax-free exchange of 1st United Common Stock for Wachovia Common Stock for Federal income tax purposes.

     (v) The opinion of Hoefer based on the procedures and subject to the assumptions made, matters considered and limitations set forth in its opinion, as to the fairness of the terms of the Merger, from a financial point of view, to the holders of 1st United Common Stock.

     (vi) The diversification of risk associated with ownership of a financial institution which serves a broad geographic area encompassing Virginia, North Carolina, South Carolina and Georgia.

     (vii) The increased investment liquidity available to holders of 1st United Common Stock as a result of Wachovia's larger market capitalization and the greater trading volume in its common stock.

     The foregoing list of factors is not intended to be an exhaustive list, but is intended to include the material factors considered by the 1st United Board. In reaching its determination to approve and recommend the Merger, the 1st United Board did not assign any relative or specific weights to the foregoing factors, and the individual directors may have given differing weights to different factors.

OPINION OF 1ST UNITED'S FINANCIAL ADVISER

     The 1st United Board retained Hoefer to render a written opinion addressed to the 1st United Board (the "Fairness Opinion") as to the fairness, from a financial point of view, to the shareholders of 1st United of the terms of the proposed Merger. No limitations were imposed by the 1st United Board upon Hoefer with respect to the investigations made or procedures followed in rendering the Fairness Opinion.

     A copy of the Fairness Opinion of Hoefer which sets forth certain assumptions made, matters considered and limits on the review undertaken by Hoefer, is attached as Appendix D to this Proxy Statement/Prospectus. 1st United shareholders are urged to read the Fairness Opinion in its entirety. The following summary of the procedures and analysis performed, and assumptions used by Hoefer is qualified in its entirety by reference to the text of such Fairness Opinion. Hoefer's Fairness Opinion is directed to the 1st United Board only and is directed only to the financial terms of the transaction and does not constitute a recommendation to any 1st United shareholder as to how such shareholder should vote at the 1st United Special Meeting.

     In arriving at its opinion, Hoefer reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) Annual Reports to Shareholders of Wachovia and 1st United for the years ended December 31, 1995 and December 31, 1996; (iii) Quarterly Reports of Wachovia and 1st United on Form 10-Q filed with the Commission for the quarters ended June 30, 1997, March 31, 1997, September 30, 1996 and June 30, 1996; (iv) certain other publicly available financial and other information concerning Wachovia and 1st United;
(v) the historical market prices and trading activity for the common stocks of Wachovia and 1st United; and (vi) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions Hoefer believed relevant to its inquiry. Hoefer held discussions with senior management of Wachovia and 1st United concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations. In addition, Hoefer reviewed earnings projections for both Wachovia and 1st United as stand-alone entities, as well as projected operating cost savings expected to be achieved resulting from the Merger.

     In conducting its review and in arriving at its opinion, Hoefer relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Hoefer relied upon the managements of Wachovia and 1st United as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings (and the assumptions and bases therefor) provided to it, and Hoefer assumed that such forecasts, projections and projected operating cost savings reflect the best currently available estimates and judgments of the applicable managements. Hoefer also assumed, without independent verification, that the aggregate allowances for loan losses for Wachovia and 1st United are adequate to cover such losses. Hoefer did not make or obtain any evaluations or appraisals of the property of Wachovia or 1st United, nor did it examine any individual loan credit files. For purposes of its opinion, Hoefer assumed that the Merger will have the tax, accounting and legal effects described in the Merger Agreement and relied, as to legal matters, exclusively on counsel to 1st United, as to the accuracy of the disclosures set forth in the Merger Agreement. Hoefer's opinion is limited to the fairness, from a financial point of view, to the 1st United shareholders of the terms of the proposed Merger with and into Wachovia and does not address 1st United's underlying business decision to proceed with the Merger.

     As more fully discussed below, Hoefer considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Wachovia and 1st United, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Wachovia and 1st United; (ii) the assets and liabilities of Wachovia and 1st United, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. Hoefer also took into account its own assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Hoefer's opinion is based upon conditions as they existed and could be evaluated on the date of its opinion and the information made available to it through that date.

     In connection with rendering its Fairness Opinion to the 1st United Board, Hoefer performed certain financial analyses, which are summarized below. Hoefer believes that its analysis must be considered as a whole and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying Hoefer's Fairness Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of 1st United and Wachovia. Any estimates contained in Hoefer's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the financial analyses performed by Hoefer was assigned a greater significance by Hoefer than any other.

     The financial forecasts and projections of 1st United and Wachovia prepared by Hoefer were based on projections provided by the respective companies as well as Hoefer's own assessment of general economic, market and financial conditions. All such information was reviewed with the management of 1st United. 1st United does not publicly disclose internal management financial forecasts and projections of the type provided to Hoefer in connection with its review of the proposed merger. Such forecasts and projections were not prepared with a view towards public disclosure. The forecasts, projections, and possible operating cost savings prepared by Hoefer were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

     SUMMARY OF PROPOSAL. Hoefer reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. A purchase price of $20.875 per share, or a total transaction value of approximately $212 million, represents a price to stated book value at June 30, 1997 (adjusted for the acquisition of Seaboard Savings Bank, F.S.B. by 1st United on July 1, 1997) of 3.05, a price to trailing 12 months earnings of 20.07 and a price to assets ratio of 25.80%.

     COMPARABLE TRANSACTION ANALYSIS. Hoefer reviewed certain information relating to 13 selected bank mergers announced between January 1, 1996 and July 31, 1997 in which the acquired banking organization had total assets from $500 million to $1 billion and a return on average assets greater than or equal to 1.00% (the "Comparable Transactions"). This data was obtained from SNL Securities, L.P.

     On the basis of the Comparable Transactions, Hoefer calculated a range of purchase prices as a multiple of stated book value for the Comparable Transactions from a low of 1.88 to a high of 3.87, with an average of 2.53. These transactions indicated a range of $12.84 per share to $26.43 per share, with an average of $17.28 per share for 1st United (based on June 30, 1997 equity as adjusted for the acquisition of Seaboard Savings Bank, F.S.B.).

     On the basis of the Comparable Transactions, Hoefer calculated a range of purchase prices as a multiple of earnings for the Comparable Transactions from a low of 7.19 to a high of 30.05, with an average of 17.92. These transactions indicated a range of $8.27 per share to $34.56 per share, with an average of $18.64 per share for 1st United (based on 1st United's trailing 12 months earnings).

     Finally, Hoefer calculated a range of purchase prices as a percentage of total assets for the Comparable Transactions from a low of 16.57% to a high of 31.43%, with an average of 23.42%. These transactions indicated a range of $13.41 per share to $25.43 per share, with an average of $18.94 per share for 1st United (based on June 30, 1997 total assets for 1st United as adjusted for the acquisition of Seaboard Savings Bank, FSB).

     The price to book value multiple, the price to earnings multiple and the price to assets ratio resulting from the terms of the Merger Agreement all compare favorably with the prices paid in the Comparable Transactions.

     Additionally, Hoefer reviewed pricing information on two acquisitions recently announced by Wachovia (Central Fidelity and Jefferson). Based on data obtained from SNL Securities, L.P., the average price to book value multiple for the two transactions equaled 2.72, the average price to trailing 12 months earnings multiple equaled 20.34 and the average price as a percentage of total assets equaled 23.59%. The multiples resulting from the terms of the Merger Agreement in this transaction all compare favorably with the prices paid in the two previous transactions by Wachovia.

     PRESENT VALUE ANALYSIS. Hoefer calculated the present value of 1st United assuming that 1st United remained independent. Based on projected earnings for 1st United for 1997 through 2001 and using a discount rate of 10%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the present value equaled $15.46 per share, which is below the transaction value of $20.875.

     CONTRIBUTION ANALYSIS. Hoefer reviewed the relative contributions in terms of various balance sheet items, net income and market capitalization to be made by 1st United and Wachovia to the combined institution based on (i) balance sheet at June 30, 1997, and (ii) estimated 1997 earnings. The income statement and balance sheet components analyzed included total assets, total loans (net), total deposits, shareholders' equity and net income. This analysis showed that, while 1st United shareholders would own approximately 1.57% of the aggregate outstanding shares of the combined institution based on the Exchange Ratio, 1st United was contributing 1.32% of total assets, 1.32% of total loans (net), 1.86% of total deposits, 1.46% of shareholders' equity, and 1.17% of trailing 12 month earnings.

     PRO FORMA ANALYSIS. Hoefer compared the changes in the amount of earnings, book value and dividends attributable to one share of 1st United Common Stock before the Merger with the amounts attributable to the shares of Wachovia Common Stock for which such shares of 1st United would be exchanged under the Merger Agreement.

     Hoefer's analysis utilized an Exchange Ratio of .3297, (based upon the closing share price of Wachovia Common Stock on July 31, 1997 of $63.3125) and included pre-tax merger savings of $6 million. On an earnings per share basis, 1st United shareholders are projected to experience appreciation ranging from 10.62% to 20.67%. On a book value per share basis, 1st United shareholders are projected to experience appreciation ranging from 16.90% to 17.61%. Finally, on a dividend per share basis, 1st United shareholders are projected to experience appreciation ranging from 20.11% to 26.33%.

     STOCK TRADING HISTORY. Hoefer reviewed and analyzed the historical trading prices and volumes for Wachovia Common Stock on a monthly basis from January 31, 1996 to August 1, 1997. The Wachovia Common Stock price has ranged from a low of $42.875 to a high of $63.313. The stock price to trailing 12 months earnings per share has ranged from a low of 12.1 to a high of 16.5, with an average of 14.2. The stock price to book value has ranged from a low of 1.94 to a high of 2.74, with an average of 2.31. The volume of shares traded during a one month period has ranged from 3,483,100 to 6,820,600, indicating an active market for Wachovia Common Stock.

     OTHER ANALYSIS. Hoefer also reviewed selected investment research reports on and earnings estimates for Wachovia. In addition, Hoefer prepared an overview of historical financial performance of both 1st United and Wachovia.

     The opinion expressed by Hoefer was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of 1st United could materially affect the assumptions used in preparing the opinion.

     FINANCIAL ADVISORY FEES. Pursuant to an engagement letter dated March 31, 1997, 1st United engaged Hoefer to develop a strategic plan for the organization for $125,000 plus out-of-pocket expenses. Pursuant to an engagement letter dated July 30, 1997, 1st United engaged Hoefer to review the terms of the transaction and to render a fairness opinion in connection with the Merger for $75,000 plus out-of-pocket expenses.

REASONS OF WACHOVIA FOR THE MERGER

     The acquisition of 1st United is consistent with Wachovia's publicly stated plan to have operations, offices and distinct capabilities in every market of its choice within its region. Wachovia believes that, in addition to expanding Wachovia's presence into very attractive Florida markets, the Merger provides an opportunity to enhance Wachovia's shareholder value by eliminating redundant or unnecessary costs and enhancing revenue growth prospects.

EFFECTIVE TIME

     If the Merger is approved by the requisite vote of the 1st United shareholders, all required governmental and other consents and approvals are obtained and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated and will become effective on the date (the "Effective Date") and at the time (the "Effective Time") that articles of merger reflecting the Merger are filed with the Florida Department of State and the Secretary of State of North Carolina, or such later date as indicated therein. Unless otherwise agreed by 1st United and Wachovia, and subject to the conditions to the obligations of the parties to effect the Merger, the parties have agreed to cause the Effective Date to occur on the fifth business day after the last of the conditions to the consummation of the Merger have been satisfied or waived (or, at the election of Wachovia, a day within five business days of such fifth business day). Wachovia and 1st United each has the right, acting unilaterally, to terminate the Merger Agreement should the Merger not be consummated by March 31, 1998. See "The Merger -- Amendment, Waiver and Termination."

DISTRIBUTION OF WACHOVIA CERTIFICATES

     Promptly after the Effective Time, Wachovia will send or cause to be sent transmittal materials to each record holder of 1st United Common Stock for use in exchanging those certificates for the shares of Wachovia Common Stock to which such shareholder is entitled as a result of the Merger. 1ST UNITED SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. Wachovia will cause the certificates for Wachovia Common Stock and/or any check in respect of any fractional share interests or dividends or distributions which a holder of 1st United Common Stock will be entitled to receive to be delivered upon surrender to Wachovia Bank, National Association, as exchange agent (the "Exchange Agent"), of certificates representing such shares of 1st United Common Stock owned by such shareholder. No party will be liable to a holder of 1st United Common Stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

     After the Effective Time, at the election of Wachovia, no dividend or other distribution payable after the Effective Time with respect to Wachovia Common Stock will be paid to the holder of any unsurrendered certificate for 1st United Common Stock, and no such unsurrendered shares will be entitled to vote, until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such shareholder, in each case without interest.

     After the Effective Time, there will be no transfers of shares of 1st United Common Stock on 1st United's stock transfer books. If certificates representing shares of 1st United Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of Wachovia Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

FRACTIONAL SHARES

     Pursuant to the terms of the Merger Agreement, each holder of shares of 1st United Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Wachovia Common Stock, shall receive, in lieu thereof, cash (without interest) in an amount determined by multiplying such fraction by the Wachovia Average Stock Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder with respect to any fractional shares.

STOCK OPTIONS

     The Merger Agreement provides that, unless the holder of an option (each a "1st United Stock Option") to purchase shares of 1st United Common Stock received pursuant to 1st United's stock option plans for key employees and directors (collectively, the "1st United Stock Plans") elects to receive cash as described below, each 1st United Stock Option which is outstanding at the Effective Time, whether vested or unvested, will be converted into an option to acquire, on the same terms and conditions as were applicable under the 1st United Stock Plans, as the case may be, shares of Wachovia Common Stock, with the exercise price and shares purchasable thereunder being adjusted to reflect the Exchange Ratio. At the election of any holder of a 1st United Stock Option, upon written notice within at least 10 business days prior to the Effective Time, each outstanding 1st United Stock Option held by such holder, whether vested or unvested, shall be canceled and the holder shall be entitled to receive an amount of cash equal to the product of (i) the amount, if any, by which the Merger Consideration Value (as defined below) exceeds the exercise price per share subject to such 1st United Stock Option and (ii) the number of shares issuable pursuant to the unexercised portion of such 1st United Stock Option, less any required withholding taxes. "Merger Consideration Value" will be equal to the Exchange Ratio multiplied by the Wachovia Average Stock Price.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS WHO HOLD SHARES OF 1ST UNITED COMMON STOCK AS CAPITAL ASSETS DEALS ONLY WITH HOLDERS WHO ARE (I) CITIZENS OR RESIDENTS OF THE UNITED STATES, (II) DOMESTIC CORPORATIONS OR (III) OTHERWISE SUBJECT TO UNITED STATES FEDERAL INCOME TAX ON A NET INCOME BASIS IN RESPECT OF SHARES OF 1ST UNITED COMMON STOCK ("U.S. HOLDERS"). THIS SUMMARY MAY NOT APPLY TO CERTAIN CLASSES OF TAXPAYERS, INCLUDING, WITHOUT LIMITATION, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, DEALERS IN SECURITIES, PERSONS WHO ACQUIRED OR ACQUIRE SHARES OF 1ST UNITED COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND PERSONS WHO HOLD SHARES OF 1ST UNITED COMMON STOCK IN A HEDGING TRANSACTION OR AS PART OF A STRADDLE OR CONVERSION TRANSACTION. ALSO, THE SUMMARY DOES NOT ADDRESS STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE MERGER. CONSEQUENTLY, EACH HOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISER AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

     This summary is based on current law and represents the opinion of Sullivan & Cromwell, special counsel to Wachovia, and the opinion of Akerman, Senterfitt & Eidson, P.A., special counsel to 1st United. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. This summary is based on, among other things, assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the Merger, which assumptions have been made with the consent of Wachovia. Wachovia does not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the Merger.

     It is intended that the Merger would be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal income tax purposes no gain or loss would be recognized by either 1st United or Wachovia as a result of the Merger.

     Wachovia's obligation to consummate the Merger is conditioned upon, among other things, the receipt of an opinion of Sullivan & Cromwell, dated the Effective Date, to the effect that the Merger constitutes a reorganization under
Section 368 of the Code. 1st United's obligation to consummate the Merger is conditioned upon, among other things, the receipt of an opinion of Akerman, Senterfitt & Eidson, P.A., dated the Effective Date, to the effect that (i) the Merger constitutes a reorganization within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by U.S. Holders who receive shares of Wachovia Common Stock in exchange for shares of 1st United Common Stock, except with respect to cash received in lieu of fractional share interests. Such opinions will be based upon facts, representations and assumptions set forth therein. In rendering such opinions, counsel may require and rely upon representations contained in letters to be received from 1st United, Wachovia and shareholders of 1st United.

     Assuming the Merger qualifies as a "reorganization" within the meaning of
Section 368(a) of the Code, the material federal income tax consequences of the Merger to each of Wachovia, 1st United and U.S. Holders who exchange shares of 1st United Common Stock for shares of Wachovia Common Stock pursuant to the Merger will be as follows:

          (i) no gain or loss will be recognized by Wachovia or 1st United as a result of the consummation of the Merger;

          (ii) no gain or loss will be recognized by a U.S. Holder, except as described below with respect to a U.S. Holder who receives cash in lieu of a fractional share interest in Wachovia Common Stock;

          (iii) the aggregate adjusted tax basis of shares of Wachovia Common Stock (including a fractional share interest in Wachovia Common Stock deemed received and redeemed as described below) received by a U.S. Holder will be the same as the aggregate adjusted tax basis of the shares of 1st United Common Stock exchanged therefor;

          (iv) the holding period of shares of Wachovia Common Stock (including a fractional share interest in Wachovia Common Stock deemed received and redeemed as described below) received by a U.S. Holder will include the holding period of the 1st United Common Stock exchanged therefor; and

          (v) a U.S. Holder of 1st United Common Stock who receives cash in lieu of a fractional share interest in Wachovia Common Stock will be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest. Under Section 302 of the Code, if such deemed distribution were "substantially disproportionate" with respect to the U.S. Holder or were "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder would generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest (determined as described in (iii) above). Such capital gain or loss would be long-term capital gain or loss if the U.S. Holder's holding period in the fractional share interest (determined as described in (iv) above) is more than one year. Long-term capital gain of an individual U.S. Holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum tax rate of 20% in respect of property held in excess of 18 months.

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF 1ST UNITED COMMON STOCK AND OTHER FACTORS, EACH SUCH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).

     Under the terms of the Merger Agreement, the conditions to the Merger, including receipt by each party of opinions of counsel relating to tax matters, may generally be waived by Wachovia or 1st United, as applicable. As of the date of this Proxy Statement/Prospectus, neither Wachovia nor 1st United intends to waive the conditions as to the receipt of opinions of counsel on tax matters. In the event of a failure to obtain tax opinions, and a party's determination to waive such condition to the consummation of the Merger, 1st United will resolicit the votes of its shareholders to approve the Merger without such conditions and update the information contained herein with respect to the tax consequences of the Merger as necessary. See "The Merger -- Conditions to Consummation" and " -- Amendment, Waiver and Termination."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Wachovia will be the surviving corporation resulting from the Merger and will continue to be governed by the laws of the State of North Carolina and will operate in accordance with its articles of incorporation and bylaws as in effect immediately prior to the Effective Time until otherwise amended or repealed after the Effective Time. The directors and officers of Wachovia in office immediately prior to the Effective Time, and such additional persons as may thereafter be elected, will serve as the directors and officers of Wachovia from and after the Effective Time in accordance with Wachovia's articles of incorporation and bylaws.

POST-ACQUISITION COMPENSATION AND BENEFITS

     The Merger Agreement provides generally that Wachovia will, from and after the Effective Time, (i) provide employees of 1st United who become employees of Wachovia with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Wachovia; (ii) any such employees will receive credit for service with 1st United or any of its subsidiaries or predecessors prior to the Effective Time for the purpose of determining eligibility and vesting; (iii) Wachovia will cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the 1st United compensation and benefit plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents; and (iv) Wachovia will extend its Retirement Medical Plan to employees of 1st United who become employees of Wachovia and retire following December 31, 1997 or the Effective Date, if later, and would qualify for retirement under the Wachovia Retirement Income Plan; and PROVIDED, FURTHER, that a maximum of 20 years of service with 1st United will be recognized for benefit accrual purposes under the Retirement Medical Plan. All discretionary awards and benefits under any employee benefit plans of Wachovia will be subject to the discretion of the persons or committee administering such plans. Wachovia will honor, pursuant to the terms of 1st United's employee compensation and benefit plans, all employee benefit obligations to current and former employees of 1st United under such plans.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of 1st United's management and the 1st United Board may be deemed to have certain interests in the Merger that are in addition to their interests as 1st United shareholders. These interests include, among others, indemnification rights of 1st United directors and officers under the Merger Agreement, potential severance and other employee benefits described below and the understanding that Wachovia will employ Warren S. Orlando, Chief Executive Officer and President of 1st United, as Chairman and Chief Executive Officer of Wachovia's Florida banking operations for a period of at least three years, subject to renewal under certain circumstances, and that Wachovia will employ John Marino, Executive Vice President and Chief Financial Officer of 1st United, as Comptroller of Wachovia's Florida banking operations and Senior Vice President of Wachovia Bank for a period of three years. The 1st United Board was aware of the interests of all such persons at the time it approved the Merger Agreement and the Stock Option Agreement.

     EQUITY INCENTIVE PLANS. The Merger Agreement provides that a holder of a 1st United Stock option may, within at least ten business days prior to the Effective Time, provide 1st United with written notice of its election to have its 1st United Stock Option(s) canceled and to receive a cash payment therefor. All 1st United Stock Options not so canceled and that remain outstanding at the Effective Time, including those held by management, will be converted into an option to acquire Wachovia Common Stock, with the exercise price and number of shares purchasable thereunder being adjusted to reflect the Exchange Ratio or, at the election of the option holder, converted into cash. See "Stock Options."

     INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that following the Effective Time and for a period of six years thereafter, Wachovia will indemnify, defend and hold harmless the past and present directors and officers of 1st United and its subsidiaries against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) to the fullest extent that 1st United is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Florida, the articles of incorporation and bylaws of 1st United as in effect on August 6, 1997. The Merger Agreement also provides that Wachovia will use its reasonable best efforts for three years after the Effective Time to provide directors' and officers' liability insurance that serves to reimburse the present and former directors and officers of 1st United or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events that occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by 1st United; PROVIDED, HOWEVER, that in no event will Wachovia be required to expend more than 200% of the current amount expended by 1st United to maintain or obtain such insurance and that if Wachovia is unable to maintain or obtain such insurance, Wachovia will use its reasonable best efforts to obtain as much comparable insurance as is available for such 200% amount.

     ORLANDO EMPLOYMENT AGREEMENT. Wachovia has entered into an employment agreement with Warren S. Orlando, the President and Chief Executive Officer of 1st United (the "Orlando Employment Agreement"). The term of the Orlando Employment Agreement runs from the Effective Date through the third anniversary of the Effective Date, subject to automatic annual extensions unless Wachovia or Mr. Orlando gives notice that the term will not be extended beyond its then applicable expiration date; PROVIDED, HOWEVER, that in no event shall the term of the Orlando Employment Agreement extend beyond Mr. Orlando's sixtieth birthday. Pursuant to the Orlando Employment Agreement, Mr. Orlando will serve as Chairman and Chief Executive Officer of Wachovia's Florida banking operations. During the term of the Orlando Employment Agreement, Mr. Orlando will initially be paid a base salary of $250,000. In addition, Mr. Orlando will be awarded for each fiscal year during the term of the Orlando Employment Agreement an annual cash bonus consistent with Wachovia's policy and practice for peer executives (targeted at 45% of his then base salary), but which will not be less than $500,000 for fiscal 1998. During the term of the Orlando Employment Agreement, Wachovia will provide Mr. Orlando benefits and perquisites no less favorable than those provided to peer executives of Wachovia and its affiliates.

     In the event that Mr. Orlando's employment is terminated during the term of the Orlando Employment Agreement by Wachovia other than for "cause," or if, prior to the first anniversary of the Effective Date, Mr. Orlando voluntarily terminates employment within six months after (i) his base salary is reduced below its level in effect on the Effective Date without his consent, (ii) the duties assigned to Mr. Orlando are not as set forth in the Orlando Employment Agreement and he has not consented thereto, or (iii) Wachovia has breached its responsibilities and obligations to Mr. Orlando under the Orlando Employment Agreement, or if Mr. Orlando terminates his employment within three years of a "Change of Control," Mr. Orlando will be entitled to receive cash compensation and benefits as described below (the "Compensation Continuance") for the period beginning with the date of such termination and ending with the third anniversary of the date of such termination, regardless of whether the term of the Orlando Employment Agreement otherwise would end before such period expires (the "Compensation Period"). The cash compensation to be received monthly during the Compensation Period will equal one-twelfth of the sum of (x) Mr. Orlando's highest annual rate of salary from Wachovia in effect during the twelve-month period prior to his termination, plus (y) $250,000. During the Compensation Period, Mr. Orlando will be deemed to be continuing in the employment of Wachovia for the purpose of applying and administering benefit plans of Wachovia (other than any tax-qualified retirement plans) and individual contracts between Wachovia and Mr. Orlando providing supplemental or equalization payments or benefits with respect to Mr. Orlando, with such supplemental benefits facilitating the continuation of the benefits which would have been afforded under the tax-qualified plans, subject to termination in the event Mr. Orlando engages in full-time employment. In addition, if Wachovia terminates the employment of Mr. Orlando for any reason other than for "cause" prior to the first anniversary of the Effective Date, or if Mr. Orlando voluntarily terminates his employment prior to such first anniversary for the reasons set forth in clauses (i), (ii) or (iii) above, then in addition to the Compensation Continuance, Wachovia will accelerate payment of the remainder of Mr. Orlando's base salary and the guaranteed $500,000 incentive payment on behalf of the 1998 year. Immediately upon such termination of Mr. Orlando's employment, all of Mr. Orlando's options to acquire shares of Wachovia Common Stock will become fully vested and exercisable and certain restricted awards, if any, will be deemed to be earned in full.

     The Orlando Employment Agreement also prohibits Mr. Orlando from competing with Wachovia during the three years after termination of the Orlando Employment Agreement within the counties in Florida in which Wachovia has as of the date of such termination an existing or formally planned presence as evidenced by written documentation of planned expansion by Wachovia within various counties.

     The Orlando Employment Agreement provides for a gross-up payment to be made to Mr. Orlando, if necessary, to eliminate the effects of the imposition of the excise tax under Section 4999 of the Code on the payments made thereunder and of the imposition of income and excise taxes on such gross-up payment.

     On the Effective Date, Mr. Orlando will be granted options to purchase 10,000 shares of Wachovia Common Stock at an exercise price equal to the market price of Wachovia Common Stock as of the Effective Time. The options will vest over a five-year period.

     MARINO EMPLOYMENT AGREEMENT. Wachovia has entered into an employment agreement with John Marino, the Executive Vice President and Chief Financial Officer of 1st United (the "Marino Employment Agreement"). The term of the Marino Employment Agreement runs from the Effective Date through the third anniversary of the Effective Date. Pursuant to the Marino Employment Agreement, Mr. Marino will serve as Comptroller of Wachovia's Florida banking operations and as a Senior Vice President of Wachovia Bank. During the term of the Marino Employment Agreement, Mr. Marino will initially be paid a base salary of $150,000. Upon the satisfactory completion of certain critical success factors, Mr. Marino will be awarded a retention bonus payable within 45 days following the first anniversary of the Effective Date, equal to a percentage of his annual base salary then in effect; PROVIDED, HOWEVER, that such retention bonus shall in no event exceed 30% of Mr. Marino's then annual base salary. In addition, Mr. Marino will be awarded for each fiscal year during the term of the Marino Employment Agreement an annual cash bonus consistent with Wachovia's policy and practice for peer executives (targeted at 35% of his then base salary), but which will not be less than $60,000 for fiscal 1998. During the term of the Marino Employment Agreement, Wachovia will provide Mr. Marino benefits and perquisites no less favorable than those provided to peer executives of Wachovia and its affiliates.

     In the event that Mr. Marino's employment is terminated during the term of the Marino Employment Agreement by Wachovia other than for "cause," or if, Mr. Marino voluntarily terminates employment within six months after (i) his base salary is reduced below its level in effect on the Effective Date without his consent, (ii) the duties assigned to Mr. Marino are not as set forth in the Marino Employment Agreement and he has not consented thereto, or (iii) Wachovia has breached its responsibilities and obligations to Mr. Marino under the Marino Employment Agreement, or if Mr. Marino voluntarily terminates his employment within three years of a "Change of Control" but subsequent to the first anniversary of the Effective Date, Mr. Marino will be entitled to receive cash compensation and benefits as described below (the "Compensation Continuance") for the period beginning with the date of such termination and ending with the second anniversary of the date of such termination (if he is terminated not for "cause", or if Mr. Marino terminates his employment pursuant to clauses (i),
(ii) or (iii) above, or if he terminates his employment within three years of a "Change of Control") or the first anniversary of the date of such termination (if Mr. Marino voluntarily terminates his employment on or subsequent to the first anniversary of the Effective Date), regardless of whether the term of the Marino Employment Agreement otherwise would end before such period expires (the "Compensation Period"). The cash compensation to be received monthly during the Compensation Period will equal one-twelfth of the sum of (x) Mr. Marino's highest annual rate of salary from Wachovia in effect during the twelve-month period prior to his termination, plus (y) an amount equal to the average of the annual amounts awarded to Mr. Marino under Wachovia's Senior Management Incentive Plan, the 1st United Executive Bonus Program or the guaranteed incentive payment payable by Wachovia during 1998 averaged over the two consecutive calendar years immediately preceding the termination. During the Compensation Period, Mr. Marino will be deemed to be continuing in the employment of Wachovia for the purpose of applying and administering benefit plans of Wachovia (other than any tax-qualified retirement plans) and individual contracts between Wachovia and Mr. Marino providing supplemental or equalization payments or benefits with respect to Mr. Marino, with such supplemental benefits facilitating the continuation of the benefits which would have been afforded under the tax-qualified plans, subject to termination in the event Mr. Marino engages in full-time employment. In addition, if Wachovia terminates Mr. Marino for any reason other than for "cause" prior to the first anniversary of the Effective Date, or if Mr. Marino voluntarily terminates his employment prior to the first anniversary for the reasons set forth in clauses (i), (ii) or (iii) above, then in addition to the Compensation Continuance, Wachovia would accelerate payment of the remainder of the base salary and the guaranteed incentive payment on behalf of the 1998 year. Immediately upon such termination of Mr. Marino's employment, all of Mr. Marino's options to acquire shares of Wachovia Common Stock will become fully vested and exercisable and certain restricted awards will be deemed to be earned in full.

     The Marino Employment Agreement prohibits Mr. Marino from competing with Wachovia during the Compensation Continuance period within the counties in Florida in which Wachovia has an existing or formally planned presence as evidenced by written documentation of planned expansion by Wachovia within various counties.

     The Marino Employment Agreement provides for a gross-up payment to be made to Mr. Marino, if necessary, to eliminate the effects of the imposition of the excise tax under Section 4999 of the Code on the payments made thereunder and of the imposition of income and excise taxes on such gross-up payment.

     On the Effective Date, Mr. Marino will be granted 2,000 restricted shares of Wachovia Common Stock and options to purchase 5,000 shares of Wachovia Common Stock at an exercise price equal to the market price of Wachovia Common Stock as of the Effective Time. The options and the restricted shares will vest over a five-year period.

     CONVERSION OF 1ST UNITED COMMON STOCK OWNED BY DIRECTORS AND OFFICERS. Certain directors and officers of 1st United own shares of 1st United Common Stock which will be converted into shares of Wachovia Common Stock at the same exchange ratio as will apply to every other 1st United shareholder. See "Voting Securities and Principal Shareholders of 1st United -- Shares Beneficially Owned by Directors and Executive Officers."

     BENEFITS. The Merger Agreement provides that Wachovia will provide certain benefits to certain employees of 1st United as described above in " -- Post-Acquisition Compensation and Benefits."

CONDITIONS TO CONSUMMATION

     The obligations of 1st United and Wachovia to consummate the Merger are subject to the satisfaction or written waiver of the following conditions: (i) the Merger Agreement shall have been approved by requisite vote of the shareholders of 1st United; (ii) the required regulatory approvals described below under "Regulatory Approvals" shall have been received, generally without any conditions, restrictions or requirements which the board of directors of Wachovia (the "Wachovia Board") reasonably determines in good faith would (A) following the Effective Time, have a material adverse effect on Wachovia and its subsidiaries taken as a whole or (B) reduce the benefits of the Merger to such a degree that Wachovia would not have entered into the Merger Agreement had such conditions, restrictions or requirements been known at the date of the Merger Agreement; (iii) no court or regulatory authority shall have taken any action prohibiting the consummation of the transactions contemplated by the Merger Agreement; (iv) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been declared effective by the Commission and shall not be subject to a stop order or any threatened stop order; (v) the shares of Wachovia Common Stock issuable in connection with the Merger shall have been qualified, registered or otherwise approved for exchange under the securities laws of the various states in which such qualification, registration or approval is required; (vi) the shares of Wachovia Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE; (vii) 1st United shall have received an opinion of Akerman, Senterfitt & Eidson, P.A., special counsel to 1st United, as to certain tax matters; (viii) Wachovia shall have received an opinion of Sullivan & Cromwell, special counsel to Wachovia, as to certain tax matters; (ix) the other party's representations and warranties shall remain accurate and each party shall have performed in all material respects all of the obligations required to be performed by it pursuant to the Merger Agreement, and shall have delivered certificates confirming satisfaction of the foregoing requirements; and (x) each party shall have received a letter of the other party's independent accountants as to certain financial information of the other party.

     No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this Proxy Statement/Prospectus, the parties have no reason to believe that any of the conditions set forth above will not be satisfied.

     The conditions to consummation of the Merger may generally be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of the 1st United shareholders. As of the date of this Proxy Statement/Prospectus, neither Wachovia nor 1st United intends to waive the conditions as to the receipt of opinions of counsel on taxation matters. In the event of a failure to obtain tax opinions, and a party's determination to waive such condition to the consummation of the Merger, 1st United would resolicit the votes of its shareholders to approve the Merger without such condition and update the information contained herein with respect to the tax consequences of the Merger as necessary. See " -- Amendment, Waiver and Termination."

REGULATORY APPROVALS

     FEDERAL RESERVE BOARD. The Merger is subject to prior approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under
Section 3 of the BHC Act. Such approval was obtained on September 19, 1997.

     Pursuant to the BHC Act, the Merger may not be consummated until 30 days after such approval (or October 19), during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days. Wachovia and 1st United believe that the Merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Wachovia.

     STATE AUTHORITIES. Consummation of the Merger is subject to the prior approval of the FDBF and the State Corporation Commission of Virginia. The Merger may also be subject to the approval of, or notice to, other state authorities under various state bank, insurance and securities regulatory statutes.

     STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION. Wachovia and 1st United have filed (or will promptly file) all applications and notices and have taken (or will promptly take) other appropriate action with respect to any requisite approvals or other action of any governmental authority. The Merger Agreement provides that the obligation of each of Wachovia and 1st United to consummate the Merger is conditioned upon, among other things, (i) the receipt of all requisite regulatory approvals, including the approvals of the Federal Reserve Board and, to the extent necessary, the state authorities, (ii) the termination or expiration of all statutory or regulatory waiting periods in respect thereof and (iii) no such approvals containing conditions, restrictions or requirements which the Wachovia Board reasonably determines in good faith would, after the Effective Date, have a material adverse effect on Wachovia and its subsidiaries taken as a whole or reduce the benefits of the transactions contemplated in the Merger Agreement to such a degree that Wachovia would not have entered into the Merger Agreement had such been known at the date of the Merger Agreement.

     THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCES THAT ALL SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION, RESTRICTION OR REQUIREMENT THAT CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT. SEE " -- THE EFFECTIVE TIME," " -- CONDITIONS TO CONSUMMATION," AND " -- AMENDMENT, WAIVER AND TERMINATION."

AMENDMENT, WAIVER AND TERMINATION

     To the extent permitted by law, 1st United and Wachovia may amend the Merger Agreement by written agreement at any time. Prior to or at the Effective Time, either 1st United or Wachovia, acting through its respective board of directors, chief executive officer or other authorized officer, may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the obligations of such party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of an applicable law or governmental regulation.

     The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of the boards of directors of 1st United and Wachovia. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time by either Wachovia or 1st United if: (i) the other party breaches, and does not timely cure any breach of, a representation, warranty, covenant or other agreement contained in the Merger Agreement and such breach, individually or in the aggregate, has a Material Adverse Effect (as defined in the Merger Agreement); (ii) any consent or approval of certain regulatory authorities is denied by final nonappealable action of such authority or the 1st United shareholders fail to approve the Merger Agreement; or (iii) the Merger has not been consummated by March 31, 1998 unless the failure to consummate by such time is due to knowing action or inaction of the party seeking to terminate. Also, Wachovia may terminate the Merger Agreement if the 1st United Board shall fail to recommend approval of the Merger, or has modified or changed such recommendation.

CONDUCT OF BUSINESS PENDING THE MERGER

     1ST UNITED. 1st United has agreed in the Merger Agreement, unless the prior written consent of Wachovia is obtained, and except as otherwise contemplated by the Merger Agreement, not to, and to cause each of its subsidiaries not to:

     (a) conduct the business of 1st United and its subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon 1st United's ability to perform any of its material obligations under the Merger Agreement;

     (b) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of, or rights to acquire, 1st United Common Stock, enter into any agreement with respect to the foregoing, or permit any additional shares of 1st United Common Stock to become subject to new grants of employee or director stock options, other rights or similar stock-based employee rights;

     (c) (i) make, declare, pay or set aside for payment any dividend (other than quarterly cash dividends in an amount not to exceed $0.11 per share and dividends from wholly owned subsidiaries, except that if Wachovia increases its regular quarterly dividend to an amount in excess of $0.40 per share, then 1st United may increase, at its option, all future dividends in an amount proportionate to the increase in the Wachovia dividend) on or in respect of, or declare or make any distribution on, any shares of 1st United stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of capital stock;

     (d) enter into or amend or renew any employment, consulting, severance or similar agreements with any director, officer or employee of 1st United or its subsidiaries, or grant any salary or wage increase or increase any employee benefit, except (i) for normal individual increases in compensation to employees, (ii) for other changes that are required by applicable law, (iii) to satisfy previously disclosed contractual obligations or (iv) for grants of awards to newly hired employees consistent with past practice;

     (e) enter into, establish, adopt or amend (except as may be required by applicable law or to satisfy previously disclosed contractual obligations) any benefit plan in respect of any director, officer or employee of 1st United or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

     (f) sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material;

     (g) acquire all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that is not material;

     (h) amend its or any subsidiary's articles or certificate of incorporation or bylaws;

     (i) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

     (j) except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts;

     (k) settle any material claim, action or proceeding;

     (l)(i) knowingly take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization for tax purposes; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue, (B) any of the conditions to the Merger not being satisfied or
(C) a material violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or regulation;

     (m) except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

     (n) incur any indebtedness for borrowed money other than in the ordinary course of business; or

     (o) agree or commit to do any of the foregoing.

     In addition, 1st United has agreed that it shall not, and shall cause its subsidiaries and its subsidiaries' officers, directors, agents, advisers and affiliates not to, solicit or encourage inquiries or proposals with respect to, or except to the extent legally required for the discharge by the 1st United Board of its fiduciary duties as advised in writing by its counsel, engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving 1st United or any of its subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, 1st United or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (an "Acquisition Proposal"). In the Merger Agreement, 1st United agreed to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the Merger Agreement with any parties other than Wachovia with respect to any of the foregoing and agreed to use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. 1st United has agreed to promptly (within 24 hours) advise Wachovia following the receipt by 1st United of any Acquisition Proposal and the substance thereof, and immediately advise Wachovia of any significant developments with respect to any Acquisition Proposal.

     WACHOVIA. Wachovia has agreed in the Merger Agreement, unless the prior written consent of 1st United is obtained, and except as otherwise contemplated by the Merger Agreement, not to, and cause each of its subsidiaries not to:

     (a) make, declare, pay or set aside for payment any extraordinary dividend; or

     (b)(i) take any action that would materially impair its ability to consummate the Merger; (ii) take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization for tax purposes; or (iii) knowingly take any action that is intended or is reasonably likely to result in
(A) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue, (B) any of the conditions to the Merger not being satisfied or (C) a material violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or regulation; PROVIDED, HOWEVER, that nothing contained in the Merger Agreement limits the ability of Wachovia to exercise its rights under the Stock Option Agreement.

EXPENSES AND FEES

     The Merger Agreement provides that each party shall be responsible for all expenses incurred by it in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement, except that Wachovia and 1st United have agreed to share equally all Commission filing fees and all printing expenses payable in connection with the Registration Statement and this Proxy Statement/Prospectus.

ACCOUNTING TREATMENT

     The Merger is anticipated to be accounted for as a "purchase", as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of 1st United as of the Effective Time will be recorded at their respective fair values and added to those of Wachovia. Financial statements of Wachovia issued after the Effective Time would reflect such values and would not be restated retroactively to reflect the historical financial position or results of operations of 1st United.

DISSENTERS' RIGHTS

     Under the Florida Business Corporation Act, holders of 1st United Common Stock have no dissenters' rights in connection with the Merger.

STOCK EXCHANGE LISTING OF WACHOVIA COMMON STOCK

     Wachovia has agreed to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Wachovia Common Stock to be issued to the holders of 1st United Common Stock in the Merger.

RESALES OF WACHOVIA COMMON STOCK

     The shares of Wachovia Common Stock issued in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of 1st United for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Such affiliates may not sell their shares of Wachovia Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act.

     1st United has agreed in the Merger Agreement to use its reasonable best efforts to cause each person who may be deemed to be an "affiliate" of 1st United to execute and deliver to Wachovia an agreement pursuant to which such person agrees, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of Wachovia Common Stock distributed to them pursuant to the Merger except in compliance with Rule 145 under the Securities Act, or in a transaction that, in the opinion of counsel reasonably satisfactory to Wachovia, is otherwise exempt from the registration requirements of the Securities Act, or in an offering which is registered under the Securities Act. Wachovia may place restrictive legends on certificates representing Wachovia Common Stock issued to all persons who are deemed to be "affiliates" of 1st United under Rule 145. This Proxy Statement/Prospectus does not cover resales of Wachovia Common Stock received by any person who may be deemed to be an affiliate of 1st United.

STOCK OPTION AGREEMENT

     As a condition and an inducement to Wachovia's entering into the Merger Agreement, 1st United entered into the Stock Option Agreement with Wachovia. The following description of the Stock Option Agreement is qualified in its entirety by reference to the text of such Stock Option Agreement, a copy of which is attached as Appendix B and which is incorporated herein by reference.

     Pursuant to the Stock Option Agreement, 1st United granted Wachovia the Option, which permits Wachovia to purchase up to 2,020,000 shares of 1st United Common Stock (the "Option Shares"), subject to adjustment in certain cases as described below but in no event exceeding 19.9% of the number of shares of 1st United Common Stock outstanding immediately before exercise of the Option. The exercise price of the Option is $18.75 per share, subject to adjustment under specified circumstances (such exercise price, as so adjusted, being referred to herein as the "Option Price").

     The Option will become exercisable in whole or in part if both an "Initial Triggering Event" and a "Subsequent Triggering Event" occur with respect to 1st United prior to the occurrence of an "Exercise Termination Event," as such terms are defined below. The purchase of any shares of 1st United Common Stock pursuant to the Option is subject to compliance with applicable law, including the receipt of necessary approvals under the BHC Act. If Wachovia were to exercise its right to acquire the full 19.9% of the number of shares outstanding of 1st United Common Stock subject to the Option, Wachovia would hold approximately 16.6% of the outstanding shares of 1st United Common Stock immediately after such exercise.

     The Stock Option Agreement generally defines the term "Initial Triggering Event" to mean any of the following events or transactions:

          (i) 1st United or 1st United Bank, without Wachovia's prior written consent, enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with a third party or the 1st United Board recommends that the shareholders of 1st United approve or accept any Acquisition Transaction, other than as contemplated by the Merger Agreement;

          (ii) A third party shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of 1st United Common Stock;

          (iii) The shareholders of 1st United shall have voted and failed to approve the Merger Agreement at 1st United's shareholder meeting or such meeting has not been held in violation of the Merger Agreement or has been canceled prior to termination of the Merger Agreement if, prior to such shareholder meeting (or if such shareholder meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any third party shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction with respect to 1st United;

          (iv) The 1st United Board withdraws or modifies (or publicly announces its intention to withdraw or modify) in any manner adverse to Wachovia its recommendation that the shareholders of 1st United approve the Merger Agreement at 1st United's shareholder meeting, or 1st United, without Wachovia's prior written consent, authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with a third party;

          (v) A third party makes a proposal to 1st United or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

          (vi) A third party shall have filed with the Commission a registration statement with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the Commission with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange or tender offer);

          (vii) 1st United willfully breaches any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Wachovia would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

          (viii) A third party files an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     As used in the Stock Option Agreement, the term "Acquisition Transaction" means (i) a merger or consolidation or any similar transaction, involving 1st United or 1st United Bank (other than mergers, consolidations or similar transactions involving solely 1st United and/or one or more of its wholly-owned subsidiaries, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement), (ii) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of 1st United or 1st United Bank or (iii) a purchase or other acquisition (including by merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of 1st United or 1st United Bank.

     The Stock Option Agreement generally defines the term "Subsequent Triggering Event" to mean any of the following events or transactions: (i) the acquisition by a third party of beneficial ownership of 20% or more of the then outstanding 1st United Common Stock or (ii) 1st United or any of its subsidiaries, without having received the prior written consent of Wachovia, enters into an agreement to engage in an Acquisition Transaction with a third party or the 1st United Board recommends that the shareholders of 1st United approve or accept any Acquisition Transaction, other than as contemplated by the Merger Agreement; provided, that for purposes of the definition of "Subsequent Triggering Event," the percentage referred to in clause (iii) of the definition of "Acquisition Transaction" above shall be 20% rather than 10%.

     The Stock Option Agreement defines the term "Exercise Termination Event" to mean any of (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with its terms, if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Wachovia if 1st United breaches, and does not timely cure any breach of, a representation, warranty, covenant or other agreement contained in the Merger Agreement and such breach, individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect (as defined in the Merger Agreement) or if the 1st United Board has failed to recommend approval of the Merger, if necessary, or has withdrawn, modified or changed such recommendation (see " -- Amendment, Waiver and Termination") or a termination by either Wachovia or 1st United if the 1st United shareholders fail to approve the Merger; or (iii) the passage of 18 months, subject to extension in order to obtain required regulatory approvals, to comply with applicable regulatory waiting periods or to avoid liability under Section 16(b) of the Exchange Act, after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination described in clause (ii) above. Notwithstanding anything to the contrary contained in the Stock Option Agreement, the Option may not be exercised at any time when Wachovia is in breach of any of its covenants or agreements contained in the Merger Agreement such that 1st United shall be entitled to terminate the Merger Agreement pursuant to the terms thereof, and the Stock Option Agreement shall automatically terminate upon the termination of the Merger Agreement by 1st United pursuant to the terms thereof as a result of a breach by Wachovia of its covenants or agreements contained therein.

     If the Option becomes exercisable, it may be exercised in whole or in part within six months following the applicable Subsequent Triggering Event. Wachovia's right to exercise the Option and certain other rights under the Stock Option Agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under
Section 16(b) of the Exchange Act. The Option Price and the number of shares issuable under the Option are subject to adjustment in the event of specified changes in the capital stock of 1st United.

     Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Wachovia will have certain registration rights with respect to the shares of 1st United Common Stock issued or issuable pursuant to the Option.

     The Stock Option Agreement also provides that at any time after the occurrence of a "Repurchase Event" (as defined below), upon request, 1st United shall be obligated to repurchase the Option and all or any part of the Option Shares. Such repurchase of the Option shall be at a price per share equal to the amount by which the "Market/Offer Price" (as defined below) exceeds the Option Price (as adjusted). A repurchase of Option Shares shall be at a price per share equal to the Market/Offer Price. The term "Market/Offer Price" means the highest of (i) the price per share at which a tender or exchange offer has been made for 1st United Common Stock, (ii) the price per share of 1st United Common Stock that any third party is to pay pursuant to an agreement with 1st United, (iii) the highest closing price per share of 1st United Common Stock within the six-month period immediately preceding the date that notice to repurchase is given or (iv) in the event of a sale of all or substantially all of 1st United assets or deposits, the sum of the price paid for such assets or deposits and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of 1st United Common Stock outstanding at the time of such sale. The term "Repurchase Event" is defined to mean (i) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of 1st United Common Stock or
(ii) the consummation of an Acquisition Transaction; provided, that for purposes of the definition of "Repurchase Event," the percentage referred to in clause
(iii) of the definition of "Acquisition Transaction" above shall be 50% rather than 10%.

     The Stock Option Agreement also provides that Wachovia may, at any time following a Repurchase Event and prior to an Exercise Termination Event, surrender the Option (and any Option Shares obtained upon the exercise thereof and still held by Wachovia) for a cash surrender fee (the "Surrender Fee") equal to $5 million (i) plus, if applicable, Wachovia's purchase price actually paid with respect to any Option Shares and (ii) minus, if applicable, any net cash received pursuant to the sale of Option Shares to any third party (less the purchase price of such Option Shares). Wachovia may not exercise its right to surrender the Option and receive the Surrender Fee if 1st United has previously repurchased any Option Shares as described in the preceding paragraph.

     Pursuant to the terms of the Stock Option Agreement, in the event that, prior to an Exercise Termination Event, 1st United enters into certain transactions in which 1st United is not the surviving corporation, certain fundamental changes in the capital stock of 1st United occur or 1st United sells all or substantially all of its or certain of its subsidiaries' assets, the Option will be converted into a substitute option (the "Substitute Option"), with terms similar to those of the Option, to purchase capital stock of the entity that is the effective successor to 1st United.

     The Stock Option Agreement provides that neither Wachovia nor 1st United may assign any of its rights or obligations thereunder without the written consent of the other party, except that in the event an Initial Triggering Event occurs prior to an Exercise Termination Event, Wachovia may, subject to certain limitations, assign its rights and obligations thereunder in whole or in part (subject to extension in certain cases).

     Arrangements such as the Stock Option Agreement are customarily entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the grantee for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated under certain circumstances involving an acquisition or potential acquisition of the issuer by a third party. The Stock Option Agreement was entered into to accomplish these objectives. The Stock Option Agreement may have the effect of discouraging offers by third parties to acquire 1st United prior to the Merger, even if such persons were prepared to offer to pay consideration to 1st United shareholders which has a higher current market price than the shares of Wachovia Common Stock to be received by such holders pursuant to the Merger Agreement.

     To the best knowledge of 1st United and Wachovia, no event giving rise to the right to exercise the Option has occurred as of the date of this Proxy Statement/Prospectus.

SHAREHOLDER AGREEMENTS

     As a condition and an inducement to Wachovia's entering into the Merger Agreement, certain directors (and certain related entities and family members) of 1st United who hold approximately 27.6% of the outstanding shares of 1st United Common Stock, agreed to vote all such shares in favor of approval of the Merger Agreement. A copy of the Shareholder Agreement executed by such directors is attached hereto as Appendix C. Such shareholders have also agreed to take all reasonable actions to consummate the Merger and not to sell any shares owned by them unless the buyer also agrees to vote such shares in favor of approval of the Merger Agreement. Accordingly, assuming such shares are so voted, approval of the Merger Agreement will require the affirmative vote of the holders of approximately an additional 23% of the outstanding shares of 1st United Common Stock in order for the Merger Agreement to be approved at the Special Meeting. See "General Information -- Vote Required."

                                  ACQUISITIONS

MERGER WITH JEFFERSON BANKSHARES, INC.

     On June 10, 1997, Wachovia entered into a merger agreement with Jefferson, the parent of Jefferson National Bank in Charlottesville, Virginia, pursuant to which Jefferson will be merged with and into Wachovia. At the effective time of the Jefferson Merger, each outstanding share of common stock of Jefferson ("Jefferson Common Stock") will be converted into the right to receive 0.625 of a share of Wachovia Common Stock. In connection with the Jefferson Merger, Jefferson has granted Wachovia a stock option to purchase a number of shares of Jefferson Common Stock up to 19.9% of the Jefferson Common Stock outstanding immediately before exercise of the option, for a purchase price of $29.6875 per share, subject to adjustment in certain circumstances. The boards of directors of both companies have approved the Jefferson Merger.

     Jefferson, headquartered in Charlottesville, Virginia, is a bank holding company registered under the provisions of the BHC Act. At June 30, 1997, Jefferson had assets of approximately $2.2 billion, deposits of approximately $1.9 billion, and shareholders' equity of approximately $212 million. Net income for the first six months ended June 30, 1997, was approximately $15 million and approximately $27.8 million for the year ended December 31, 1996. With 96 offices and 60 ATMs, Jefferson is the fifth largest Virginia-based banking company. Jefferson National Bank has the largest deposit share in Charlottesville with additional branch presence in the Tidewater, Richmond, Fredericksburg and Shenandoah Valley areas of Virginia. Jefferson provides a wide variety of financial services to a broad customer base of individuals, corporations, institutions and governments primarily located in Virginia.

     The Jefferson Merger is expected to be accounted for as a purchase. The Jefferson Merger is subject to the approval of the shareholders of Jefferson and appropriate regulatory agencies and is expected to close in the fourth quarter of 1997. On August 26, 1997, Wachovia received approval from the Federal Reserve for the Jefferson Merger.

     Additional information concerning the Jefferson Merger and financial information relating to Jefferson are contained in Wachovia's Current Report on Form 8-K dated June 9, 1997, which is incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

MERGER WITH CENTRAL FIDELITY BANKS, INC.

     On June 23, 1997, Wachovia entered into a merger agreement with Central Fidelity, pursuant to which Central Fidelity will be merged with and into Wachovia, with Wachovia being the surviving corporation (the "Central Fidelity Merger"). At the effective time of the Central Fidelity Merger, each outstanding share of common stock of Central Fidelity (the "Central Fidelity Common Stock") will be converted into the right to receive 0.63 of a share of Wachovia Common Stock. In connection with the merger agreement, Central Fidelity has granted Wachovia a stock option to purchase a number of shares of Central Fidelity Common Stock up to 19.9% of the number of shares of Central Fidelity Common Stock outstanding immediately before exercise of the option for a purchase price of $32.19 per share, subject to adjustment in certain circumstances. The boards of directors of both companies have approved the Central Fidelity Merger.

     Central Fidelity, headquartered in Richmond, Virginia, is a bank holding company registered under the provisions of the BHC Act. Central Fidelity, the third largest banking company, serves Virginia markets primarily through its wholly-owned banking subsidiary, Central Fidelity National Bank, a national banking association.

Central Fidelity National Bank operates 248 branch offices, including 27 full-service supermarket locations, and 228 automated teller machines throughout Virginia. At June 30, 1997, Central Fidelity had total assets of approximately $10.67 billion, deposits of approximately $8.04 billion and shareholders' equity of approximately $803 million. Net income for the first six months ended June 30, 1997 was $328.7 million. Central Fidelity, through Central Fidelity National Bank and its other subsidiaries, provides a wide variety of financial services to a broad customer base of individuals, corporations, institutions and governments primarily located in Virginia.

     The Central Fidelity Merger is expected to be accounted for as a pooling of interests. Both Wachovia and Central Fidelity have rescinded their previously announced share repurchase programs, including the repurchase of shares announced in connection with the Jefferson Merger. Pursuant to the merger agreement with Central Fidelity, Wachovia will add three current members of the Central Fidelity board of directors to the Wachovia Board. The Central Fidelity Merger is subject to the approval of the shareholders of Central Fidelity and appropriate regulatory agencies, including the Federal Reserve Board, and is expected to close in the fourth quarter of 1997.

     In connection with the announcement of the Central Merger, Wachovia announced that it estimated that the Central Fidelity Merger (after giving effect to the Jefferson Merger) would be accretive to Wachovia's reported earnings per share in 1999 by 4%. This estimate includes Wachovia's current estimates of cost savings equal to 30% of Central Fidelity's operating expenses and revenue enhancements equal to at least 10% of non-interest income. Wachovia estimates it will incur a $174 million pretax charge in connection with the Merger, including a one-time charge of $117 million in 1997 and a charge of $57 million to be expensed in 1998.

     Additional information concerning the Central Fidelity Merger and financial information relating to Central Fidelity are contained in Wachovia's Current Reports on Form 8-K dated June 23, 1997 and September 8, 1997, each of which is incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

ACQUISITIONS GENERALLY

     Wachovia regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of Wachovia's book value and net income per common share may occur in connection with any future transactions.

                    WACHOVIA AND CENTRAL FIDELITY UNAUDITED
                    PRO FORMA COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Combined Financial Information combines the historical Consolidated Financial Statements of Wachovia and Central Fidelity, giving effect to the Central Fidelity Merger as if it had been effective on June 30, 1997, with respect to the Unaudited Pro Forma Combined Statement of Condition, and as of the beginning of the periods indicated herein, with respect to the Unaudited Pro Forma Combined Statements of Income. The Central Fidelity Merger will be accounted for as a pooling-of-interests. Under the pooling-of-interests method of accounting, the historical book values of the assets, liabilities and shareholders' equity of Central Fidelity as reported on its consolidated Statement of Condition will be carried over onto the consolidated Statement of Condition of Wachovia after addressing conformity issues, and no goodwill or other intangible assets will be created. Wachovia will include in its consolidated statement of income the consolidated results of operations of Central Fidelity for the entire fiscal year in which the Central Fidelity Merger occurs after addressing conformity issues and will combine and restate its results of operations for prior periods to include the reported consolidated results of operations of Central Fidelity for prior periods after addressing conformity issues. This information should be read in conjunction with the historical Consolidated Financial Statements of Wachovia and Central Fidelity, including their respective notes thereto, which are incorporated by reference into this Proxy Statement/Prospectus. The effect of estimated merger and restructuring costs expected to be incurred in connection with the Central Fidelity Merger has been reflected in the Unaudited Pro Forma Combined Statement of Condition; however, since the estimated costs are nonrecurring, they have not been reflected in the Unaudited Pro Forma Combined Statements of Income. The Unaudited Pro Forma Combined Financial Information does not give effect to any anticipated cost savings in connection with the Central Fidelity Merger. The Unaudited Pro Forma Combined Statement of Condition is not necessarily indicative of the actual financial position that would have existed had the Central Fidelity Merger been consummated on the dates indicated, or that may exist in the future. The Unaudited Pro Forma Combined Statements of Income are not necessarily indicative of the results that would have occurred had the Central Fidelity Merger been consummated on the dates indicated or that may be achieved in the future.

     No pro forma financial statements are included in this Proxy
Statement/Prospectus with respect to the Merger because the pro forma effects of the Merger are not material to Wachovia's consolidated financial statements. Accordingly, such information is also immaterial to an understanding of the proposed Merger by the shareholders of 1st United.

     In connection with the announcement of the Merger, Wachovia announced that it estimated that the Merger will be accretive to reported earnings per share in 1998. This estimate includes Wachovia's current estimates of cost savings equal to 20% of 1st United's operating expenses and revenue enhancements equal to at least 10% of non-interest income. Wachovia estimates it will incur $3 million in pretax integration expenses in connection with the Merger. In addition, in connection with the Merger, Wachovia announced that it may repurchase up to 3.5 million shares issued pursuant to the Merger.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF CONDITION

                              AS OF JUNE 30, 1997

                                 (IN THOUSANDS)

                                                                       CENTRAL       PRO FORMA       PRO FORMA
                                                       WACHOVIA       FIDELITY      ADJUSTMENTS       COMBINED
ASSETS
Cash and due from banks...........................   $  3,392,418    $   312,192     $      --      $  3,704,610
Federal funds sold and other money market
  investments.....................................      1,099,967        149,860            --         1,249,827
Securities available for sale.....................      6,983,389      2,967,226            --         9,950,615
Securities held to maturity.......................      1,271,149             --            --         1,271,149
Loans.............................................     33,255,625      6,926,376            --        40,182,001
  Allowance for loan losses.......................       (409,335)      (110,000)           --          (519,335)
Net loans.........................................     32,846,290      6,816,376            --        39,662,666
Premises and equipment............................        622,925        164,496            --           787,421
Other assets......................................      2,295,958        258,548        60,900(2)      2,615,406
       TOTAL ASSETS...............................   $ 48,512,096    $10,668,698     $  60,900      $ 59,241,694
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand............................................   $ 10,345,408    $ 1,288,662     $      --      $ 11,634,070
Large denomination certificates...................      2,367,267        502,780            --         2,870,047
Other.............................................     16,225,385      6,285,178            --        22,510,563
       Total deposits.............................     28,938,060      8,076,620            --        37,014,680
Federal funds purchased and securities sold under
  repurchase agreements...........................      6,253,688      1,065,467            --         7,319,155
Other liabilities.................................      9,640,521        723,046       174,000(2)     10,537,567
       Total liabilities..........................     44,832,269      9,865,133       174,000        54,871,402

Shareholders' Equity:
Preferred stock...................................             --             --            --                --
Common stock......................................        797,698        283,623      (104,940)(1)       976,381
Capital surplus...................................        185,500        108,484       104,940(1)        398,924
Retained earnings.................................      2,660,914        402,844      (113,100)(2)     2,950,658
Unrealized gains (losses) on securities available
  for sale, net of tax............................         35,715          8,614            --            44,329
  Total shareholders' equity......................      3,679,827        803,565      (113,100)        4,370,292

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY......   $ 48,512,096    $10,668,698     $  60,900      $ 59,241,694

       See "Notes to Unaudited Pro Forma Combined Financial Information."

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           CENTRAL      PRO FORMA      PRO FORMA
                                                              WACHOVIA     FIDELITY    ADJUSTMENTS      COMBINED
INTEREST INCOME
Interest and fees on loans................................   $1,361,985    $300,376      $    --       $1,662,361
Securities available for sale.............................      228,005      95,851           --          323,856
Securities held to maturity...............................       52,245          --           --           52,245
Other interest income.....................................       32,790       2,415           --           35,205
       Total interest income..............................    1,675,025     398,642           --        2,073,667
INTEREST EXPENSE
Total deposits............................................      478,367     155,868           --          634,235
Short-term borrowings.....................................      200,958      24,854           --          225,812
Other.....................................................      176,989      18,463           --          195,452
       Total interest expense.............................      856,314     199,185           --        1,055,499
Net interest income.......................................      818,711     199,457           --        1,018,168
Provision for loan losses.................................       97,713      27,565           --          125,278
Net interest income after provision for loan losses.......      720,998     171,892           --          892,890
OTHER INCOME
Fees for trust services...................................       75,226       9,292           --           84,518
Service charges on deposit accounts.......................      127,564      20,691           --          148,255
Investment securities gains (losses)......................          661       1,881           --            2,542
Other income..............................................      231,780      17,904           --          249,684
       Total non-interest income..........................      435,231      49,768           --          484,999
OTHER EXPENSE
Salaries and employee benefits............................      355,754      74,924           --          430,678
Net occupancy and equipment expense.......................      102,975      24,672           --          127,647
Other expense.............................................      220,101      30,774           --          250,875
       Total non-interest expense.........................      678,830     130,370           --          809,200
Income before income taxes................................      477,399      91,290           --          568,689
Income taxes..............................................      148,694      29,715           --          178,409
NET INCOME................................................   $  328,705    $ 61,575      $    --       $  390,280
Net income per primary share..............................   $     2.00    $   1.06                    $     1.94
Weighted average primary shares outstanding...............      164,145      58,068                       200,728
Net income per fully diluted share........................   $     2.00    $   1.03                    $     1.94
Weighted average fully diluted shares outstanding.........      164,158      59,557                       201,679

       See "Notes to Unaudited Pro Forma Combined Financial Information."

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           CENTRAL      PRO FORMA      PRO FORMA
                                                              WACHOVIA     FIDELITY    ADJUSTMENTS      COMBINED
INTEREST INCOME
Interest and fees on loans................................   $2,544,658    $570,615      $    --       $3,115,273
Securities available for sale.............................      472,108     212,875           --          684,983
Securities held to maturity...............................      117,548          --           --          117,548
Other interest income.....................................       93,000       5,130           --           98,130
       Total interest income..............................    3,227,314     788,620           --        4,015,934
INTEREST EXPENSE
Total Deposits............................................      881,562     322,187           --        1,203,749
Short-term borrowings.....................................      431,094      51,250           --          482,344
Other.....................................................      359,946      39,916           --          399,862
       Total interest expense.............................    1,672,602     413,353           --        2,085,955
Net interest income.......................................    1,554,712     375,267           --        1,929,979
Provision for loan losses.................................      149,911      43,865           --          193,776
Net interest income after provision for loan losses.......    1,404,801     331,402           --        1,736,203
OTHER INCOME
Service charges on deposit accounts.......................      242,368      37,832           --          280,200
Fees for trust services...................................      137,841      16,780           --          154,621
Investment securities gains (losses)......................        3,736          99           --            3,835
Other income..............................................      403,705      31,204           --          434,909
       Total other income.................................      787,650      85,915           --          873,565
OTHER EXPENSE
Salaries and employee benefits............................      654,525     142,347           --          796,872
Net occupancy and equipment expense.......................      204,443      46,147           --          250,590
Other expense.............................................      398,581      63,447           --          462,028
       Total other expense................................    1,257,549     251,941           --        1,509,490
Income before income taxes................................      934,902     165,376           --        1,100,278
Income tax expense........................................      290,345      52,674           --          343,019
NET INCOME................................................   $  644,557    $112,702      $    --       $  757,259
Net income per primary share..............................   $     3.81    $   1.89                    $     3.66
Weighted average primary shares outstanding...............      169,094      59,737                       206,728
Net income per fully diluted share........................   $     3.80    $   1.85                    $     3.64
Weighted average fully diluted shares outstanding.........      169,827      60,758                       208,105

       See "Notes to Unaudited Pro Forma Combined Financial Information."

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           CENTRAL      PRO FORMA      PRO FORMA
                                                              WACHOVIA     FIDELITY    ADJUSTMENTS      COMBINED
INTEREST INCOME
Interest and fees on loans................................   $2,384,919    $526,896      $    --       $2,911,815
Securities available for sale.............................      268,106     239,010           --          507,116
Securities held to maturity...............................      294,241          --           --          294,241
Other interest income.....................................       72,464       6,014           --           78,478
       Total interest income..............................    3,019,730     771,920           --        3,791,650
INTEREST EXPENSE
Total deposits............................................      823,454     319,725           --        1,143,179
Short-term borrowings.....................................      467,007      61,037           --          528,044
Other.....................................................      288,646      51,533           --          340,179
       Total interest expense.............................    1,579,107     432,295           --        2,011,402
Net interest income.......................................    1,440,623     339,625           --        1,780,248
Provision for loan losses.................................      103,791      26,713           --          130,504
Net interest income after provision for loan losses.......    1,336,832     312,912           --        1,649,744
OTHER INCOME
Service charges on deposit accounts.......................      209,113      35,150           --          244,263
Fees for trust services...................................      130,521      14,943           --          145,464
Gain on sale of mortgage servicing portfolio..............       79,025          --           --           79,025
Investment securities gains (losses)......................      (23,494)      3,253           --          (20,241)
Other income..............................................      340,467      26,329           --          366,796
       Total other income.................................      735,632      79,675           --          815,307
OTHER EXPENSE
Salaries and employee benefits............................      600,326     133,186           --          733,512
Net occupancy and equipment expense.......................      196,806      42,979           --          239,785
Other expense.............................................      406,464      62,000           --          468,464
       Total other expense................................    1,203,596     238,165           --        1,441,761
Income before income taxes................................      868,868     154,422           --        1,023,290
Income tax expense........................................      266,325      49,052           --          315,377
NET INCOME................................................   $  602,543    $105,370      $    --       $  707,913
Net income per primary share..............................   $     3.50    $   1.77                    $     3.38
Weighted average primary shares outstanding...............      172,089      59,674                       209,684
Net income per fully diluted share........................   $     3.49    $   1.74                    $     3.35
Weighted average fully diluted shares outstanding.........      172,957      60,573                       211,118

       See "Notes to Unaudited Pro Forma Combined Financial Information."

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1994

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           CENTRAL      PRO FORMA      PRO FORMA
                                                              WACHOVIA     FIDELITY    ADJUSTMENTS      COMBINED
INTEREST INCOME
Interest and fees on loans................................   $1,864,082    $440,691      $    --       $2,304,773
Securities available for sale.............................      182,440     217,945                       400,385
Securities held to maturity...............................      273,813          --           --          273,813
Other interest income.....................................       41,959       6,161                        48,120
       Total interest income..............................    2,362,294     664,797           --        3,027,091
INTEREST EXPENSE
Total deposits............................................      539,232     243,632           --          782,864
Short-term borrowings.....................................      272,572      45,834           --          318,406
Other.....................................................      226,584      41,225           --          267,809
       Total interest expense.............................    1,038,388     330,691           --        1,369,079
Net interest income.......................................    1,323,906     334,106           --        1,658,012
Provision for loan losses.................................       71,763      24,359           --           96,122
Net interest income after provision for loan losses.......    1,252,143     309,747           --        1,561,890
OTHER INCOME
Service charges on deposit accounts.......................      196,149      34,557           --          230,706
Fees for trust services...................................      128,100      13,926           --          142,026
Investment securities gains (losses)......................        3,320     (25,984)          --          (22,664)
Other income..............................................      280,183      36,739           --          316,922
       Total other income.................................      607,752      59,238           --          666,990
OTHER EXPENSE
Salaries and employee benefits............................      563,507     127,683           --          691,190
Net occupancy and equipment expense.......................      187,419      41,653           --          229,072
Other expense.............................................      347,487      75,729           --          423,216
       Total other expense................................    1,098,413     245,065           --        1,343,478
Income before income taxes................................      761,482     123,920           --          885,402
Income tax expense........................................      222,424      39,056           --          261,480
NET INCOME................................................   $  539,058    $ 84,864      $    --       $  623,922
Net income per primary share..............................   $     3.13    $   1.45                    $     2.98
Weighted average primary shares outstanding...............      172,339      58,742                       209,346
Net income per fully diluted share........................   $     3.12    $   1.42                    $     2.96
Weighted average fully diluted shares outstanding.........      172,951      59,861                       210,663

       See "Notes to Unaudited Pro Forma Combined Financial Information."

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(1) Pursuant to the Central Fidelity Merger Agreement, each outstanding share of Central Fidelity Common Stock (56,724,684 shares at June 30, 1997) will be converted into 0.63 of a share of Wachovia Common Stock (35,736,551 at June 30, 1997), subject to adjustment in the event of stock dividends, stock splits or similar changes in Wachovia's capitalization.

(2) Reflects Wachovia management's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger and restructuring costs of $174 million ($113 million net of taxes) expected to be incurred in connection with the Central Fidelity Merger. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the Pro Forma Combined Statement of Condition in order to disclose the aggregate effect of these activities on Wachovia's pro forma combined financial position. The estimated aggregate costs, primarily comprised of anticipated cash charges, include the following:

                                                                          (IN MILLIONS)
Personnel..............................................................       $  43
Systems and operations.................................................          67
Business unit integration and branch conversions.......................          34
Other..................................................................          30
                                                                              $ 174

   The personnel costs include costs of staff reductions, comprising employee severance costs, termination of certain employee benefit plans and employee assistance costs for separated employees resulting from reorganizations in connection with the Central Fidelity Merger. Systems and operations costs include costs associated with the elimination of redundant systems, including service contract terminations and other related costs of computer equipment and software write-offs due to duplication or incompatibility, and costs of transitioning customer accounts to a common system. Business unit integration and branch conversion costs consist of business unit consolidation expenses, lease termination and other costs associated with the closing and disposition of redundant branches and marketing and communications costs. Other expense includes transaction costs and other expenses directly associated with completing the Central Fidelity Merger. Wachovia anticipates that the majority of these costs, primarily comprised of cash charges, will be paid in 1997 and 1998.

   Management's cost estimates are forward looking. While the costs represent management's current estimate of merger and restructuring costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan to be completed prior to consummation of the Central Fidelity Merger, which is currently being developed by various Wachovia and Central Fidelity task forces and integration committees. Readers are cautioned that the completion of the Central Fidelity Merger and integration plan and the resulting management plans detailing actions to be undertaken to effect the Central Fidelity Merger will impact these estimates; the type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining its current estimate of these costs. See the statement regarding forward looking statements in "Incorporation of Certain Information by Reference."

                     DESCRIPTION OF WACHOVIA CAPITAL STOCK

     THE DESCRIPTIVE INFORMATION BELOW OUTLINES CERTAIN PROVISIONS OF WACHOVIA'S ARTICLES OF INCORPORATION AND BYLAWS AND THE NORTH CAROLINA BUSINESS CORPORATION ACT. THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF WACHOVIA'S ARTICLES OF INCORPORATION AND BYLAWS, WHICH ARE INCORPORATED BY REFERENCE AS EXHIBITS TO THE REGISTRATION STATEMENT, AND THE NORTH CAROLINA BUSINESS CORPORATION ACT. SEE "AVAILABLE INFORMATION."

GENERAL

     Wachovia's authorized capital stock consists of 500,000,000 shares of Wachovia Common Stock and 50,000,000 shares of preferred stock, par value $5.00 per share (the "Wachovia Preferred Stock"). As of June 30, 1997, there were 159,539,560 shares of Wachovia Common Stock outstanding and no shares of Wachovia Preferred Stock outstanding. In addition, at July 31, 1997, 22,219,602 shares of Wachovia Common Stock were reserved for issurance upon conversion of notes, exercise of stock options and awards and under Wachovia's dividend reinvestment plan. In addition, Wachovia estimates that 47,723,000 shares of Wachovia Common Stock will be issued in connection with the Merger, the Central Fidelity Merger and the Jefferson Merger.


     Because Wachovia is a holding company, the rights of Wachovia to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of Wachovia's shareholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that Wachovia itself may be a creditor of that subsidiary with recognized claims. Claims on Wachovia's subsidiaries by creditors other than Wachovia will include substantial obligations with respect to deposit liabilities and purchased funds.

PREFERRED STOCK

     The Wachovia Board is authorized to fix the preferences, limitations and relative rights of the Wachovia Preferred Stock and may establish series of such Wachovia Preferred Stock and determine the variations between series, and may cause Wachovia to issue any such shares without the approval of the holders of Wachovia Common Stock. If and when any Wachovia Preferred Stock is issued, the holders of Wachovia Preferred Stock may have a preference over holders of Wachovia Common Stock in the payment of dividends, upon liquidation of Wachovia, in respect of voting rights and in the redemption of the capital stock of Wachovia.

COMMON STOCK

     DIVIDENDS. The holders of Wachovia Common Stock are entitled to share ratably in dividends when and if declared by the Wachovia Board from funds legally available therefor.

     VOTING RIGHTS. Each holder of Wachovia Common Stock has one vote for each share held on matters presented for consideration by the shareholders.

     CLASSIFICATION OF BOARD OF DIRECTORS. The Wachovia Board is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Wachovia are elected at each annual meeting of the shareholders of Wachovia. Classification of the Wachovia Board has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Wachovia Board and thereby could impede a change in control of Wachovia.

     PREEMPTIVE RIGHTS. The holders of Wachovia Common Stock have no preemptive rights to acquire any additional shares of Wachovia Common Stock.

     ISSUANCE OF STOCK. Wachovia's articles of incorporation (the "Wachovia Articles") authorize the Wachovia Board to issue authorized shares of Wachovia Common Stock and Wachovia Preferred Stock and any other securities without shareholder approval. However, Wachovia Common Stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of Wachovia Common Stock under certain circumstances.

     LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding-up of Wachovia, whether voluntary or involuntary, the holders of Wachovia Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Wachovia Preferred Stock.

CHANGES IN CONTROL

     Certain provisions of the Wachovia Articles and Wachovia's bylaws may have the effect of preventing, discouraging or delaying any change in control of Wachovia. The authority of the Wachovia Board to issue Wachovia Preferred Stock with such rights and privileges as it may deem appropriate may enable the Wachovia Board to prevent a change in control despite a shift in ownership of the Wachovia Common Stock. In addition, the Wachovia Board's power to issue additional shares of Wachovia Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. Moreover, the classification of the Wachovia Board would delay the ability of a dissatisfied shareholder or anyone who obtains a controlling interest in the Wachovia Common Stock to elect its designees to a majority of the seats on the Wachovia Board. The following provisions also may deter any change in control of Wachovia.

     FAIR PRICE PROVISIONS. Certain provisions of the Wachovia Articles (the "Fair Price Provisions") limit the ability of an Interested Shareholder to effect certain transactions involving Wachovia. An "Interested Shareholder" is defined in the Wachovia Articles to mean a shareholder who directly or indirectly beneficially owns, alone or with associates or affiliates, more than 10% of the outstanding voting shares of Wachovia or a subsidiary of Wachovia, and certain assignees of or successors to any share of capital stock of Wachovia or a subsidiary which was at any time within two years prior thereto beneficially owned by an Interested Shareholder. Such transactions, which are referred to below collectively as a "Business Combination," include any merger with or consolidation into an Interested Shareholder or an affiliate thereof, any sale or other disposition of more than $25 million in assets to an Interested Shareholder or an associate or affiliate thereof, any issuance or transfer to any Interested Shareholder, or an associate or affiliate thereof, of equity securities of Wachovia or a subsidiary having a fair market value of $10 million or more, any recapitalization or reclassification of Wachovia securities or similar transaction increasing the percentage of outstanding shares owned by an Interested Shareholder or an associate or affiliate thereof or any proposal for liquidation or dissolution of Wachovia.

     Under the Fair Price Provisions, a Business Combination must either (i) be approved by the holders of at least 66 2/3% of the outstanding voting securities of Wachovia and the holders of at least a majority of the outstanding shares of Wachovia Common Stock not owned by the Interested Shareholder or (ii) comply with either the Continuing Director (as defined below) approval requirements described in this paragraph or the price requirements described in the following paragraph, in which case a Business Combination must be approved by the affirmative vote of a majority of the outstanding voting shares of Wachovia entitled to vote thereon. Under the Continuing Director requirement, the Business Combination must be approved by 66 2/3% of the "Continuing Directors," which consist of directors elected by shareholders of Wachovia prior to the Interested Shareholder's acquisition of more than 10% of the voting securities and any directors recommended to join the Wachovia Board by a majority of directors so elected. These approval provisions are less stringent than those contained in the North Carolina Shareholder Protection Act, which is not applicable to Wachovia (see " -- Antitakeover Legislation"), but are more stringent than the standard provisions of the North Carolina Business Corporation Act, which would apply in the absence of the Fair Price Provisions.

     Under the price requirements of the Fair Price Provisions, the price per share paid in a Business Combination must be at least equal to the greater of
(i) the fair market value per share of Wachovia Common Stock on the date of the first public announcement of the proposed Business Combination (the "Announcement Date") or on the date on which the Interested Shareholder became an Interested Shareholder, whichever is higher, multiplied by the ratio of (A) the highest per share price paid by the Interested Shareholder for any shares of Wachovia Common Stock acquired by it during the two-year period immediately prior to the Announcement Date to (B) the fair market value per share of Wachovia Common Stock on the first day during such two-year period on which the Interested Shareholder acquired any shares of Wachovia Common Stock and (ii) the highest per share price paid by such Interested Shareholder in acquiring any shares of Wachovia Common Stock. In addition, the consideration paid for Wachovia Common Stock in a Business Combination must be either cash or the same form of consideration paid by the Interested Shareholder to acquire its shares of Wachovia Common Stock. Moreover, the Interested Shareholder must not (i) have, directly or indirectly, acquired, after having become an Interested Shareholder, additional shares of newly issued Wachovia capital stock from Wachovia (other than upon conversion of convertible securities, a pro rata stock dividend or stock split or pursuant to the Fair Price provisions), (ii) have received the benefit directly, or indirectly, of financial assistance from Wachovia or (iii) have made any major changes in Wachovia's business or equity capital structure.

     The Fair Price Provisions are designed to discourage attempts to take over Wachovia in non-negotiated transactions utilizing two-tier pricing tactics, which typically involve the accumulation of a substantial block of the target corporation's stock followed by a merger or other reorganization of the acquired company on terms determined by the purchaser. In such two-step takeover attempts, the purchaser generally pays cash to acquire a controlling interest in a company and acquires the remaining equity interest by paying the remaining shareholders a price lower than that paid to acquire the controlling interest, often utilizing non-cash consideration.

     Although federal and state securities laws and regulations require that disclosure be made to shareholders of the terms of such a transaction, these laws provide no assurance that the financial terms of such a transaction will be fair to shareholders or that the shareholders can effectively prevent its consummation. The Fair Price Provisions are intended to address some of the effects of these gaps in federal and state law and to prevent some of the potential inequities of two-step takeover attempts by encouraging negotiations with Wachovia. While the terms of such a non-negotiated takeover could be fair to Wachovia shareholders, negotiated transactions may result in more favorable terms to Wachovia's shareholders because of such factors as timing of the transaction, tax effects on the shareholders, and the fact that the nature and amount of the consideration paid to all shareholders will be negotiated by the parties at arm's length rather than dictated by the purchaser.

     The Fair Price Provisions are designed to protect those shareholders who have not tendered or otherwise sold their shares to an Interested Shareholder in the initial step of a takeover attempt to which the requisite majority of shareholders or Continuing Directors is not receptive by assuring that at least the same price and form of consideration are paid to such shareholders as were paid in the initial step of the acquisition.

     Due to the difficulties of complying with the requirements of the Fair Price Provisions, the Fair Price Provisions generally may discourage attempts to obtain control of Wachovia. As a result, holders of Wachovia Common Stock may be deprived of an opportunity to sell their shares at a premium above the market price. In addition, the Fair Price Provisions would give veto power to the holders of a minority of the shares of Wachovia Common Stock with respect to a Business Combination which is opposed by more than 33 1/3% of the Continuing Directors but which a majority of shareholders may believe to be desirable and beneficial. Moreover, in any Business Combination not receiving the requisite supermajority approval of shareholders or of Continuing Directors, the minimum price provisions of the Fair Price Provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value.

     REMOVAL OF DIRECTORS. A director of Wachovia may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares and a majority of the voting shares not held by Interested Shareholders.

     AMENDMENT OF WACHOVIA ARTICLES. Except in certain specified circumstances, the provisions of the Wachovia Articles concerning their amendment; the duration of the corporation; the authorized capital stock; the number, classification, election and removal of directors; the absence of pre-emptive rights for shareholders; and the approval of Business Combinations may be amended only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares and a majority of the outstanding voting shares not held by Interested Shareholders.

     ANTITAKEOVER LEGISLATION. In 1987, the North Carolina General Assembly enacted The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act (the "Control Share Act"), each of which contains provisions intended to prevent, discourage or delay a change in control of North Carolina corporations electing to be covered by such legislation. Wachovia has elected to be subject only to the Control Share Act. For a summary of the material provisions of the Control Share Act, see "Certain Differences in the Rights of Wachovia Shareholders and 1st United Shareholders -- Control Share Acquisitions."

     CONTROL ACQUISITIONS. The Federal Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

     In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding shares of Wachovia Common Stock, or such lesser number of shares as constitute control over Wachovia.

     SAVINGS AND LOAN HOLDING COMPANY REGULATIONS. As a savings and loan holding company, Wachovia is subject to additional regulations that restrict acquisitions of control by third parties. Subject to certain limited exceptions, control of a savings association or a savings and loan holding company may only be obtained with the approval (or in the case of an acquisition of control by an individual, the absence of disapproval) of the Office of Thrift Supervision ("OTS"), after a public comment and application review process. Any company acquiring control of a savings association becomes a savings and loan holding company, must register and file periodic reports with the OTS, and is subject to OTS examination.

                 CERTAIN DIFFERENCES IN THE RIGHTS OF WACHOVIA
                    SHAREHOLDERS AND 1ST UNITED SHAREHOLDERS

     At the Effective Time, 1st United shareholders automatically will become shareholders of Wachovia, and their rights as shareholders will be determined by the Wachovia Articles, Wachovia's bylaws and the North Carolina Business Corporation Act, instead of by the articles of incorporation and bylaws of 1st United and the Florida Business Corporation Act. The following is a summary of the material differences in the rights of shareholders of Wachovia and 1st United. This summary is necessarily general and does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Florida Business Corporation Act, the North Carolina Business Corporation Act and the articles of incorporation and bylaws of each corporation.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     WACHOVIA. The Wachovia Articles provide that the affirmative vote of at least 66 2/3% of voting shares of Wachovia, including a majority of the shares held by a person other than an Interested Shareholder, is required to repeal certain provisions of the Wachovia Articles relating to the duration of the corporation, the authorized capital stock, the number, classification, election and removal of directors, preemptive rights of shareholders, business combinations and amendment of the Wachovia Articles. Amendment of such provisions requires the approval of the holders of at least 66 2/3% of the voting shares of Wachovia, including a majority of the voting shares not held by an Interested Shareholder, unless (i) there is no Interested Shareholder and such amendment is approved by a majority of the Wachovia Board or (ii) there exists an Interested Shareholder, but such amendment is approved by at least
66 2/3% of the Continuing Directors, in either which case the affirmative vote of the holders of at least a majority of the voting shares is sufficient to approve any such amendment.

     Wachovia's bylaws provide that the Wachovia Board has the power to adopt, amend or repeal the bylaws by a vote of a majority of the directors then in office, subject to the right of the shareholders to adopt, amend or repeal the bylaws, except that a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the Wachovia Board, unless the Wachovia Articles or a bylaw adopted by shareholders authorizes the Wachovia Board to do so.

     1ST UNITED. Pursuant to the Florida Business Corporation Act, amendments to the articles of incorporation of 1st United (other than in limited circumstances) must be recommended by the 1st United Board and approved by a majority of the votes entitled to be cast by each voting group entitled to vote on the amendment. Under the Florida Business Corporation Act, 1st United's shareholders may adopt, amend or repeal the bylaws of 1st United, and the 1st United Board also may adopt, amend or repeal the bylaws, unless the shareholders provide, when adopting a particular bylaw, that the 1st United Board may not amend or appeal it.

SPECIAL MEETINGS OF SHAREHOLDERS

     WACHOVIA. A special meeting of the shareholders of Wachovia may be called only by its chief executive officer or by the Wachovia Board.

     1ST UNITED. A special meeting of the shareholders of 1st United may be called by the 1st United Board, the Chairman of the 1st United Board or the President, or in the absence of the President, by a Vice President, and shall be called by the President or by the Secretary at the written request of a majority of the 1st United Board or at the written request of shareholders owning at least one tenth in amount of the outstanding capital stock of 1st United. Such shareholder's request must state the purpose or purposes of the proposed meeting.

NUMBER OF DIRECTORS; CLASSIFIED BOARD OF DIRECTORS

     WACHOVIA. Wachovia's bylaws state that the number of directors shall not be less than nine, with the exact number of directors to be fixed by resolution of the Wachovia Board. The Wachovia Board has fixed the number at sixteen directors. Wachovia's bylaws state that the Wachovia Board shall be divided into three classes to serve staggered three-year terms. The effect of Wachovia's having a classified board of directors is that only approximately one-third of the members of the Wachovia Board are elected each year; consequently, two annual meetings are effectively required for Wachovia's shareholders to change a majority of the members of the Wachovia Board.

     1ST UNITED. 1st United's articles of incorporation provide that the number of directors shall not be less than five. The 1st United Board currently has 25 directors. 1st United directors are elected for one-year terms.

REMOVAL OF DIRECTORS

     WACHOVIA. Wachovia's bylaws state that a director of Wachovia may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares, including a majority of the voting shares not held by an Interested Shareholder.

     1ST UNITED. 1st United's articles of incorporation and bylaws state that a director may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS

     WACHOVIA. Wachovia's bylaws provide that director nominations by the Wachovia Board must include the Chairman and the Chief Executive Officer, if the Chief Executive Officer is not the Chairman, and if such person is not then a director or his or her term as a director is set to expire. Director nominations by a shareholder must be made in writing and delivered or mailed to the chief executive officer of Wachovia not less than 14 days nor more than 50 days prior to any meeting of shareholders at which directors are to be elected, except that if less than 21 days' notice of the meeting is given to shareholders, such notification of the nomination must be mailed or delivered to the chief executive officer of Wachovia not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

     1ST UNITED. Neither the articles of incorporation nor the bylaws of 1st United contain provisions for advance notification of director nominations.

RESTRICTIONS ON CERTAIN BUSINESS COMBINATIONS

     WACHOVIA. The Wachovia Articles have restrictions which are designed to discourage attempts to acquire control of Wachovia in non-negotiated transactions through the use of two-tier pricing tactics. The Fair Price Provisions are described above under "Description of Wachovia Capital
Stock -- Changes in Control -- Fair Price Provisions."

     1ST UNITED. The Affiliated Transaction Statute of the Florida Business Corporation Act restricts certain "Affiliated Transactions" between a Florida corporation and a beneficial owner of more than ten percent of any class of voting stock (a "10% Holder"). An "Affiliated Transaction" is defined in the Florida Business Corporation Act as any of the following transactions with or proposed by a 10% Holder: a merger; dispositions of assets having a value in excess of 5% of the value of the corporation; certain significant securities issuances; dissolution of the corporation; reclassification of the corporation's securities; or a loan, advance, guaranty or similar financial assistance. Under the statute, an Affiliated Transaction generally requires the approval of two-thirds of the voting shares of the corporation other than shares owned by the 10% Holder. This special voting provision does not apply if a majority of disinterested directors have approved the transaction. This special voting rule is in addition to, and not in lieu of, other voting provisions contained in the Florida Business Corporation Act and 1st United's articles of incorporation.

CONTROL SHARE ACQUISITIONS

     WACHOVIA. The Control Share Act contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a North Carolina corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting control with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares.

     The Control Share Act provides that, in the event control shares are accorded voting rights and, as a consequence, the holders of the control shares have a majority of all voting power for the election of directors, the corporation's shareholders, other than holders of control shares, may cause the corporation to redeem their shares. The right of redemption is subject to limitations on corporate distributions to shareholders and any contrary provision in the corporation's articles of incorporation or bylaws adopted by the shareholders prior to the occurrence of a control share acquisition. The Wachovia Articles and bylaws do not limit the ability of shareholders to cause Wachovia to redeem their shares under the circumstances described above.

     1ST UNITED. The Florida Business Corporation Act contains similar provisions relating to control share acquisitions that would, under certain circumstances, preclude an acquiror of the shares of a Florida corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting control with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares.

     The control share provisions of the Florida Business Corporation Act provide that, in the event that control shares are accorded voting rights and the acquiring person has acquired control shares with a majority or more of the voting power of a Florida corporation, all shareholders of the corporation shall have dissenters' rights to receive "fair value" for their shares in connection with the approval of the control-share acquisition by shareholders. "Fair value" is defined as a value not less than the highest price paid per share by the acquiring person in the control share acquisition. In addition, if authorized in the corporation's articles of incorporation or bylaws before a control-share acquisition has occurred, control shares acquired by an acquiring party which has not filed an "acquiring person statement" (which sets forth information about, among other things, the identity of the person, the number of shares owned and the voting threshold to be crossed) with the corporation during the 60-day period after the last acquisition of shares by the acquiring party may be redeemed by the corporation at their fair value thereof pursuant to procedures adopted by the corporation.

LIMITATION ON DIRECTOR LIABILITY

     WACHOVIA. The Wachovia Articles provide that, to the full extent permitted by law, a director of Wachovia will have no personal liability to Wachovia or its shareholders for monetary damages for breach of his or her duty as a director, whether such action is brought by or in the right of Wachovia or otherwise. North Carolina law generally provides for limitation on director's liability provided that no such provision shall be effective with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) any liability for unlawful distributions, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the provisions became effective.

     1ST UNITED. Under the Florida Business Corporation Act, directors of 1st United are not personally liable for monetary damages to the corporation, unless the director has breached or failed to perform the duties required as a director and such breach involved (i) a criminal violation of law; (ii) a transaction from which the director derived improper personal benefit; (iii) authorization for unlawful distributions; (iv) in proceedings on behalf of the corporation or a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or (v) in proceedings not on behalf of the corporation or a shareholder, recklessness, or acts involving bad faith, malicious purpose or wanton and willful disregard of human rights, safety or property.

INDEMNIFICATION

     WACHOVIA. Wachovia's bylaws provide for indemnification of any liability of directors, officers, employees or agents of Wachovia or any wholly-owned subsidiary of Wachovia. Indemnification payments for liabilities and litigation expenses may be made only following a determination that the activities of the person to be indemnified (the "Claimant") were at the time taken not known or believed by the Claimant to be clearly in conflict with the best interest of Wachovia. Such determination will be made (i) by a majority of disinterested directors (if there are at least two such directors), (ii) if there are not two such directors or if a majority of the disinterested directors so directs, by independent legal counsel in a written opinion, (iii) by a majority of the shareholders, or (d) in accordance with any reasonable procedures prescribed by the Wachovia Board prior to the assertion of the claim for which indemnification is sought. If the Claimant is an officer or an employee of Wachovia, the determination may be made by the chief executive officer or a designee of the chief executive officer.

     1ST UNITED. 1st United's bylaws provide for indemnification of liabilities and expenses of directors and officers if such person acted in good faith and in the reasonable belief that such action was in or not opposed to the best interests of 1st United, and, in criminal actions or proceedings, without reasonable ground for belief that such action was unlawful.

     In addition, 1st United has entered into indemnification agreements with its directors and officers that provide for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts actually and reasonably incurred by such director or officer. The indemnification agreements provide that no payments will be made if
(i) the director or officer institutes or initiates an action, proceeding or claim against 1st United (expect in limited circumstances), (ii) a court determines that, with respect to an action or claim to enforce the indemnification agreement, the action or claim was not in good faith or was frivolous; (iii) the claim is for an amount paid in a settlement without 1st United's consent; (iv) such payment would be prohibited by applicable law; or
(v) the director or officer has been found by a court to have consciously disregarded the best interest of the corporation or to have engaged in willful misconduct.

SHAREHOLDER INSPECTION RIGHTS; SHAREHOLDER LISTS

     WACHOVIA. Under the North Carolina Business Corporation Act, qualified shareholders have the right to inspect and copy certain records of Wachovia if their demand is in good faith and for a proper purpose. Such right of inspection requires that the shareholder give Wachovia at least five business days' written notice of the demand, describing with reasonable particularity the purpose and the requested records. The records must be directly connected with the shareholder's purpose. The rights of inspection and copying extend not only to shareholders of record but also to beneficial owners whose beneficial ownership is certified to Wachovia by the shareholder of record. However, Wachovia is under no duty to provide any accounting records or any records with respect to any matter that Wachovia determines in good faith may, if disclosed, adversely effect Wachovia in the conduct of its business or may constitute material non-public information, and the rights of inspection and copying are limited to shareholders who either have been shareholders for at least six months or who hold at least five percent of the outstanding shares of any class of stock of Wachovia.

     1ST UNITED. The Florida Business Corporation Act permits any 1st United shareholder, upon written demand submitted at least five business days in advance, to inspect and copy certain listed materials, including the articles of incorporation, the bylaws and certain 1st United Board resolutions and minutes of shareholders' meetings. The Florida Business Corporation Act further permits a 1st United shareholder, upon five business days' prior written demand made in good faith and for a proper purpose, to inspect and copy the accounting records, excerpts from minutes of meetings of the 1st United Board and its committees, the minutes of any shareholders' meetings not previously provided and the list of shareholders; provided such shareholder describes his or her purpose for the request and the records are directly connected to such purpose.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

WACHOVIA

     Wachovia Common Stock is traded on the NYSE under the symbol "WB." The following table sets forth, for the indicated periods, the high and low closing sale prices for Wachovia Common Stock as reported by the NYSE, and the cash dividends declared per share of Wachovia Common Stock for the indicated periods.

                                                                                       PRICE RANGE              CASH DIVIDENDS
QUARTER                                                                            HIGH            LOW        DECLARED PER SHARE
1995:
  First......................................................................   $    36 1/2    $        32           $.33
  Second.....................................................................        37 7/8         34 1/4            .33
  Third......................................................................            45         35 3/8            .36
  Fourth.....................................................................        48 1/4         43 1/8            .36
1996:
  First......................................................................        48 3/8         41 1/4            .36
  Second.....................................................................        46 1/4         40 7/8            .36
  Third......................................................................        49 7/8         39 5/8            .40
  Fourth.....................................................................        60 1/4         48 3/4            .40
1997:
  First......................................................................        64 5/8         54 1/2            .40
  Second.....................................................................        66 7/8         53 1/2            .40
  Third......................................................................        72             59 1/8            .44

     On August 6, 1997, the last trading day before public announcement of the Merger, the closing price per share of Wachovia Common Stock on the NYSE was $64 1/2. Past price performance is not necessarily indicative of likely future price performance. Holders of Wachovia Common Stock are urged to obtain current market quotations for shares of Wachovia Common Stock.

     The holders of Wachovia Common Stock are entitled to receive dividends when and if declared by the Wachovia Board out of funds legally available therefor. Although Wachovia currently intends to continue paying quarterly cash dividends on the Wachovia Common Stock, there can be no assurance that Wachovia's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Wachovia Board's consideration of other relevant factors.

1ST UNITED

     1st United Common Stock is traded on the Nasdaq Stock Market under the symbol "FUBC." The following table sets forth, for the indicated periods, the high and low closing sale prices for 1st United Common Stock as reported in the Nasdaq Stock Market, and the cash dividends declared per share of 1st United Common Stock for the indicated periods.

                                                                                                                CASH
                                                                                                              DIVIDENDS
                                                                                                              DECLARED
                                                                                      PRICE RANGE               PER
QUARTER                                                                          HIGH             LOW          SHARE
1995:
  First....................................................................   $     7 1/4    $  5 3/4        $.08
  Second...................................................................         8 1/4       7             .03
  Third....................................................................             9       7 5/8         .03
  Fourth...................................................................         8 3/4       5 3/4         .03
1996:
  First....................................................................         9 5/8       7 3/4         .03
  Second...................................................................        10 1/2       9             .04
  Third....................................................................        10 3/4       9 3/4         .04
  Fourth...................................................................        13 3/8      10 3/8         .10
1997:
  First....................................................................        15 1/4      12 11/16       .10
  Second...................................................................        17 5/8      14             .11
  Third....................................................................        21 3/4      15 3/4         .11

     On August 6, 1997, the last trading day before public announcement of the Merger, the closing price per share of 1st United Common Stock on the Nasdaq Stock Market was $19 3/4. Past price performance is not necessarily indicative of likely future price performance. Holders of 1st United Common Stock are urged to obtain current market quotations for shares of 1st United Common Stock.

           VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS OF 1ST UNITED

PRINCIPAL BENEFICIAL OWNERS

     The following table lists the only shareholder known by 1st United to be the beneficial owner of more than five percent of outstanding 1st United Common Stock as of the Record Date. In addition, Wachovia has the right under the Stock Option Agreement to acquire up to 19.9% of 1st United Common Stock under certain conditions. See "The Merger -- Stock Option Agreement."

                                               AMOUNT AND
                                               NATURE OF                 PERCENT
           NAME AND ADDRESS OF                 BENEFICIAL                OF
             BENEFICIAL OWNER                  OWNERSHIP                 CLASS
Anthony Comparato                                    755,514(1)          7.43%
980 N. Federal Highway
Boca Raton, Florida 33432

(1) Includes 230,257 shares of 1st United Common Stock owned by Edith Comparato, his wife, of which Mr. Comparato disclaims beneficial ownership.

SHARES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table identifies the names and addresses of directors and executive officers and their beneficial ownership of shares of 1st United Common Stock as of August 31, 1997:

                                               AMOUNT AND
                                               NATURE OF                PERCENT
                                               BENEFICIAL               OF
                   NAME                      OWNERSHIP (1)              CLASS
A. L. Andreozzi...........................    69,860                    .69%
James B. Baer.............................    13,829                    .14
James D. Beaty............................    56,364        (5)(10)     .56
Roger G. Bond.............................    30,501        (5)(9)      .30
Doug Brash................................       212                    .00
Edward L. Bronstien, Jr...................     3,192                    .03
Anthony Comparato.........................   755,514        (3)         7.4
Robert Comparato..........................    69,350        (12)(14)    .68
J. Herman Dance...........................    44,810                    .44
Ronald A. David, Esq......................    69,161        (5)         .68
Thomas L. Delaney.........................    73,255        (5)(6)      .72
David B. Dickenson, Esq...................    49,871                    .49
Mario A. DiFederico.......................    11,392                    .11
Thomas J. Hanford.........................    93,068        (5)(8)      .92
Mary Harper...............................     1,164                    .01
Herman Jeffer.............................    51,155        (11)        .50
Ward Kellogg..............................    64,900        (2)         .64
Dana Kilborne.............................    39,000        (2)         .38
Maxwell C. King...........................    30,990                    .31
Harvey S. Klein...........................    55,746        (5)         .55
Paul L. Maddock, Jr.......................    46,551                    .46
John Marino...............................   112,000        (7)         1.09
Billie H. McCutchen.......................    29,871                    .29
Walter Mortimer...........................    23,500                    .23
Warren S. Orlando.........................   420,931        (4)         4.06
June Owens................................    33,000        (2)         .32
Lindsey R. Perry..........................    72,358                    .71
Edward A. Sasso...........................    53,350                    .53
G. Robert Sheetz..........................    80,850                    .80
Harold Toppel.............................   152,208                    1.50
Dean Vegosen..............................    18,194        (13)        .18
Donald Vinik..............................   212,606                    2.09
All directors and executive officers as
  a group (32 persons)....................   2,838,753      (1-14)      26.69

 (1) Based upon information furnished by beneficial owners as of August 31, 1997. Includes direct and indirect ownership, and unless otherwise indicated, also includes sole and shared voting and investment power with respect to reported holdings.

 (2) Represents options to purchase 1st United Common Stock at prices between $3.33 and $13.00.

 (3) Includes 230,257 shares of 1st United Common Stock owned by Edith Comparato, his wife, of which Mr. Anthony Comparato disclaims beneficial ownership.

 (4) Includes options to purchase 211,628 shares of 1st United Common Stock, 124,128 of which are exercisable at a price of $3.70 and expire in 2001. 52,500 options are exercisable at $11.82 and expire in 2006. The balance of 35,000 options are exercisable at $13.00 and expire in 2007.

 (5) Includes 129,883 shares owned by Mizner Square, Inc. Messrs. Delaney, Hanford, David, Klein, Bond and Beaty are each 1/7 owners of Mizner Square, Inc.

 (6) Includes 16,835 shares owned by his four adult children.

 (7) Includes 111,000 options to purchase 1st United Common Stock at prices between $3.36 and $13.00.

 (8) Includes 21,819 shares owned by DuBois Investment Co., in which Mr. Hanford is a 50% partner and Mr. Hanford disclaims beneficial ownership of these shares.

 (9) Includes 472 shares owned by Mr. Bond as custodian for his two children.

(10) Includes 6,004 shares owned by his wife's Individual Retirement Account, and Mr. Beaty disclaims beneficial ownership of these shares.

(11) Includes 6,133 owned by his wife.

(12) Includes 4,350 shares owned or held in trust by his wife, over which Mr. Robert Comparato disclaims beneficial ownership.

(13) Includes 1,094 shares owned by Mr. Vegosen as custodian for his daughters.

(14) Robert Comparato is the son of Anthony Comparato, Chairman of the Board of Directors.

     As a condition and an inducement to Wachovia's entering into the Merger Agreement, certain directors of 1st United who hold approximately 27.6% of the outstanding shares of 1st United Common Stock, agreed to vote all such shares in favor of approval of the Merger Agreement. A copy of the Shareholder Agreement executed by such directors is attached hereto as Appendix C. Accordingly, assuming such shares are so voted, approval of the Merger Agreement will require the affirmative vote of the holders of approximately an additional 23% of the outstanding shares of 1st United Common Stock in order for the Merger Agreement to be approved at the Special Meeting. See "General Information -- Vote Required."

                                    EXPERTS

     The consolidated financial statements of Wachovia incorporated by reference in Wachovia's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of 1st United incorporated by reference in 1st United's Current Report (Form 8-K/A) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Central Fidelity for the year ended December 31, 1996, incorporated by reference from Wachovia's Form 8-K, dated September 8, 1997, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       VALIDITY OF WACHOVIA COMMON STOCK

     The validity of the shares of Wachovia Common Stock being offered hereby will be passed upon for Wachovia by Kenneth W. McAllister, Executive Vice President and General Counsel.

                                 OTHER MATTERS

     As of the date of this Proxy Statement/Prospectus, the 1st United Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement/Prospectus. However, if any other matter shall come before the Special Meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of Special Meeting as determined by a majority of 1st United Board, provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any adjournment or postponement.

                             SHAREHOLDER PROPOSALS

     If the Merger is not consummated, 1st United expects to hold its next annual meeting of shareholders during April, 1998. In the event that such a meeting is held, in accordance with Commission rules, any proposals of shareholders intended to be presented at each meeting must be received at 1st United's principal executive offices at 980 N. Federal Highway, Boca Raton, Florida 33432, Attn: Sandy Wheeler, Secretary, no later than December 31, 1997 for consideration by 1st United for possible inclusion in 1st United's proxy statement and form of proxy related to such meeting.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF AUGUST 6, 1997

                                 BY AND BETWEEN

                              WACHOVIA CORPORATION

                                      AND

                               1ST UNITED BANCORP

                               TABLE OF CONTENTS

                                                                            PAGE

RECITALS.....................................................................A-1

                                   ARTICLE I
Certain Definitions                    ......................................A-1
     1.01     CERTAIN DEFINITIONS............................................A-1

                                   ARTICLE II
The Merger            .......................................................A-4
     2.01     THE MERGER.....................................................A-4
     2.02     EFFECTIVE DATE AND EFFECTIVE TIME..............................A-4
     2.03     PLAN OF MERGER.................................................A-4

                                  ARTICLE III
Consideration; Exchange Procedures...........................................A-5
     3.01     MERGER CONSIDERATION...........................................A-5
     3.02     RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS........................A-5
     3.03     FRACTIONAL SHARES..............................................A-5
     3.04     EXCHANGE PROCEDURES............................................A-5
     3.05     ANTI-DILUTION PROVISIONS.......................................A-6
     3.06     OPTIONS........................................................A-6

                                   ARTICLE IV
Actions Pending Acquisition..................................................A-7
     4.01     FOREBEARANCES OF 1ST UNITED....................................A-7
     4.02     FOREBEARANCES OF WACHOVIA......................................A-8

                                   ARTICLE V
Representations and Warranties...............................................A-8
     5.01     DISCLOSURE SCHEDULES...........................................A-8
     5.02     STANDARD.......................................................A-9
     5.03     REPRESENTATIONS AND WARRANTIES OF 1ST UNITED...................A-9
     5.04     REPRESENTATIONS AND WARRANTIES OF WACHOVIA....................A-15

                                   ARTICLE VI
Covenants          .........................................................A-17
     6.01     REASONABLE BEST EFFORTS.......................................A-17
     6.02     STOCKHOLDER APPROVALS.........................................A-17
     6.03     REGISTRATION STATEMENT........................................A-17
     6.04     PRESS RELEASES................................................A-18
     6.05     ACCESS; INFORMATION...........................................A-18
     6.06     ACQUISITION PROPOSALS.........................................A-19
     6.07     AFFILIATE AGREEMENTS..........................................A-19
     6.08     SHAREHOLDER AGREEMENT.........................................A-19
     6.09     TAKEOVER LAWS.................................................A-19
     6.10     CERTAIN POLICIES..............................................A-19
     6.11     NYSE LISTING..................................................A-19
     6.12     REGULATORY APPLICATIONS.......................................A-19
     6.13     INDEMNIFICATION...............................................A-20
     6.14     BENEFIT PLANS.................................................A-21
     6.15     ACCOUNTANTS' LETTERS..........................................A-21
     6.16     NOTIFICATION OF CERTAIN MATTERS...............................A-21
     6.17     STOCK PLANS...................................................A-21
     6.18     DIVIDEND COORDINATION.........................................A-21

                                                                            PAGE

                                  ARTICLE VII
Conditions to Consummation of the Merger....................................A-21
     7.01     CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER....A-21
     7.02     CONDITIONS TO OBLIGATION OF 1ST UNITED........................A-22
     7.03     CONDITIONS TO OBLIGATION OF WACHOVIA..........................A-22

                                  ARTICLE VIII
Termination            .....................................................A-23
     8.01     TERMINATION...................................................A-23
     8.02     EFFECT OF TERMINATION AND ABANDONMENT.........................A-23

                                   ARTICLE IX
Miscellaneous               ................................................A-24
     9.01     SURVIVAL......................................................A-24
     9.02     WAIVER; AMENDMENT.............................................A-24
     9.03     COUNTERPARTS..................................................A-24
     9.04     GOVERNING LAW.................................................A-24
     9.05     EXPENSES......................................................A-24
     9.06     NOTICES.......................................................A-24
     9.07     ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES............A-25
     9.08     INTERPRETATION; EFFECT........................................A-25

EXHIBIT A      Form of Stock Option Agreement [See APPENDIX B to this Proxy
               Statement/Prospectus]
EXHIBIT B      Form of Shareholder Agreement [See APPENDIX C to this Proxy
               Statement/Prospectus]
EXHIBIT C      Form of Plan of Merger

     AGREEMENT AND PLAN OF MERGER, dated as of August 6, 1997 (this "AGREEMENT") by and between 1st United Bancorp ("1ST UNITED") and Wachovia Corporation ("WACHOVIA").

                                    RECITALS

     A. 1ST UNITED BANCORP. 1st United is a Florida corporation, having its principal place of business in Boca Raton, Florida.

     B. WACHOVIA CORPORATION. Wachovia is a North Carolina corporation, having its principal place of business in both Winston-Salem, North Carolina and Atlanta, Georgia.

     C. STOCK OPTION AGREEMENT. As a condition and an inducement to Wachovia's entering into this Agreement, 1st United has granted to Wachovia an option pursuant to a stock option agreement, in substantially the form of EXHIBIT A (the "STOCK OPTION AGREEMENT").

     D. SHAREHOLDER AGREEMENT. As a further condition and inducement to the willingness of Wachovia to enter into this Agreement, shareholders of 1st United who are also directors of 1st United and who hold, in the aggregate in excess of 20% of the outstanding shares of 1st United Common Stock have entered into an agreement with Wachovia, in the form of EXHIBIT B hereto (the "SHAREHOLDER AGREEMENT"), under which each such shareholders have agreed to vote in favor of this Agreement.

     E. INTENTIONS OF THE PARTIES. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986 (the "CODE").

     F. BOARD ACTION. The respective Boards of Directors of each of Wachovia and 1st United have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

     "ACQUISITION PROPOSAL" has the meaning set forth in Section 6.06.

     "AGREEMENT" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMPENSATION AND BENEFIT PLANS" has the meaning set forth in Section 5.03(m).

     "COSTS" has the meaning set forth in Section 6.13(a).

     "DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.01.

     "EFFECTIVE DATE" means the date on which the Effective Time occurs.

     "EFFECTIVE TIME" means the effective time of the Merger, as provided for in
Section 2.02.

     "ENVIRONMENTAL LAWS" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" has the meaning set forth in Section 5.03(m).

     "ERISA AFFILIATE PLAN" has the meaning set forth in Section 5.03(m).

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "EXCHANGE AGENT" has the meaning set forth in Section 3.04.

     "EXCHANGE RATIO" has the meaning set forth in Section 3.01.

     "FBCA" means the Florida Business Corporation Act.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System.

     "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

     "INDEMNIFIED PARTY" has the meaning set forth in Section 6.13(a).

     "INSURANCE AMOUNT" has the meaning set forth in Section 6.13(b).

     "INSURANCE POLICY" has the meaning set forth in Section 5.03(t).

     "IRS" has the meaning set forth in Section 5.03(m).

     "LIEN" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

     "MATERIAL ADVERSE EFFECT" means, with respect to Wachovia, 1st United or the Surviving Corporation, any effect that (i) is material and adverse to the financial position, results of operations or business of Wachovia and its Subsidiaries taken as a whole, 1st United and its Subsidiaries taken as a whole, or the Surviving Corporation and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Wachovia or 1st United to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) effects of any action taken by 1st United with the prior written consent of Wachovia and (e) changes in conditions or circumstances that affect the banking industry generally.

     "MERGER" has the meaning set forth in Section 2.01.

     "MERGER CONSIDERATION" has the meaning set forth in Section 2.01.

     "MULTIEMPLOYER PLANS" has the meaning set forth in Section 5.03(m).

     "NASDAQ" means The Nasdaq Stock Market, Inc.'s National Market System.

     "NCBCA" means the North Carolina Business Corporation Act.

     "NEW CERTIFICATE" has the meaning set forth in Section 3.04.

     "NORTH CAROLINA SECRETARY" has the meaning set forth in Section 2.01(b).

     "NYSE" means the New York Stock Exchange, Inc.

     "OLD CERTIFICATE" has the meaning set forth in Section 3.04.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PENSION PLAN" has the meaning set forth in Section 5.03(m).

     "PERSON" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

     "PLANS" has the meaning set forth in Section 5.03(m).

     "PREVIOUSLY DISCLOSED" by a party shall mean information set forth in its Disclosure Schedule.

     "PROXY STATEMENT" has the meaning set forth in Section 6.03.

     "REGISTRATION STATEMENT" has the meaning set forth in Section 6.03.

     "REGULATORY AUTHORITIES" has the meaning set forth in Section 5.03(i).

     "REPLACEMENT OPTION" has the meaning set forth in Section 3.06.

     "REPRESENTATIVES" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

     "RIGHTS" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

     "SEC" means the Securities and Exchange Commission.

     "SEC DOCUMENTS" has the meaning set forth in Section 5.03(g).

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "STOCK OPTION AGREEMENT" has the meaning set forth in Recital C.

     "SUBSIDIARY" and "SIGNIFICANT SUBSIDIARY" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

     "SURVIVING CORPORATION" has the meaning set forth in Section 2.01.

     "TAKEOVER LAWS" has the meaning set forth in Section 5.03 (o).

     "TAX" and "TAXES" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

     "TAX RETURNS" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

     "TREASURY STOCK" shall mean shares of 1st United Common Stock held by 1st United or any of its Subsidiaries or by Wachovia or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

     "WACHOVIA" has the meaning set forth in the preamble to this Agreement.

     "WACHOVIA AVERAGE STOCK PRICE" has the meaning set forth in Section 3.01.

     "WACHOVIA BOARD" means the Board of Directors of Wachovia.

     "WACHOVIA COMMON STOCK" means the common stock, par value $5.00 per share, of Wachovia.

     "WACHOVIA PREFERRED STOCK" means the preferred stock, par value $5.00 per share, of Wachovia.

     "WACHOVIA STOCK" means, collectively, Wachovia Common Stock and Wachovia Preferred Stock.

     "1ST UNITED AFFILIATE" has the meaning set forth in Section 6.07(a).

     "1ST UNITED BOARD" means the Board of Directors of 1st United.

     "1ST UNITED BY-LAWS" means the Amended and Restated By-laws of 1st United.

     "1ST UNITED CERTIFICATE" means the Amended and Restated Articles of Incorporation of 1st United.

     "1ST UNITED COMMON STOCK" means the common stock, par value $0.01 per share, of 1st United.

     "1ST UNITED MEETING" has the meaning set forth in Section 6.02.

     "1ST UNITED PREFERRED STOCK" means the preferred stock, no par value, of 1st United.

     "1ST UNITED STOCK OPTION" has the meaning set forth in Section 3.06.

     "1ST UNITED STOCK" means, collectively, 1st United Common Stock and 1st United Preferred Stock.

     "1ST UNITED STOCK PLAN" has the meaning set forth in Section 3.06.

                                   ARTICLE II

                                   THE MERGER

     2.01 THE MERGER. (a) At the Effective Time, 1st United shall merge with and into Wachovia (the "MERGER"), the separate corporate existence of 1st United shall cease and Wachovia shall survive and continue to exist as a North Carolina corporation (Wachovia, as the surviving corporation in the Merger, sometimes being referred to herein as the "SURVIVING CORPORATION"). Wachovia may at any time prior to the Effective Time change the method of effecting the combination with 1st United (including, without limitation, the provisions of this Article
II) if and to the extent it deems such change to be necessary or appropriate after notification to and consultation with 1st United; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of 1st United Common Stock as provided for in this Agreement (the "MERGER CONSIDERATION"), (ii) adversely affect the tax treatment of 1st United's stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

     (b) Subject to the satisfaction or waiver of the conditions set forth in
Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the Florida Department of State of articles of merger in accordance with Section 607.1105 of the FBCA and the filing in the Office of the Secretary of State of the State of North Carolina (the "NORTH CAROLINA SECRETARY") of articles of merger in accordance with Section 55-11-05 of the NCBCA or such later date and time as may be set forth in such articles. The Merger shall have the effects prescribed in the NCBCA and the FBCA.

     (c) ARTICLES OF INCORPORATION AND BY-LAWS. The articles of incorporation and by-laws of Wachovia immediately after the Merger shall be those of Wachovia as in effect immediately prior to the Effective Time.

     (d) DIRECTORS AND OFFICERS OF WACHOVIA. The directors and officers of Wachovia immediately after the Merger shall be the directors and officers of Wachovia immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

     2.02 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the "EFFECTIVE DATE") to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Wachovia, a day within five business days of such fifth business day) or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "EFFECTIVE TIME."

     2.03 PLAN OF MERGER. Wachovia and 1st United shall enter into a separate plan of merger, in substantially the form of Exhibit C, for purposes of any filing requirement.

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

     3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

          (a) OUTSTANDING 1ST UNITED COMMON STOCK. Each share, excluding Treasury Stock, of 1st United Common Stock, issued and outstanding immediately prior to the Effective Time shall become and be converted into the number of shares of Wachovia Common Stock equal to the Exchange Ratio (as defined in the following sentence). The "EXCHANGE RATIO" shall mean a number equal to $20.875 divided by the Wachovia Average Stock Price (as defined below) (rounded to the nearest one-thousandth) provided that:

             (i) if the Wachovia Average Stock Price exceeds $69.64375, the
                 Exchange Ratio shall be 0.3; and

             (ii) if the Wachovia Average Stock Price is less than $56.98125, the Exchange Ratio shall be 0.366.

          The "WACHOVIA AVERAGE STOCK PRICE" shall mean the average of the last sale prices of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the ten NYSE trading days immediately preceding the Effective Date. The Exchange Ratio and the determination thereof shall be subject to adjustment as set forth in Section 3.05.

          (b) OUTSTANDING WACHOVIA STOCK. Each share of Wachovia Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

          (c) TREASURY SHARES. Each share of 1st United Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.02 RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of 1st United Stock shall cease to be, and shall have no rights as, stockholders of 1st United, other than to receive any dividend or other distribution with respect to such 1st United Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article
III. After the Effective Time, there shall be no transfers on the stock transfer books of 1st United or the Surviving Corporation of shares of 1st United Stock.

     3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Wachovia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Wachovia shall pay to each holder of 1st United Common Stock who would otherwise be entitled to a fractional share of Wachovia Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Wachovia Average Stock Price.

     3.04 EXCHANGE PROCEDURES. (a) As promptly as practicable after the Effective Date and in any event within 10 business days thereof, Wachovia or Wachovia Bank, N.A. (in such capacity, the "EXCHANGE AGENT"), shall send or cause to be sent to each former holder of record of shares of 1st United Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's certificates formerly representing shares of 1st United Common Stock ("Old Certificates") for the consideration set forth in this
Article III. Wachovia shall cause the certificates representing the shares of Wachovia Common Stock ("New Certificates") into which shares of a stockholder's 1st United Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of 1st United Common Stock (or indemnity reasonably satisfactory to Wachovia and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery. 1st United shall have the right to review and comment on the transmittal materials before the Effective Date.

     (b) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of 1st United Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (c) At the election of Wachovia, no dividends or other distributions with respect to Wachovia Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of 1st United Common Stock converted in the Merger into the right to receive shares of such Wachovia Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04, and no such shares of 1st United Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Wachovia Common Stock such holder had the right to receive upon surrender of the Old Certificate.

     3.05 ANTI-DILUTION PROVISIONS. In the event Wachovia changes (or establishes a record date for changing) the number of shares of Wachovia Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization reorganization, reclassification, reverse stock split or similar transaction (collectively the "RECAPITALIZATION") with respect to the outstanding Wachovia Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio and the calculation thereof shall be proportionately adjusted so that each holder of 1st United Common Stock shall receive the number of shares of Wachovia Common Stock that such holder would have received if the Recapitalization had occurred immediately after the Effective Time.

     3.06 OPTIONS. (a) Unless an Optionee shall provide 1st United with the notice contemplated by Section 3.06(b) below, then, at the Effective Time, each outstanding option to purchase shares of 1st United Common Stock (each, a "1ST UNITED STOCK OPTION"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such 1st United Stock Option, the number of shares of Wachovia Common Stock equal to (i) the number of shares of 1st United Common Stock subject to the 1st United Stock Option, multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number) (a "REPLACEMENT OPTION"), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of 1st United Common Stock which were purchasable pursuant to such 1st United Stock Option divided by (B) the number of full shares of Wachovia Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each 1st United Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, 1st United shall take all action necessary, including obtaining any necessary consents from holders of 1st United Stock Options, to permit the replacement of the outstanding 1st United Stock Options by Wachovia pursuant to this Section. Wachovia shall cause any shares to be issued pursuant to the Replacement Options to be subject to a registration statement under the Securities Act.

     (b) If an Optionee shall provide written notice to 1st United within at least 10 business days prior to the Effective Time of its election to treat 1st United Stock Options in accordance with the provisions of this Section 3.06(b), then, at the Effective Time, each then outstanding 1st United Stock Option, whether or not vested, shall be canceled and the Optionee shall be entitled to receive an amount of cash equal to the product of (i) the amount, if any, by which the Merger Consideration Value (as defined below) exceeds the exercise price per share subject to such 1st United Stock Option (whether or not vested) and (ii) the number of shares issuable pursuant to the unexercised portion of such 1st United Stock Option, less any required withholding taxes (the "OPTION CONSIDERATION"). "MERGER CONSIDERATION VALUE" shall be equal to the Exchange Ratio multiplied by the Wachovia Average Stock Price. The Option Consideration shall be paid promptly following the Effective Time. Prior to the Effective Time, 1st United shall take such actions as may be necessary to effectuate the foregoing, including obtaining all applicable consents from the Optionees.

                                   ARTICLE IV

                          ACTIONS PENDING ACQUISITION

     4.01 FOREBEARANCES OF 1ST UNITED. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Wachovia, 1st United will not, and will cause each of its Subsidiaries not to:

          (a) ORDINARY COURSE. Conduct the business of 1st United and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon 1st United's ability to perform any of its material obligations under this Agreement.

          (b) CAPITAL STOCK. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (A) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of 1st United Common Stock or any Rights, (B) enter into any agreement with respect to the foregoing, or (C) permit any additional shares of 1st United Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (c) DIVIDENDS, ETC. (a) Make, declare, pay or set aside for payment any dividend (other than (A) quarterly cash dividends on 1st United Common Stock in an amount not to exceed $0.11 per share (the "Permitted Dividend Amount") with record and payment dates consistent with past practice and
     (B) dividends from wholly owned Subsidiaries to 1st United or another wholly owned Subsidiary of 1st United) on or in respect of, or declare or make any distribution on any shares of, 1st United Common Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; PROVIDED, HOWEVER, if Wachovia shall increase its regular quarterly dividend to an amount in excess of $0.40 per share, then the Permitted Dividend Amount may be increased by 1st United at its option for all simultaneous and future dividends in an amount proportionate to the increase in the Wachovia dividend.

          (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of 1st United or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iv) for grants of awards to newly hired employees consistent with past practice.

          (e) BENEFIT PLANS. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of 1st United or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (f) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

          (g) ACQUISITIONS. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole and in which no capital stock or Rights are issued.

          (h) GOVERNING DOCUMENTS. Amend the 1st United Certificate, 1st United By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of 1st United's Subsidiaries.

          (i) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (j) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

          (k) CLAIMS. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to 1st United and its Subsidiaries taken as a whole.

          (l) ADVERSE ACTIONS. (a) Knowingly take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in
     Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

          (m) RISK MANAGEMENT. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (n) INDEBTEDNESS. Incur any indebtedness for borrowed money other than in the ordinary course of business.

          (o) COMMITMENTS. Agree or commit to do any of the foregoing.

     4.02 FOREBEARANCES OF WACHOVIA. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of 1st United, Wachovia will not, and will cause each of its Subsidiaries not to:

          (a) EXTRAORDINARY DIVIDENDS. Make, declare, pay or set aside for payment any extraordinary dividend.

          (b) ADVERSE ACTIONS. (i) Take any action which would materially adversely affect its ability to consummate the Merger; (ii) take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (iii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied; or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, Wachovia has delivered to 1st United a schedule and 1st United has delivered to Wachovia a schedule (respectively, its "DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; PROVIDED, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

     5.02 STANDARD. No representation or warranty of 1st United or Wachovia contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect.

     5.03 REPRESENTATIONS AND WARRANTIES OF 1ST UNITED. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule referring to the relevant paragraph below, 1st United hereby represents and warrants to Wachovia:

          (a) ORGANIZATION, STANDING AND AUTHORITY. 1st United is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. 1st United is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) 1ST UNITED STOCK. As of the date hereof, the authorized capital stock of 1st United consists solely of 20,000,000 shares of 1st United Common Stock, of which not more than 10,160,000 shares were outstanding as of the date hereof and 5,000,000 shares of 1st United Preferred Stock, of which no shares were outstanding as of the date hereof. As of the date hereof, no shares of 1st United Common Stock were held in treasury by 1st United or otherwise owned by 1st United or its Subsidiaries ("TREASURY STOCK"). The outstanding shares of 1st United Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of 1st United Common Stock authorized and reserved for issuance, 1st United does not have any Rights issued or outstanding with respect to 1st United Stock, and 1st United does not have any commitment to authorize, issue or sell any 1st United Common Stock or Rights, except pursuant to this Agreement and the Stock Option Agreement. The number of shares of 1st United Common Stock which are issuable and reserved for issuance upon exercise of 1st United Stock Options as of the date hereof, and the exercise prices and other terms thereof, are Previously Disclosed in 1st United's Disclosure Schedule.

          (c) SUBSIDIARIES. (i)(A) 1st United has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by 1st United or its Subsidiaries are fully paid and nonassessable and are owned by 1st United or its Subsidiaries free and clear of any Liens.

          (ii) 1st United does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

          (iii) Each of 1st United's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (d) CORPORATE POWER. 1st United and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and 1st United has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

          (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of 1st United Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of 1st United and the 1st United Board prior to the date hereof. This Agreement is a valid and legally binding obligation of 1st United, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The 1st United Board of Directors has received the opinion of Hoeffer & Arnett, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of 1st United Common Stock from a financial point of view.

          (f) REGULATORY FILINGS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by 1st United or any of its Subsidiaries in connection with the execution, delivery or performance by 1st United of this Agreement or the Stock Option Agreement or to consummate the Merger except for (A) the filing of a notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), (B) filings of applications or notices with federal and Florida banking authorities, (C) filings with the SEC and state securities authorities, and
     (D) the filing of articles of merger with the North Carolina Secretary pursuant to the NCBCA and the Florida Department of State pursuant to the FBCA. As of the date hereof, 1st United is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of 1st United or of any of its Subsidiaries or to which 1st United or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the 1st United Certificate or the 1st United By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) FINANCIAL REPORTS AND SEC DOCUMENTS; NO MATERIAL ADVERSE EFFECT.
     (i) 1st United's Annual Reports on Form 10-K or 10-KSB for the fiscal years ended December 31, 1994, 1995 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1994 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, 1st United's "SEC Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of 1st United and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of 1st United and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (ii) Since December 31, 1996, 1st United and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

          (iii) Since December 31, 1996, (A) 1st United and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events

     (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to 1st United.

          (h) LITIGATION. No litigation, claim or other proceeding before any court or governmental agency is pending against 1st United or any of its Subsidiaries and, to 1st United's knowledge, no such litigation, claim or other proceeding has been threatened.

          (i) REGULATORY MATTERS. (i) Neither 1st United nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve Board and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "REGULATORY AUTHORITIES").

          (ii) Neither 1st United nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission.

          (j) COMPLIANCE WITH LAWS. 1st United and each of its Subsidiaries:

          (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to 1st United's knowledge, no suspension or cancellation of any of them is threatened; and

          (iii) has received no notification or communication from any Governmental Authority (A) asserting that 1st United or any of its Subsidiaries is not in compliance with any statute, regulation, or ordinance or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to 1st United's knowledge, do any grounds for any of the foregoing exist).

          (k) MATERIAL CONTRACTS; DEFAULTS. Except for those agreements and other documents filed as exhibits to its SEC Documents, neither 1st United nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of
     Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts the conduct of business by it or any of its Subsidiaries. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (l) NO BROKERS. No action has been taken by 1st United that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Hoeffer & Arnett, Inc.

          (m) EMPLOYEE BENEFIT PLANS. (i) Section 5.03(m)(i) of 1st United's Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any employee or former employee (the "EMPLOYEES"), consultant or former consultant (the "CONSULTANTS") or director or former director (the "DIRECTORS") of 1st United or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the "COMPENSATION AND BENEFIT PLANS"). Neither 1st United nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

          (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act or any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service ("IRS") for "TRA" (as defined in Rev. Proc. 93-39), or will file for such determination letter prior to the expiration of the remedial amendment period for such Compensation and Benefit Plan, and 1st United is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of 1st United, threatened legal action, suit or claim relating to the Compensation and Benefit Plans, other than routine claims for benefits. Neither 1st United nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject 1st United or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

          (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by 1st United or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA AFFILIATE") which is considered one employer with 1st United under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA AFFILIATE PLAN"). None of 1st United, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and to the knowledge of 1st United no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to 1st United's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of 1st United, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

          (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which 1st United or any of its Subsidiaries is a party have been timely made or have been reflected on 1st United's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or
     Section 302
     of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of 1st United, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to
     Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

          (v) Neither 1st United nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by 1st United or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

          (vi) With respect to each Compensation and Benefit Plan, if applicable, 1st United has provided, or made available to Wachovia, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the IRS;
     (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

          (vii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

          (viii) Neither 1st United nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

          (ix) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Wachovia, 1st United or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (n) LABOR MATTERS. Neither 1st United nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is 1st United or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel 1st United or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to 1st United's knowledge, threatened, nor is 1st United aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (o) TAKEOVER LAWS; DISSENTERS RIGHTS. 1st United has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price" "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively,

     "TAKEOVER LAWS"), including, without limitation, the State of Florida, and including, without limitation, Sections 607.0901 and 607.0902 of the FBCA. Holders of 1st United Common Stock do not have dissenters rights in connection with the Merger.

          (p) ENVIRONMENTAL MATTERS. To the knowledge of 1st United and its Subsidiaries, neither the conduct nor operation of 1st United or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither 1st United nor any of its Subsidiaries has received any notice from any person or entity that 1st United or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary or agency capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (q) TAX MATTERS. (i) All Tax Returns that are required to be filed by or with respect to 1st United and its Subsidiaries have been duly filed,
     (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full or are being disputed in good faith, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full or are being disputed in good faith, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of 1st United or its Subsidiaries. 1st United has made available to Wachovia true and correct copies of the United States federal income Tax Returns filed by 1st United and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1993. Neither 1st United nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by 1st United's SEC Documents filed on or prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in 1st United's SEC Documents filed prior to the date hereof. As of the date hereof, neither 1st United nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (r) DERIVATIVES AND SIMILAR INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar arrangements, whether entered into for 1st United's own account, or for the account of one or more of 1st United's Subsidiaries or their customers (all of which are listed on 1st United's Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of 1st United or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither 1st United nor its Subsidiaries, nor to 1st United's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

          (s) BOOKS AND RECORDS. The books and records of 1st United and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of 1st United and its Subsidiaries.

          (t) INSURANCE. 1st United's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by 1st United or its Subsidiaries or under which 1st United pays the premiums ("Insurance Policies"). 1st United and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of 1st United reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; 1st United and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (u) ASSET CLASSIFICATION. 1st United has Previously Disclosed a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of it and its Subsidiaries that have been classified by it as of June 30, 1997 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of June 30, 1997 by any Regulatory Authority as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or a Subsidiary prior to June 30, 1997.

          (v) DISCLOSURE. The representations and warranties contained in this
     Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

     5.04 REPRESENTATIONS AND WARRANTIES OF WACHOVIA. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule referring to the relevant paragraph below, Wachovia hereby represents and warrants to 1st United as follows:

          (a) ORGANIZATION, STANDING AND AUTHORITY. Wachovia is duly organized, validly existing and in good standing under the laws of the State of North Carolina. Wachovia is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Wachovia has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b) WACHOVIA STOCK. (i) As of the date hereof, the authorized capital stock of Wachovia consists solely of 500,000,000 shares of Wachovia Common Stock, of which no more than 160,000,000 shares were outstanding as of the date hereof and 50,000,000 shares of Wachovia Preferred Stock, of which no shares were outstanding as of the date hereof. As of the date hereof, except in connection with its publicly disclosed acquisitions, or as previously disclosed, Wachovia does not have any Rights issued or outstanding with respect to Wachovia Stock, and Wachovia does not have any commitment to authorize, issue or sell any Wachovia Stock or Rights, except pursuant to this Agreement.

          (ii) The shares of Wachovia Common Stock to be issued in exchange for shares of 1st United Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

          (c) SUBSIDIARIES. Each of Wachovia's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

          (d) CORPORATE POWER. Wachovia and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Wachovia has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Wachovia and its Board of Directors and does not require any vote of stockholders. This Agreement is a valid and legally binding agreement of Wachovia enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are required to be made or obtained by Wachovia or any of its Subsidiaries in connection with the execution, delivery or performance by Wachovia of this Agreement or to consummate the Merger except for (A) the filing of a notice under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR ACT"); (B) the filing of applications and notices, as applicable, with federal and Florida banking authorities; (C) approval of the listing on the NYSE of Wachovia Common Stock to be issued in the Merger; (D) the filing and declaration of effectiveness of the Registration Statement; (E) the filing of articles of merger with the North Carolina Secretary pursuant to the NCBCA and the Florida Department of State pursuant to the FBCA; (F) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Wachovia Stock in the Merger; and (G) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Wachovia is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Wachovia or of any of its Subsidiaries or to which Wachovia or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Wachovia or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) Wachovia's SEC Documents, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Wachovia and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Wachovia and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (ii) Since December 31, 1996, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Wachovia.

          (h) LITIGATION; REGULATORY ACTION. (i) Other than as set forth in its SEC Documents filed on or before the date hereof, no litigation, claim or other proceeding before any Governmental Authority is pending against Wachovia or any of its Subsidiaries and, to the best of Wachovia's knowledge, no such litigation, claim or other proceeding has been threatened.

          (ii) Neither Wachovia nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has Wachovia or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or arrangement.

          (i) COMPLIANCE WITH LAWS. Wachovia and each of its Subsidiaries:

             (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) as of the date hereof, has received no notification or communication from any Governmental Authority (A) asserting that Wachovia or any of its Subsidiaries is not in compliance with any statute, regulation, or ordinance or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Wachovia's knowledge, do any grounds for any of the foregoing exist).

          (j) NO BROKERS. No action has been taken by Wachovia that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

          (k) TAX MATTERS. As of the date hereof, neither Wachovia nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (l) DISCLOSURE. The representations and warranties contained in this
     Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

                                   ARTICLE VI

                                   COVENANTS

     6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of 1st United and Wachovia agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

     6.02 STOCKHOLDER APPROVALS. 1st United agrees to take, in accordance with applicable law or NASDAQ rules and its articles of incorporation and by-laws, all action necessary to convene an appropriate meeting of stockholders of 1st United to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by 1st United's stockholders for consummation of the Merger (including any adjournment or postponement, the "1ST UNITED MEETING") as promptly as practicable after the Registration Statement is declared effective. Except to the extent legally required for the discharge by the 1st United Board of its fiduciary duties as advised in writing by its counsel, the 1st United Board shall recommend such approval, and 1st United shall take all reasonable, lawful action to solicit such approval by its stockholders. At the request of Wachovia, 1st United will utilize a professional proxy solicitation firm to assist it in procuring the necessary stockholder vote. The 1st United Board in discharging its fiduciary duties in connection with the foregoing, may request and take into consideration a letter from Hoeffer & Arnett, Inc., regarding whether or not the Merger Consideration to be received by 1st United's shareholders in connection with the Merger is fair to such shareholders from a financial point of view.

     6.03 REGISTRATION STATEMENT. (a) Wachovia agrees to prepare a registration statement on Form S-4 (the "REGISTRATION STATEMENT") to be filed by Wachovia with the SEC in connection with the issuance of Wachovia Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of 1st United constituting a part thereof (the "Proxy Statement") and all related documents). Each of the parties hereto agrees to cooperate, and to cause its Subsidiaries to cooperate, with the other, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and PROVIDED that 1st United and its Subsidiaries have cooperated as required above, Wachovia agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of 1st United and Wachovia agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Wachovia also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. 1st United agrees to furnish to Wachovia all information concerning 1st United, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

     (b) Each of 1st United and Wachovia agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the 1st United Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of 1st United and Wachovia further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

     (c) Wachovia agrees to advise 1st United, promptly after Wachovia receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Wachovia Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.04 PRESS RELEASES. Each of 1st United and Wachovia agrees that it will not, without the prior approval of the other party (which will not unreasonably be withheld), issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NYSE rules.

     6.05 ACCESS; INFORMATION. (a) Each of 1st United and Wachovia agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

     (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information
(i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

     6.06 ACQUISITION PROPOSALS. 1st United agrees that neither it nor any of its Subsidiaries nor any of the respective officers and directors of 1st United or its Subsidiaries shall, and 1st United shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any enquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of 1st United) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, 1st United or its Significant Subsidiary (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL") or, except to the extent legally required for the discharge by the 1st United Board of its fiduciary duties as advised in writing by its counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. 1st United shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Wachovia with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. 1st United shall promptly (within 24 hours) advise Wachovia following the receipt by 1st United of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Wachovia of any developments of significance with respect to such Acquisition Proposal immediately upon the occurrence thereof.

     6.07 AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, 1st United shall deliver to Wachovia, a schedule of each person that, to its knowledge, is or is reasonably likely to be, as of the date of the 1st United Meeting, deemed to be an "affiliate" of it (each, a "1ST UNITED AFFILIATE") as that term is used in Rule 145 under the Securities Act.

     (b) 1st United shall use its reasonable best efforts to cause each person who may be deemed to be a 1st United Affiliate to execute and deliver to Wachovia on or before the date of mailing of the Proxy Statement an "affiliates agreement" in form and substance reasonably satisfactory to Wachovia.

     6.08 SHAREHOLDER AGREEMENTS. 1st United shall use its best efforts to cause any shareholder of 1st United who is also a director of 1st United and who has not entered into an agreement with Wachovia, in the form of Exhibit B hereto, prior to the date hereof, to enter into such an agreement within five business days of the date hereof.

     6.09 TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     6.10 CERTAIN POLICIES. Prior to the Effective Date, 1st United shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Wachovia, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with those of Wachovia; provided, however, that 1st United shall not be obligated to take any such action pursuant to this Section 6.09 unless and until Wachovia acknowledges that all conditions to its obligation to consummate the Merger have been satisfied.

     6.11 NYSE LISTING. Wachovia agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Wachovia Common Stock to be issued to the holders of 1st United Common Stock in the Merger.

     6.12 REGULATORY APPLICATIONS. (a) Wachovia and 1st United and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Wachovia and 1st United shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

     (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

     6.13 INDEMNIFICATION. (a) Following the Effective Date and for a period of six years thereafter, Wachovia shall indemnify, defend and hold harmless the past and present directors and officers of 1st United and its Subsidiaries (each, an "INDEMNIFIED PARTY") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that 1st United is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Florida, the 1st United Certificate and the 1st United By-Laws as in effect on the date hereof; PROVIDED that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Florida law, the 1st United Certificate and the 1st United By-Laws shall be made by independent counsel (which shall not be counsel that provides material services to Wachovia) selected by Wachovia and reasonably acceptable to such officer or director; and PROVIDED, FURTHER, that in the absence of applicable judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and Wachovia shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

     (b) For a period of three years from the Effective Time, Wachovia shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of 1st United or any of its Subsidiaries (determined as of the Effective Time) (as opposed to 1st United) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by 1st United; PROVIDED, HOWEVER, that in no event shall Wachovia be required to expend more than 200 percent of the current amount expended by 1st United (the "INSURANCE AMOUNT") to maintain or procure such directors and officers insurance coverage; PROVIDED, FURTHER, that if Wachovia is unable to maintain or obtain the insurance called for by this Section 6.12(b), Wachovia shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; PROVIDED, FURTHER, that officers and directors of 1st United or any Subsidiary may be required to make application and provide customary representations and warranties to Wachovia's insurance carrier for the purpose of obtaining such insurance.

     (c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Wachovia thereof; PROVIDED that the failure so to notify shall not affect the obligations of Wachovia under Section 6.12(a) unless and to the extent that Wachovia is actually prejudiced as a result of such failure.

     (d) If Wachovia or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Wachovia shall assume the obligations set forth in this Section 6.12.

     6.14 BENEFIT PLANS. As soon as practicable following the Effective Time (but in no event later than April 1, 1998 if the Effective Time occurs prior to April 1, 1998) (i) Wachovia will provide employees of 1st United who become employees of Wachovia with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Wachovia; (ii) any such employees will receive credit for service with 1st United or any of its Subsidiaries or predecessors prior to the Effective Time for the purpose of determining eligibility and vesting; (iii) Wachovia shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the 1st United Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents ; and (iv) Wachovia shall extend its Retirement Medical Plan to employees of 1st United who become employees of Wachovia and retire following December 31, 1997 or the Effective Date, if later; and would qualify for retirement under the Wachovia Retirement Income Plan and; PROVIDED, FURTHER, that a maximum or of 20 years of service with 1st United shall be recognized for benefit accrual purposes under the Retirement Medical Plan. All discretionary awards and benefits under any employee benefit plans of Wachovia shall be subject to the discretion of the persons or committee administering such plans. Wachovia shall honor, pursuant to the terms of the 1st United Compensation and Benefit Plans Previously Disclosed, all employee benefit obligations to current and former employees of 1st United under such Plans.

     6.15 ACCOUNTANTS' LETTERS. Each of 1st United and Wachovia shall use its reasonable best efforts to cause to be delivered to the other party, and to Wachovia's directors and officers who sign the Registration Statement, letters of Ernst & Young, LLP, independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

     6.16 NOTIFICATION OF CERTAIN MATTERS. Each of 1st United and Wachovia shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.17 STOCK PLANS. 1st United shall at or prior to the Effective Time cause to be terminated any obligation to issue shares of 1st United Common Stock under any dividend reinvestment plan and any other plan or arrangement pursuant to which it issues 1st United Common Stock or rights thereto, except for its stock option plans with respect to issued options Previously Disclosed.

     6.18 DIVIDEND COORDINATION. The Board of Directors of 1st United shall cause its regular quarterly dividend record dates and payment dates for 1st United Common Stock to be the same as Wachovia's regular quarterly dividend record dates and payment dates for Wachovia Common Stock, and 1st United shall not thereafter change its regular dividend payment dates and record dates.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Wachovia and 1st United to consummate the Merger is subject to the fulfillment or written waiver by Wachovia and 1st United prior to the Effective Time of each of the following conditions:

          (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by the affirmative vote of the holders of a majority of the outstanding shares of 1st United Common Stock entitled to vote thereon in accordance with Section 607.1103 of the FBCA, other applicable law and the 1st United Certificate and the 1st United By-Laws.

          (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Wachovia Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Wachovia would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Wachovia Common Stock to be issued in the Merger shall have been received and be in full force and effect.

          (f) LISTING. The shares of Wachovia Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     7.02 CONDITIONS TO OBLIGATION OF 1ST UNITED. The obligation of 1st United to consummate the Merger is also subject to the fulfillment or written waiver by 1st United prior to the Effective Time of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Wachovia set forth in this Agreement, after giving effect to Sections
     5.01 and 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and 1st United shall have received a certificate, dated the Effective Date, signed on behalf of Wachovia by the Chief Executive Officer and the Chief Financial Officer of Wachovia to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF WACHOVIA. Wachovia shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and 1st United shall have received a certificate, dated the Effective Date, signed on behalf of Wachovia by the Chief Executive Officer and the Chief Financial Officer of Wachovia to such effect.

          (c) OPINION OF 1ST UNITED'S COUNSEL. 1st United shall have received an opinion of Akerman, Senterfitt & Eidson, P.A., counsel to 1st United, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of 1st United who receive shares of Wachovia Common Stock in exchange for shares of 1st United Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, Akerman, Senterfitt & Eidson, P.A. may require and rely upon representations contained in letters from 1st United and others.

          (d) ACCOUNTANTS' LETTERS. 1st United shall have received the letters referred to in Section 6.14 from Ernst & Young, LLP, Wachovia's independent auditors.

     7.03 CONDITIONS TO OBLIGATION OF WACHOVIA. The obligation of Wachovia to consummate the Merger is also subject to the fulfillment or written waiver by Wachovia prior to the Effective Time of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of 1st United set forth in this Agreement, after giving effect to Sections
     5.01 and 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Wachovia shall have received a certificate, dated the Effective Date, signed on behalf of 1st United by the Chief Executive Officer and the Chief Financial Officer of 1st United to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF 1ST UNITED. 1st United shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Wachovia shall have received a certificate, dated the Effective Date, signed on behalf of 1st United by the Chief Executive Officer and the Chief Financial Officer of 1st United to such effect.

          (c) OPINION OF WACHOVIA'S COUNSEL. Wachovia shall have received an opinion of Sullivan & Cromwell, special counsel to Wachovia, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Wachovia and others.

          (d) ACCOUNTANTS' LETTERS. Wachovia and its directors and officers who sign the Registration Statement shall have received the letters referred to in Section 6.14 from Ernst & Young, LLP, 1st United's independent auditors.

                                  ARTICLE VIII

                                  TERMINATION

     8.01 TERMINATION. This Agreement may be terminated, and the Acquisition may be abandoned:

          (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Wachovia and 1st United, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) BREACH. At any time prior to the Effective Time, by Wachovia or 1st United, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

          (c) DELAY. At any time prior to the Effective Time, by Wachovia or 1st United, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Acquisition is not consummated by March 31, 1998, except to the extent that the failure of the Acquisition then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

          (d) NO APPROVAL. By 1st United or Wachovia, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the stockholder approval required by Section 7.01(a) herein is not obtained at the 1st United Meeting.

          (e) FAILURE TO RECOMMEND, ETC. At any time prior to the 1st United Meeting, by Wachovia if 1st United Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Wachovia.

     8.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Acquisition pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. In the event of the termination of this Agreement, Wachovia agrees that, until March 31, 1998, it will not, directly or indirectly, solicit to employ any person known by it to be a current senior officer of 1st United, so long as they are employed by 1st United, or directly or indirectly solicit or encourage any such officers or employees to leave 1st United's employ (other than pursuant to general advertisements of employment in publications not specifically targeted at 1st United's employees), in either case, without obtaining the prior written consent of 1st United.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Section
6.13 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.04, 6.05, 8.02 and this Article IX which shall survive such termination).

     9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that, after the 1st United Meeting, this Agreement may not be amended if it would violate the FBCA.

     9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law or of the FBCA are applicable).

     9.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC fees shall be shared equally between 1st United and Wachovia.

     9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

           If to 1st United, to:

                 1st United Bancorp
                 180 Royal Palm Way
                 Palm Beach, Florida 33480
                 Attention: Warren Orlando
                 Telephone: (561) 832-7766
                 Facsimile: (561) 832-5778

           With a copy to:

                 1st United Bancorp
                 980 N. Federal Highway
                 Boca Raton, Florida 33432
                 Attention: John Marino
                 Telephone: (561) 659-6825
                 Facsimile: (561) 659-2065

           With a copy to:

                 Akerman, Senterfitt & Eidson, P.A.
                 Phillips Point -- East Tower
                 Suite 900
                 777 South Flagler Drive
                 West Palm Beach, FL 33401
                 Attention: Thomas Kamradt
                 Telephone: (561) 659-5990
                 Facsimile: (561) 659-6313

           If to Wachovia, to:

                 Wachovia Corporation
                 301 North Main Street
                 Winston-Salem, North Carolina 27101
                 Attention: Chairman of the Board
                 Telephone: (910) 770-5000
                 Facsimile: (910) 770-5959

           With a copy to:

                 Wachovia Corproation
                 301 North Main Street
                 Winston-Salem, North Carolina 27101
                 Attention: Kenneth W. McAllister
                 Telephone: (910) 732-5141
                 Facsimile: (910) 732-5959

           With a copy to:

                 Sullivan & Cromwell
                 125 Broad Street
                 New York, New York 10004
                 Attention: H. Rodgin Cohen, Esq.
                         Mark J. Menting, Esq.
                 Telephone: (212) 558-4000
                 Facsimile: (212) 558-3588

     9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement and the Stock Option Agreement entered into represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than the Stock Option Agreement). Except for
Section 6.13, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                       *               *               *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          1ST UNITED BANCORP

                                          By: /S/ WARREN S. ORLANDO
                                            Name: Warren S. Orlando
                                            Title: President & CEO

                                          WACHOVIA CORPORATION

                                          By: /S/ L. M. BAKER, JR.
                                            Name: L.M. Baker, Jr.
                                            Title: President & CEO

                                                                       EXHIBIT C

                             FORM OF PLAN OF MERGER

     PLAN OF MERGER, dated as of               , 1997 (this "AGREEMENT") by and
between 1st United Bancorp ("1ST UNITED") and Wachovia Corporation ("WACHOVIA").

                                    RECITALS

          A. 1ST UNITED BANCORP. 1st United is a Florida corporation, having its principal place of business in Boca Raton, Florida.

          B. WACHOVIA CORPORATION. Wachovia is a North Carolina corporation, having its principal place of business in both Winston-Salem, North Carolina and Atlanta, Georgia.

          C. MERGER AGREEMENT. The parties hereto have entered into the Agreement and Plan of Merger, dated as of August 6, 1997 (the "Merger Agreement").

          D. BOARD ACTION. The respective Boards of Directors of each of Wachovia and 1st United have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

          "EFFECTIVE DATE" means the effective date of the Merger.

          "EFFECTIVE TIME" means the effective time of the Merger.

          "FBCA" means the Florida 1989 Business Corporation Act.

          "NCBCA" means the North Carolina Business Corporation Act.

          "NYSE" means the New York Stock Exchange, Inc.

          "TREASURY STOCK" shall mean shares of 1st United Stock held by 1st United or any of its Subsidiaries or by Wachovia or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

          "1ST UNITED COMMON STOCK" means the common stock, par value $0.01 per share, of 1st United.

          "WACHOVIA COMMON STOCK" means the common stock, par value $5.00 per share, of Wachovia.

          "WACHOVIA PREFERRED STOCK" means the preferred stock, par value $5.00 per share, of Wachovia.

          "WACHOVIA STOCK" means, collectively, Wachovia Common Stock and Wachovia Preferred Stock.

     2. THE MERGER. At the Effective Time, 1st United shall merge with and into Wachovia (the "Merger"), the separate corporate existence of 1st United shall cease and Wachovia shall survive and continue to exist as a North Carolina corporation (Wachovia, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

     3. EFFECT OF THE MERGER. Subject to the satisfaction or waiver of the conditions set forth in Article VII of the Merger Agreement and the terms and conditions thereof, the Merger shall become effective upon the occurrence of the filing in the office of the Florida Department of State of articles of merger in accordance with Section 607.1105 of the FBCA and the filing in the Office of the Secretary of State of the State of North Carolina (the "North Carolina Secretary") of articles of merger in accordance with Section 55-11-05 of the NCBCA or such later date and time as may be set forth in such articles. The Merger shall have the effects prescribed in the NCBCA and the FBCA.

     4. ARTICLES OF INCORPORATION AND BY-LAWS. The articles of incorporation and by-laws of Wachovia immediately after the Merger shall be those of Wachovia as in effect immediately prior to the Effective Time.

     5. DIRECTORS AND OFFICERS OF WACHOVIA. The directors and officers of Wachovia immediately after the Merger shall be the directors and officers of Wachovia immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

     6. MERGER CONSIDERATION. Subject to the provisions of this Agreement and the Merger Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

          (a) OUTSTANDING 1ST UNITED COMMON STOCK. Each share, excluding Treasury Stock, of 1st United Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into of a share of Wachovia Common Stock (the "EXCHANGE RATIO").

          (b) OUTSTANDING WACHOVIA STOCK. Each share of Wachovia Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

          (c) TREASURY SHARES. Each share of 1st United Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     7. RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of 1st United Stock shall cease to be, and shall have no rights as, stockholders of 1st United, other than to receive any dividend or other distribution with respect to such 1st United Stock with a record date occurring prior to the Effective Time and the consideration provided hereto. After the Effective Time, there shall be no transfers on the stock transfer books of 1st United or the Surviving Corporation of shares of 1st United Stock.

     8. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Wachovia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Wachovia shall pay to each holder of 1st United Common Stock who would otherwise be entitled to a fractional share of Wachovia Common Stock (after taking into account all Old Certificates (as defined below) delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the ten NYSE trading days immediately preceding the Effective Date.

     9. EXCHANGE PROCEDURES. (a) As promptly as practicable after the Effective Date, Wachovia shall send or cause to be sent to each former holder of record of shares of 1st United Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's certificates, formerly representing shares of 1st United Common Stock ("Old Certificates"). Wachovia shall cause the certificates representing the shares of Wachovia Common Stock ("New Certificates") into which shares of a stockholder's 1st United Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of 1st United Common Stock (or indemnity reasonably satisfactory to Wachovia and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive upon such delivery.

     (b) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of 1st United Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (c) At the election of Wachovia, no dividends or other distributions with respect to Wachovia Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of 1st United Common Stock converted in the Merger into the right to receive shares of such Wachovia Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor, and no such shares of 1st United Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates. After becoming so entitled, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Wachovia Common Stock such holder had the right to receive upon surrender of the Old Certificate.

     10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     11. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of FBCA are applicable).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                             1ST UNITED BANCORP

                                             By:
                                               Name:
                                               Title:

                                             WACHOVIA CORPORATION

                                             By:
                                               Name:
                                               Title:

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of August 6, 1997, between Wachovia Corporation, a North Carolina corporation ("Grantee"), and 1st United Bancorp, a Florida corporation ("Issuer").

                                  WITNESSETH:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement");

     WHEREAS, as a condition and an inducement to Grantee's entering into the Merger Agreement, Issuer is granting Grantee the Option (as hereinafter defined); and

     WHEREAS, a majority of the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 2,020,000 fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Issuer ("Common Stock") at a price per share of $18.75; PROVIDED, HOWEVER, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than shares of Common Stock issued pursuant to stock options granted pursuant to any employee benefit plan prior to the date hereof) at a price less $18.75 (as adjusted pursuant to subsection (b) of Section 5), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); PROVIDED, FURTHER, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) or Section 8.01(e) of the Merger Agreement or by Grantee or Issuer pursuant to Section 8.01(d)(ii) of the Merger Agreement (each, a "Listed Termination"); or (iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer pursuant to Section 8.01(b) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

          (i) Issuer or its Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (the "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean
     (x) a merger or consolidation, or any similar transaction, involving Issuer or the Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, PROVIDED, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or the Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or the Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

          (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

          (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

          (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or the Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

          (v) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

          (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

          (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

          (viii) Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 20% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 20%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, PROVIDED that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject
     to certain provisions of an agreement, dated as of        , 199 , between
     the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of Counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

     (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

     (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section
10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, HOWEVER, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     7. (a) At any time after the occurrence of a Repurchase Event (as defined below), (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

     (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

          (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

          (ii) the consummation of any Acquisition Transaction described in
     Section 2(b)(i) hereof, except that the percentage referred to in clause
     (z) shall be 50%.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer),
     (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

          (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, PROVIDED that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

     10. The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share

Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11. (a) Issuer hereby represents and warrants to Grantee as follows:

          (i) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

          (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     (b) Grantee hereby represents and warrants to Issuer as follows:

          (i) Grantee has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

          (ii) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

     12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

     13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     14. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; PROVIDED, HOWEVER, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $5.0 million (i) plus, if applicable, Grantee's purchase price actually paid with respect to any

Option Shares and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

     (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
(ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
14).

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     18. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law or of the FBCA are applicable).

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                             1ST UNITED BANCORP

                                             By: /s/ WARREN S. ORLANDO
                                               Name: Warren S. Orlando
                                               Title: President & CEO

                                             WACHOVIA CORPORATION

                                             By: /s/ L.M. BAKER, JR.
                                               Name: L.M. Baker, Jr.
                                               Title: President & CEO

                                                                      APPENDIX C

                         FORM OF SHAREHOLDER AGREEMENT

     SHAREHOLDER AGREEMENT, dated as of August 6, 1997 (this "Agreement"), by and among WACHOVIA CORPORATION ("Wachovia") and each of the SHAREHOLDERS of 1st United Bancorp ("1st United") listed as signatories hereto (the "Shareholders").

     WHEREAS, Wachovia is prepared to enter into a merger agreement with 1st United substantially in the form of Exhibit A hereto (the "Merger Agreement") simultaneously with the execution of this Agreement;

     WHEREAS, Wachovia would not enter into the Merger Agreement unless the Shareholders entered into this Agreement;

     WHEREAS, each of the Shareholders will benefit directly and substantially from the Merger Agreement;

     NOW, THEREFORE, in consideration of Wachovia's entry into the Merger Agreement, the Shareholders agree with Wachovia as follows:

     1. Each of the Shareholders represents and warrants that he, she or it owns or controls the number of shares of 1st United set forth in such Shareholders signature page (for each Shareholder, the "Owned Shares") free from any lien, encumbrance or restriction whatsoever, other than those identified in such signature page, and with full power to vote the Owned Shares without the consent or approval of any other person, other than those identified in such signature page.

     2. Each of the Shareholders agrees that he, she or it will vote all of the Owned Shares in favor of the Merger Agreement and Merger provided for therein at the meeting or meetings of 1st United shareholders called to vote upon the Merger Agreement and the Merger.

     3. Each of the Shareholders agrees that he, she or it will not sell any of the Owned Shares unless he, she or it receives (i) an irrevocable proxy, in form and substance satisfactory to Wachovia, to vote such Owned Shares with respect to the Merger Agreement and the Merger, and such Shareholder will vote such proxy as provided in Section 2 of this Agreement or (ii) an agreement identical in all respects to this agreement executed by the buyer of the Owned Shares being sold.

     4. Each of the Shareholders agrees to take all reasonable actions and make such reasonable efforts to consummate the Merger and effect the other transactions contemplated by the Merger Agreement.

                                             WACHOVIA CORPORATION

                                             By:
                                               Name:
                                               Title:

 [remainder of page intentionally left blank; signature of shareholder on next page]

                 SHAREHOLDER SIGNATURE PAGE TO AGREEMENT DATED
             AS OF AUGUST 6, 1997 BY AND AMONG WACHOVIA CORPORATION
                 AND CERTAIN SHAREHOLDERS OF 1ST UNITED BANCORP

         Name of Shareholder:

         Number of shares of 1st United Bancorp owned by said shareholder:

         Liens, encumbrances or restrictions affecting such shares (describe):

         Consent required by Shareholders in order to execute agreement (describe):

         Signature of Shareholder:

                                                                      APPENDIX D

                                Hoefer & Arnett
                                  Incorporated
                               INVESTMENT BANKERS
                         101 W. SIXTH STREET, SUITE 416
                              AUSTIN, TEXAS 78701
                                 (512) 495-9890

October 1, 1997

Members of the Board of Directors
1st United Bancorp
180 Royal Palm Way
Palm Beach, Florida 33480

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of 1st United Bancorp, Boca Raton, Florida ("1st United") of the terms of the proposed merger of 1st United with and into Wachovia ("Wachovia") as defined in the Agreement and Plan of Merger, dated as of August 6, 1997 (the "Agreement"). Pursuant to the Agreement and subject to the terms and conditions therein, each share of 1st United Common Stock, issued and outstanding immediately prior to the Effective Time shall become and be converted into the number of shares of Wachovia Common Stock equal to the Exchange Ratio. The Exchange Ratio shall mean a number equal to $20.875 divided by the Wachovia Average Stock Price provided that:

             (i) if the Wachovia Average Stock Price exceeds $69.64375, the
                 Exchange Ratio shall be 0.3; and

             (ii) if the Wachovia Average Stock Price is less than $56.98125, the Exchange Ratio shall be 0.366.

     As part of its investment banking business, Hoefer & Arnett, Incorporated is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, we have provided investment banking and financial advisory services to 1st United. The revenues derived from such services are insignificant when compared to the firm's total gross revenues.

     In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) Annual Reports to Shareholders of Wachovia and 1st United for the years ended December 31, 1995 and December 31, 1996; (iii) Quarterly reports on Form 10-Q filed with the U.S. Securities Exchange Commission for the quarters ended June 30, 1997, March 31, 1997, September 30, 1996 and June 30, 1996; (iv) certain other publicly available financial and other information concerning Wachovia and 1st United; (v) the historical market prices and trading activity for the common stocks of Wachovia and 1st United; and (vi) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry. We have held discussions with senior management of Wachovia and 1st United concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

     We have reviewed with senior management of Wachovia earnings projections for 1997 through 1999 for Wachovia as a stand-alone entity, assuming the merger does not occur, prepared by Wachovia. We reviewed with senior management of 1st United earnings projections for 1997 through 2001 as a stand-alone entity, assuming the merger does not occur, as well as projected operating cost savings expected to be achieved in each such years resulting from the merger. Such projections were prepared by 1st United senior management. Certain pro forma financial projections for the years 1997 through 2001 for the combined entity were derived by us based partially upon the projections discussed above, as well as our own assessment of general economic, market and financial conditions. In certain cases, such combined pro forma financial projections included projected operating cost savings derived by us partially based upon the projections discussed above to be realizable in the merger.

     In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the managements of Wachovia and 1st United as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings reflect the best currently available estimates and judgments of the applicable managements. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowance for loan losses for Wachovia and 1st United are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Wachovia or 1st United, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the Common Shares of 1st United of the terms of the proposed merger of 1st United with and into Wachovia and does not address 1st United's underlying business decision to proceed with the merger.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Wachovia and 1st United, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Wachovia and 1st United; (ii) the assets and liabilities of Wachovia and 1st United, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of proposed merger of 1st United with and into Wachovia are fair, from a financial point of view, to the holders of the Common Shares of 1st United.

     It is understood that this letter is for the information of the Board of Directors of 1st United and does not constitute a recommendation to the Board of Directors or to any shareholder of 1st United with respect to any approval of the merger. We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

Very truly yours,

/s/ Hoefer & Arnett, Incorporated

Hoefer & Arnett, Incorporated

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant is incorporated under the laws of North Carolina. Sections 55-8-50 et seq. of the North Carolina Business Corporation Act prescribe the conditions under which indemnification may be obtained by a present or former director or officer of the Registrant who incurs expenses or liability as a consequence of certain proceedings arising out of his or her activities as a director or officer. Article IX of the Registrant's Bylaws also provides for indemnification of directors and officers under certain circumstances. The Registrant has purchased a standard liability policy, which, subject to any limitations set forth in the policy, indemnifies the Registrant's directors and officers for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed while serving in their official capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)

EXHIBIT
NUMBER                                            DESCRIPTION OF EXHIBITS

2.1      --   Agreement and Plan of Merger, dated as of August 6, 1997, by and between Wachovia Corporation and 1st
              United Bancorp (included as Appendix A to the Proxy Statement/Prospectus and incorporated by reference herein).

2.2      --   Agreement and Plan of Merger, dated as of June 9, 1997, by and between Wachovia Corporation and
              Jefferson Bankshares, Inc. (Exhibit 2 to Wachovia Corporation's Form 13D, dated June 19, 1997, File
              No. 0-9101*).

2.3      --   Agreement and Plan of Merger, dated as of June 23, 1997, by and between Wachovia Corporation and
              Central Fidelity Banks, Inc. (Exhibit 2 to Wachovia Corporation's Form 13D, dated August 15, 1997,
              File No. 0-20254*).

3.1      --   Amended and Restated Articles of Incorporation (Exhibit 3.1 to Wachovia Corporation's Form 10-K for
              the year ended December 31, 1993, File No. 1-9021*).

3.2      --   Bylaws

4.1      --   Amended and Restated Articles of Incorporation (Exhibit 3.1 to Wachovia Corporation's Form 10-K for
              the year ended December 31, 1993, File No. 1-9021*).

4.2      --   Bylaws (included herewith as Exhibit 3.2).

4.3      --   All instruments defining the rights of holders of long-term debt of Wachovia Corporation and its subsidiaries. (Not filed pursuant to (4) (iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)

5.1      --   Opinion of Kenneth W. McAllister, including consent.

8.1      --   Opinion of Sullivan & Cromwell, including consent.

8.2      --   Opinion of Akerman Senterfitt & Eidson, P.A., including consent.

23.1     --   Consent of Kenneth W. McAllister (appears in Legal Opinion, Exhibit 5.1)

23.2     --   Consent of Sullivan & Cromwell (appears in Legal Opinion, Exhibit 8.1)

23.3     --   Consent of Akerman Senterfitt & Eidson, P.A. (appears in Legal Opinion, Exhibit 8.2)

23.4     --   Consent of Ernst & Young LLP

23.5     --   Consent of Ernst & Young LLP

23.6     --   Consent of KPMG Peat Marwick LLP

EXHIBIT
NUMBER                                            DESCRIPTION OF EXHIBITS
23.7     --   Consent of BDO Seidman LLP

23.8     --   Consent of Hoefer & Arnett, Incorporated (included in Appendix D to the Proxy Statement/Prospectus and incorporated by reference herein)

24.1     --   Power of Attorney

99.1     --   Form of Proxy

99.2     --   Stock Option Agreement, dated as of August 6, 1997, by and between Wachovia Corporation and 1st
              United Bancorp (included as Appendix B to the Proxy Statement/Prospectus and incorporated by reference herein).

* Incorporated herein by reference

     (b) Financial Statement Schedules

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That prior to any public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (5) That every Prospectus (a) that is filed pursuant to paragraph (4) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (See Item 20), or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on October 1, 1997.

                                               WACHOVIA CORPORATION

                                               By: /s/ L. M. BAKER
                                                  L. M. Baker, Jr.
                                                  President and Chief Executive
                                               Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                     TITLE                             DATE

/s/ L.M. BAKER, JR.                                     Director, President and             October 1, 1997
L.M. Baker, Jr.                                         Chief Executive Officer

/s/ PETER C. BROWNING*                                  Director                            October 1, 1997
Peter C. Browning

/s/ JOHN L. CLENDENIN*                                  Director                            October 1, 1997
John L. Clendenin

/s/ LAWRENCE M. GRESSETTE, JR.*                         Director                            October 1, 1997
Lawrence M. Gressette, Jr.

/s/ THOMAS K. HEARN, JR.*                               Director                            October 1, 1997
Thomas K. Hearn, Jr.

/s/ GEORGE W. HENDERSON, III*                           Director                            October 1, 1997
George W. Henderson, III

/s/ W. HAYNE HIPP*                                      Director                            October 1, 1997
W. Hayne Hipp

/s/ ROBERT M. HOLDER, JR.*                              Director                            October 1, 1997
Robert M. Holder, Jr.

/s/ ROBERT A. INGRAM*                                   Director                            October 1, 1997
Robert A. Ingram

/s/ JAMES W. JOHNSTON*                                  Director                            October 1, 1997
James W. Johnston

/s/ ROBERT S. MCCOY, JR.                                Executive Vice President and        October 1, 1997
Robert S. McCoy, Jr.                                    Chief Financial Officer

                     SIGNATURE                                     TITLE                             DATE
/s/ JOHN G. MEDLIN, JR.                                 Director                            October 1, 1997
John G. Medlin, Jr.

/s/ WYNDHAM ROBERTSON*                                  Director                            October 1, 1997
Wyndham Robertson

/s/ HERMAN J. RUSSELL*                                  Director                            October 1, 1997
Herman J. Russell

/s/ SHERWOOD H. SMITH, JR.*                             Director                            October 1, 1997
Sherwood H. Smith, Jr.

/s/ DONALD K. TRUSLOW                                   Comptroller                         October 1, 1997
Donald K. Truslow

/s/ JOHN C. WHITAKER, JR.*                              Director                            October 1, 1997
John C. Whitaker, Jr.

*By:   /s/ ALICE WASHINGTON GROGAN
       (Signature)

       Alice Washington Grogan
       (Print Name)

       Attorney-in-fact
       (Title)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                           DESCRIPTION OF EXHIBITS

2.1      --   Agreement and Plan of Merger, dated as of June 23, 1997, by and between Wachovia Corporation and
              1st United Bancorp (included as Appendix A to the Proxy Statement/Prospectus and incorporated by reference herein)

2.2      --   Agreement and Plan of Merger, dated as of June 9, 1997, by and between Wachovia Corporation and
              Jefferson Bankshares, Inc. (Exhibit 2 to Wachovia Corporation's Form 13D, dated June 19, 1997, File
              No. 1-9021*)

2.3      --   Agreement and Plan of Merger, dated as of June 23, 1997 by and between Wachovia Corporation and
              Central Fidelity Banks, Inc. (Exhibit 2 to Wachovia Corporation's Form 13D dated August 15, 1997,
              File No. 1-9021*)

3.1      --   Amended and Restated Articles of Incorporation (Exhibit 3.1 to Wachovia Corporation's Form 10-K for
              the year ended December 31, 1993, File No. 1-9021*)

3.2      --   Bylaws

4.1      --   Amended and Restated Articles of Incorporation (Exhibit 3.1 to Wachovia Corporation's Form 10-K for
              the year ended December 31, 1993, File No. 1-9021*)

4.2      --   Bylaws (included herewith as Exhibit 3.2)

4.3      --   All instruments defining the rights of holders of long-term debt of Wachovia Corporation and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)

5.1      --   Opinion of Kenneth W. McAllister, including consent

8.1      --   Opinion of Sullivan & Cromwell, including consent

8.2      --   Opinion of Akerman Senterfitt & Eidson, P.A., including consent

23.1     --   Consent of Kenneth W. McAllister (appears in Legal Opinion, Exhibit 5.1)

23.2     --   Consent of Sullivan & Cromwell (appears in Legal Opinion, Exhibit 8.1)

23.3     --   Consent of Akerman Senterfitt & Eidson, P.A. (appears in Legal Opinion, Exhibit 8.2)

23.4     --   Consent of Ernst & Young LLP

23.5     --   Consent of Ernst & Young LLP

23.6     --   Consent of KPMG Peat Marwick LLP

23.7     --   Consent of BDO Seidman LLP

23.8     --   Consent of Hoefer & Arnett, Incorporated (included in Appendix D to the Proxy Statement/Prospectus and incorporated by reference herein)

24.1     --   Powers of Attorney

99.1     --   Form of Proxy

99.2     --   Stock Option Agreement, dated as of August 6, 1997, by and between Wachovia Corporation and 1st
              United Bancorp (included as Appendix B to the Proxy Statement/Prospectus and incorporated by reference herein).

* Incorporated herein by reference